As Filed with the Securities and Exchange Commission on November
17, 1995
                                        REGISTRATION NO. 33-_____

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                  _____________________________
                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                  _____________________________
                      HIBERNIA CORPORATION
     (Exact Name of Registrant as Specified in its charter)

Louisiana              6711                     72-0724532
(State or              (Primary Standard        (I.R.S. Employer
Jurisdiction of        Industrial               Identification
Incorporation or       Classification           Number)
Organization)

                      313 Carondelet Street
                  New Orleans, Louisiana  70130
                         (504) 533-5332
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)
                  _____________________________
                          Gary L. Ryan
                        Associate Counsel
                      Hibernia Corporation
                      313 Carondelet Street
                  New Orleans, Louisiana  70130
                         (504) 533-5560
    (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code of Agent for Service)

                           COPIES TO:
                         Virginia Boulet
                      Phelps Dunbar, L.L.P.
                       Counsellors at Law
                          Texaco Center
                       400 Poydras Street
               New Orleans, Louisiana  70130-3245
                         (504) 566-1311

                    Jeffrey C. Gerrish, Esq.
                    Gerrish & McCreary, P. C.
                  700 Colonial Road, Suite 200
                    Memphis, Tennessee  38117
                         (901) 767-0900
                  ____________________________
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
THE PUBLIC:
     As soon as practicable after this registration statement is declared effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ______
     /_____/


                 CALCULATION OF REGISTRATION FEE

_________________________________________________________________

Title of each   Amount to be   Proposed   Proposed   Amount of
class of        Registered     Maximum    Maximum    Registration
securities to                  Offering   Aggregate  Fee (1)
be registered                  Price per  Offering
                               Share (1)  Price (1)
_________________________________________________________________

Class A
Common Stock,
no par value   1,874,760       $5.16     $9,683,000    $3,339.00
               shares
_________________________________________________________________

1. Based upon a book value of the securities to be exchanged as of September 30, 1995 of $9,683,000 pursuant to Rule 457(f)(2) of the Securities Act of 1933 (the "Securities Act").

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.














                      HIBERNIA CORPORATION

 Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

     Item of Form S-4                   Location or Caption in
                                        Proxy Statement
                                        (Prospectus)

1. Forepart of Registration Statement Introduction and Outside Front Cover Page of
    Proxy Statement-Prospectus

2.  Inside Front and Outside Back       Table of Contents;
    Cover Pages of Proxy Statement-     Available Information
    Prospectus

3.  Risk Factors, Ratio of Earnings     Introduction; The
    To Fixed Charges and Other          Parties to the Merger;
    Information                         Summary;
                                        Certain Regulatory
                                        Considerations

4.  Terms of the Transaction            Introduction; Summary;
                                        Proposed Merger

5.  Pro Forma Financial                 Pro Forma Financial
    Information                         Information

6.  Material Contacts with the          Proposed Merger
    Company Being Acquired

7.  Additional Information Required     Not Applicable
    for Reoffering by Persons and
    Parties Deemed to be Underwriters

8.  Interests of Named Experts and      Validity of Shares;
    Counsel                             No Conflicts; therefore
                                        N/A

9.  Disclosure of Commission Position   Not Applicable
    on Indemnification for Securities
    Act Liabilities

10. Information with Respect to         Introduction; Available
    S-3 Registrants                     Information; The
                                        Parties to the Merger

11. Incorporation of Certain            Available Information
    Information by Reference

12. Information with Respect to         Not Applicable
    S-2 or S-3 Registrants


13. Incorporation of Certain            Not Applicable
    Information by Reference

14. Information with Respect to         Not Applicable
    Registrants other than
    S-2 or S-3 Registrants

15. Information with Respect to         Not Applicable
    S-3 Companies

16. Information with Respect to         Not Applicable
    S-2 or S-3 Companies

17. Information with Respect to         Summary; The Parties to
    Companies Other Than S-2 or         the Merger; Certain
    S-3 Companies                       Information Concerning
                                        Bunkie Bancshares, Inc.;
                                        Financial Statements of
                                        Bunkie Bancshares, Inc.

18. Information if Proxies,             Introduction; Summary;
    Consents or Authorizations          Meeting Information;
    are to be Solicited                 Proposed Merger; Certain
                                        Information Concerning
                                        Bunkie Bancshares, Inc.;
                                        Relationship with
                                        Independent Auditors

19. Information if Proxies,             Not Applicable
    Consent, Authorizations are not
    to be Solicited or in an Exchange
    Offer






















            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               OF
                     Bunkie Bancshares, Inc.
                        December 22, 1995

     NOTICE IS HEREBY GIVEN that, pursuant to the call of the directors of Bunkie Bancshares, Inc. ("Bunkie"), a Special Meeting of the shareholders of Bunkie will be held at the main office of Bunkie Bancshares, Inc., 122 West Church Street, Bunkie, Louisiana 71322-1717 on December 22, 1995, at 10:00 a.m., for the purpose of considering and voting upon the following matters:

     1. A proposal to approve a merger (the "Merger") of Bunkie with and into Hibernia Corporation ("Hibernia") and the related Agreement and Plan of Merger between Bunkie and Hibernia dated as of September 7, 1995 (the "Agreement"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus and incorporated herein by this reference, and which Agreement also provides for the merger of Bunkie Bank & Trust Company (the "Bank"), a Louisiana banking corporation and wholly-owned subsidiary of Bunkie, with and into Hibernia National Bank ("HNB"), a wholly-owned subsidiary of Hibernia (the "Bank Merger").

     2. The transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on November 10, 1995 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting.

     Each share of common stock, par value $20.00 per share, of Bunkie (the "Bunkie Common Stock") will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of two-thirds of the voting power of Bunkie present or represented by proxy at the Special Meeting.

     Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than eighty percent (80%) of Bunkie's total voting power.

     Whether you intend to attend the Special Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of Bunkie or by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                         By Order of the Board of Directors,


                         Frank Mulhearn
                         Secretary

                     Bunkie Bancshares, Inc.
                              PROXY

              This Proxy is Solicited on Behalf of
        The Board of Directors of Bunkie Bancshares, Inc.


     The undersigned shareholder of Bunkie Bancshares, Inc. ("Bunkie"), a Louisiana corporation, hereby appoints John A. Boatner, Jr. and James Lynn Bordelon, or either of them, proxies with power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of the Common Stock of Bunkie the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Bunkie, which will be held at the office of Bunkie Bancshares, Inc., 122 West Church Street, Bunkie, Louisiana 71322-1717 on December 22, 1995, at 10:00 a.m. (the "Special Meeting"), and at any adjournments or postponements thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF BUNKIE.

     The Board of Directors of Bunkie recommends that you vote FOR approval of the Merger of Bunkie with and into Hibernia
Corporation.

          THIS PROXY IS CONTINUED ON THE REVERSE SIDE
       PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY






















PLEASE MARK YOUR CHOICE LIKE
THIS ___ IN BLUE OR BLACK INK/
    /___/


            ____________________
            Common Stock

Item 1    Approval of Merger of Bunkie with and into Hibernia
          Corporation and the related Agreement and Plan of Merger between Bunkie and Hibernia Corporation dated as of September 7, 1995

                    For            Against             Abstain

               ___            ___                 ___
              /___/          /___/               /___/

     The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Shareholders and Proxy
Statement and hereby revokes any proxy or proxies heretofore given.


Date_______________________________


Signature__________________________


Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.


















                         PROXY STATEMENT


                     Bunkie Bancshares, Inc.
                 SPECIAL MEETING OF SHAREHOLDERS
                 To Be Held on December 22, 1995


                           PROSPECTUS

                      HIBERNIA CORPORATION

                      1,874,760 SHARES OF
                      CLASS A COMMON STOCK
                         (NO PAR VALUE)


     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $20.00 per share (the "Bunkie Common Stock"), of Bunkie Bancshares, Inc., a Louisiana corporation ("Bunkie"), in connection with the solicitation of proxies by the Board of Directors of Bunkie for use at a special meeting of shareholders (the "Special Meeting") to be held at 10:00 a.m., local time, on December 22, 1995, at the office of Bunkie Bancshares, Inc., 122 West Church Street, Bunkie, Louisiana 71322-1717, and at any adjournments or postponements thereof.

          At the Special Meeting, the holders of record of Bunkie Common Stock as of the close of business on November 10, 1995 (the "Record Date") will consider and vote upon a proposal to approve the merger (the "Merger") of Bunkie with and into Hibernia Corporation ("Hibernia"), and the related Agreement and Plan of Merger dated September 7, 1995 (the "Agreement") between Bunkie and Hibernia pursuant to which, immediately following the Merger, Bunkie Bank & Trust Company (the "Bank") will also merge with and into Hibernia National Bank ("HNB") (the "Bank Merger"). Upon consummation of the Merger, each outstanding share of Bunkie Common Stock, except for shares owned beneficially by Hibernia and its subsidiaries and shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited, will be converted into the number of shares of Hibernia's Class A Common Stock, no par value (the "Hibernia Common Stock"), determined in the manner described below under the heading "PROPOSED MERGER -- Terms of the Merger," with cash being paid in lieu of any fractional share interests. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

          This Proxy Statement-Prospectus also constitutes a prospectus of Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Hibernia Common Stock to be issued will be determined in accordance with the terms of the Agreement. See "PROPOSED MERGER -- Terms of the Merger."

          The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on November __, 1995 was $______ per share.

          This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Bunkie on or about November __, 1995.

     No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation may not be relied upon as having been made by Hibernia or Bunkie. This Proxy Statement-Prospectus does not constitute an offer to sell or solicitation of an offer to buy by Hibernia, nor will there be any sale of Hibernia Common Stock offered hereby, in any state in which, or to any person to whom, it would be unlawful to make such an offer or solicitation prior to registration or qualification under applicable state law.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE
NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is November __, 1995.





















                        TABLE OF CONTENTS

                                                           Page
INTRODUCTION . . . . . . . . . . . . . . . . . . . . .
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . .
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . .
THE PARTIES TO THE MERGER. . . . . . . . . . . . . . .
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . .
MEETING INFORMATION. . . . . . . . . . . . . . . . . .

     Date, Place and Time  . . . . . . . . . . . . . .
     Record Date; Voting Rights  . . . . . . . . . . .
     Voting and Revocation of Proxies. . . . . . . . .
     Solicitation of Proxies . . . . . . . . . . . . .

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . .
PROPOSED MERGER. . . . . . . . . . . . . . . . . . . .

     Background of and Reasons for Merger. . . . . . .
     Terms of the Merger . . . . . . . . . . . . . . .
     Opinion of Financial Advisor  . . . . . . . . . .
     Surrender of Certificates . . . . . . . . . . . .
     Representations and Warranties:
       Conditions to the Merger; Waiver. . . . . . . .
     Regulatory and Other Approvals. . . . . . . . . .
     Business Pending the Merger . . . . . . . . . . .
     Effective Date of the Merger; Termination . . . .
     Management and Operations After the Merger. . . .
     Certain Differences in Rights of Shareholders . .
     Material Tax Consequences . . . . . . . . . . . .
     Resale of Hibernia Common Stock . . . . . . . . .
     Rights of Dissenting Shareholders . . . . . . . .
     Dividend Reinvestment Plan. . . . . . . . . . . .
     Accounting Treatment. . . . . . . . . . . . . . .

CERTAIN REGULATORY CONSIDERATIONS  . . . . . . . . . .
CERTAIN INFORMATION RELATING TO BUNKIE . . . . . . . .

     Description of Business . . . . . . . . . . . . .
     Ownership of Bunkie Common Stock
       and Dividends . . . . . . . . . . . . . . . . .

RELATIONSHIP WITH INDEPENDENT AUDITORS . . . . . . . .
VALIDITY OF SHARES . . . . . . . . . . . . . . . . . .
EXPERTS  . . . . . . . . . . . . . . . . . . . . . . .
BUNKIE CONSOLIDATED FINANCIAL INFORMATION  . . . . . .

APPENDIX A    --    AGREEMENT AND PLAN OF MERGER
APPENDIX B    --    OPINION OF SOUTHARD FINANCIAL
APPENDIX C    --    SELECTED PROVISIONS OF LOUISIANA LAW RELATING
                          TO RIGHTS OF DISSENTING SHAREHOLDERS
APPENDIX D    --    OPINION OF ERNST & YOUNG LLP REGARDING CERTAIN
                          TAX MATTERS

                          INTRODUCTION


     This Registration Statement relates to 1,874,760 shares of Class A Common Stock, no par value of Hibernia, which will be issued in connection with the merger of Bunkie with and into Hibernia. The shares of Hibernia Common Stock offered hereby will be exchanged, upon consummation of the Merger, for the outstanding shares of common stock, $20.00 par value, of Bunkie (the "Bunkie Common Stock").

     Shareholders of Bunkie will be asked to approve the Merger at a Special Meeting to be held on December 22, 1995. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

     The terms of the Merger are described in this Proxy Statement-Prospectus, and a copy of the Agreement and Plan of Merger between Hibernia and Bunkie is attached hereto as Appendix A for reference.

                      AVAILABLE INFORMATION

     Hibernia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Common Stock are listed.

     Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

     All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Bunkie and its subsidiaries has been supplied by Bunkie.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Proxy Statement-Prospectus are the following documents filed by Hibernia Corporation with the Commission pursuant to the Exchange Act: Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1994, (2) definitive Proxy Statement dated March 17, 1995 relating to its 1995 Annual Meeting of Shareholders held on April 18, 1995 except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and (4) Current Reports on Form 8-K dated October 6, 1995 and October 12, 1995.

     All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Hibernia Common Stock made hereby shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein modifies or supersedes the statement set forth herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     Hibernia will provide, without charge, to each person to whom this Proxy Statement-Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention: Assistant Corporate Secretary, Telephone (504) 533-3411.

                    THE PARTIES TO THE MERGER

     Hibernia. Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA").
As of September 30, 1995, Hibernia had total consolidated assets of approximately $7.0 billion and shareholders' equity of approximately $673 million. As of June 30, 1995, Hibernia was ranked, on the basis of total assets, as the 81st largest bank holding company in the United States and the second largest headquartered in Louisiana.

     As of September 30, 1995 Hibernia had a single banking subsidiary, Hibernia National Bank ("HNB"), that provides retail and commercial banking services through approximately 160 branches throughout Louisiana. As of September 30, 1995, HNB was the largest bank headquartered in Louisiana.

     Hibernia consummated one merger in each of the first two quarters of 1995 (one as of March 1 and one as of May 1, 1995) and two mergers in the third quarter of 1995 (each as of July 1). Each of the four mergers were accounted for as poolings of interests. Restated supplemental consolidated financial statements of Hibernia reflecting the impact of these mergers were included in a Current Report on Form 8-K filed with the Commission on October 12, 1995 and are incorporated herein by reference. As restated to reflect those mergers, Hibernia's total assets and shareholders' equity as of December 31, 1994 were $6.8 billion and $592 million, respectively.

     Hibernia has publicly announced its plan to acquire The First National Bank of Lake Providence, which at June 30, 1995 had total assets of $53.1 million, total deposits of $45.8 million, and $5.7 million of shareholders equity.

     The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference should be made to the Hibernia reports incorporated herein by reference. See "AVAILABLE INFORMATION."

     Selected Financial Data. The closing market price per share of Hibernia Common Stock on the NYSE on September 6, 1995, the day prior to the announcement of the proposed Merger was $10.50. There can be no assurance of the market price of Hibernia Common Stock on the Closing Date.

    SELECTED FINANCIAL INFORMATION ABOUT HIBERNIA CORPORATION
                           (Unaudited)


The following table sets forth certain consolidated financial information for Hibernia and is based on the financial statements and related notes of Hibernia contained in (i) its current Report on Form 8-K dated October 12, 1995 which reflects the impact of the mergers with American Bank consummated on March 1, 1995, STABA Bancshares, Inc. consummated on May 1, 1995 and Bank of St. John and Progressive Bancorporation, Inc., both of which were consummated on July 1, 1995; all of which were accounted for as poolings of interests and (ii) its quarterly report on Form 10-Q for September 30, 1995.

HIBERNIA CORPORATION (1)
SELECTED FINANCIAL INFORMATION

                                                                  Year Ended December 31               9 Months Ended September 30
Unaudited ($ in thousands, except per share amounts)   1994      1993      1992      1991      1990       1995       1994

Net interest income                                  $283,212  $278,322  $275,682  $295,598  $311,481   $221,295    $211,673
Income (loss) from continuing operations               95,617    66,846     7,442  (136,726)  (15,766)    89,106      76,264
Per share:
   Income (loss) from continuing operations              0.81      0.57      0.12     (2.17)    (0.25)      0.75        0.64
   Cash dividends                                        0.19      0.03         -      0.15      0.90       0.18        0.13
   Book value                                            4.98      4.66      4.00      4.25      6.85       5.74        4.94


SELECTED PERIOD-END BALANCES

Debt                                                   11,846    38,698    37,568   141,339   153,314      8,837      10,662
Total assets                                        6,779,343 6,653,356 6,519,475 7,732,627 8,986,869  6,962,446   6,667,815

(1) Refer to "PRO FORMA FINANCIAL INFORMATION".


[TEXT]
     Bunkie. Bunkie is a Louisiana corporation registered under the BHCA. As of September 30, 1995, Bunkie had total consolidated assets of $105.7 million and shareholders' equity of $9.7 million. Bunkie's banking subsidiary is Bunkie Bank & Trust Company (the "Bank"), a Louisiana banking corporation having five (5) offices in Avoyelles Parish, Louisiana. The Bank engages in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

     The principal offices of Bunkie are located at 122 West Church Street, Bunkie, Louisiana 71322-1717 and its telephone number is
(318) 346-7254. For additional information concerning the business of Bunkie and its financial condition, see "CERTAIN INFORMATION CONCERNING "BUNKIE" and "BUNKIE CONSOLIDATED FINANCIAL INFORMATION."

  SELECTED FINANCIAL INFORMATION ABOUT BUNKIE BANCSHARES, INC.
                           (Unaudited)


The following selected financial information for Bunkie Bancshares, Inc. with respect to each year in the five-year period ended December 31, 1994 and the nine months ended September 30, 1995 and 1994 has been derived from the financial statements of Bunkie Bancshares, Inc. The information set forth below should be read in conjunction with Bunkie Bancshares, Inc. financial statements, the notes thereto, and Bunkie Bancshares, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 1994 and 1993 and the nine months ended September 30, 1995 and 1994 appearing elsewhere in this Proxy Statement-Prospectus.




                            SELECTED FINANCIAL INFORMATION

                        Nine Months
                          Ended
                        September 30                      Year Ended December 31
                         (Unaudited)                           (Audited)
                        ________________        ____________________________________________
                        (in thousands)          (in thousands)             Bunkie Bank
                                                                           & Trust Company
                        Consolidated                 Consolidated           Only
                        ----------------        ------------------------   -----------------
Summary of Financial
Condition
at End of Period        1995        1994        1994     1993     1992     1991       1990
                                                                                     (c)

Total Assets            $105,870    $103,418    $106,402 $ 85,250 $ 93,340 $ 80,048   $ 72,199

Investment Securities     49,312      53,757      57,019   51,412   64,465   37,825     28,438

Loans-Net of Unearned
  Income                  46,789      41,652      38,290   34,859   30,230   29,350     29,509

Reserve for Loan Losses      611         921         839      811      690      658        640

Total Deposits            95,171      94,508      97,126   86,397   84,718   73,133     88,090

Shareholders' Equity       9,683       8,488       8,386    8,216    7,495    6,534      5,632

Summary of Income

Net Interest Income        3,118       2,877       3,781    3,809    3,899    3,102      3,154

Provision for Credit
 Losses                    (150)        -0-        (200)     -0-      -0-      -0-        -0-

Non-Interest Income          518         394         754      609      693      866        577

Other Income                  83         146          88      101       38      (68)        34

Non-Interest Expenses      2,409       2,295       3,151    2,902    2,677    2,416      2,338

Net Income Before Taxes
  and Change in
  Accounting Principle     1,459       1,122       1,672    1,616    1,953    1,484      1,427

Cumulative Effect of
 Change in Accounting
 Principle (After tax)       -0-         -0-         -0-      -0-      -0-      -0-        -0-

Income Tax Provision         365         272         458      394      502      303        223

Net Income                 1,094         850       1,214    1,222    1,451    1,181      1,204

Comparative Per
Share Data

Book Value Per
Common Share                 880         770        762       745     680      493         426

Cash Dividends Per
  Common Share                22          19         45        45      45       21          15

Net Income Per
  Common Share                99          77        110       111     132       89          91

Selected Financial Ratios

Return on Average Assets    1.38%       1.14%      1.21%     1.30%   1.87%    1.55%       1.78%

Return on Average
Shareholders' Equity       16.14%      13.57%     14.67%    15.57%  20.68%   19.41%      23.46%

Equity Capital to
Total Avg. Assets, at
End of Period               9.16%       8.21%      8.32%     8.71%   8.65%    8.58%       8.33%

Allowance for Credit
Losses to Net Loans
at End of Period            1.33%       2.27%      2.24%     2.38%   2.34%    2.28%       2.22%

BUNKIE BANCSHARES, INC.

QUARTERLY INCOME RESULTS
------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)


                            1995
                     --------------------
                         I          II
Interest income      $ 1,882     $ 2,026
Net interest income      998       1,087
Net income               272         432
Net income per share $ 24.71     $ 39.26



                                        1994
                     ----------------------------------------------
                         I          II           III          IV
Interest income      $ 1,558     $ 1,629       $ 1,734      $ 1,812
Net interest income      900         953         1,003        1,019
Net income               232         302           280          390
Net income per share $ 21.08     $ 27.44       $ 25.44      $ 35.44



                                        1993
                     ----------------------------------------------
                         I          II           III          IV
Interest income      $ 1,625     $ 1,594       $ 1,593      $ 1,589
Net interest income      978         970           967          970
Net income               325         352           283          248
Net income per share $ 29.53     $ 31.98       $ 25.72      $ 22.53

        PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                           (Unaudited)


The following table sets forth certain unaudited pro forma combined financial information for Hibernia, after giving effect to the mergers with American Bank consummated on March 1, 1995, STABA Bancshares, Inc. consummated on May 1, 1995, Bank of St. John and Progressive Bancorporation, Inc., each consummated on July 1, 1995, and Bunkie Bancshares, Inc. The pro forma information, which reflects the Merger and other consummated mergers, using the pooling of interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had any of the mergers been consummated at the beginning of the periods indicated or that may be obtained in the future. See "Pro Forma Financial Information" and the "Notes to Pro Forma Combined Financial Statements" contained elsewhere herein.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


                                                          Year Ended December 31        9 Months Ended September 30
Unaudited ($ in thousands, except per share amounts)   1994       1993       1992          1995       1994

Net interest income                                   $286,993   $282,131   $279,581      $224,413   $214,550
Income from continuing operations                       96,831     68,068      8,893        90,200     77,114
Per share:
   Income from continuing operations                      0.80       0.57       0.13          0.75       0.64
   Cash dividends                                         0.19       0.03          -          0.18       0.13
   Book value                                             4.97       4.65       4.00          5.73       4.93


SELECTED PERIOD-END BALANCES

Debt                                                    11,846     38,698     37,568         8,837     10,662
Total assets                                         6,885,745  6,748,606  6,612,815     7,068,116  6,771,233


*  Includes Hibernia Corporation and Bunkie Bancshares, Inc.

                 COMPARATIVE PER SHARE INFORMATION
                            (Unaudited)

The following table sets forth for Hibernia Common Stock and Bunkie Bancshares, Inc. Common Stock certain unaudited pro forma combined and unaudited pro forma equivalent per share financial information for the nine months ended September 30, 1995 and 1994 and for the
years ended December 31, 1994, 1993 and 1992.   The information about
Hibernia Common Stock does not take into effect the proposed issuance of 889,640 shares in connection with a previously announced plan to
acquire FNB Bancshares, Inc.    Year-end information under the column
titled "Hibernia Corporation" is derived from Hibernia's Current Report on Form 8-K dated October 12, 1995, which reflects the impact of the mergers with American Bank (American) consummated on March 1, 1995, STABA Bancshares, Inc. (STABA) consummated on May 1, 1995, Bank of St. John and Progressive Bancorporation, Inc. (Progressive), both of which were consummated on July 1, 1995, all of which were accounted for as poolings of interests. The September 30 information is derived from Hibernia's Quarterly Report on Form 10-Q for September 30, 1995. Information under the column titled "Bunkie Bancshares, Inc." is based on, and should be read in conjunction with, the historical financial statements and related notes of Bunkie Bancshares, Inc. contained elsewhere in this Proxy Statement-Prospectus.

Information under the column entitled "Pro Forma Hibernia Corporation (With Bunkie Bancshares, Inc.)" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger and the mergers consummated in 1995 with American, STABA, Bank of St. John and Progressive using the pooling of interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had any of the mergers been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of approximately 170.34 shares of Hibernia Common Stock for each outstanding share of Bunkie Bancshares, Inc. Common Stock.

The information under the column entitled "Bunkie Bancshares, Inc. Pro Forma Equivalent" is derived by multiplying the numbers contained in the column titled "Pro Forma Hibernia Corporation (with Bunkie Bancshares, Inc.)" by the Exchange Rate of 170.34. See "The Merger - Consideration to be Received in the Merger."

HIBERNIA CORPORATION AND BUNKIE BANCSHARES, INC.

COMPARATIVE PER SHARE INFORMATION
Unaudited

                                                                               PRO FORMA
                                                                               HIBERNIA          BUNKIE
                                                                             CORPORATION    BANCSHARES, INC.
                                              HIBERNIA       BUNKIE          (WITH BUNKIE      PRO FORMA
                                            CORPORATION  BANCSHARES, INC.  BANCSHARES, INC.)   EQUIVALENT
Per Common Share:

Income from continuing operations:
   For the nine months ended September 30,
        1995                                       $0.75         $99.17               $0.75         $127.76
        1994                                        0.64          77.07                0.64          109.02
   For the year ended December 31,
        1994                                       $0.81        $110.09               $0.80         $136.27
        1993                                        0.57         110.78                0.57           97.09
        1992                                        0.12         131.55                0.13           22.14

Cash dividends:
   For the nine months ended September 30,
        1995                                       $0.18         $22.45               $0.18          $30.66
        1994                                        0.13          18.75                0.13           22.14
   For the year ended December 31,
        1994                                       $0.19         $45.00               $0.19          $32.36
        1993                                        0.03          45.00                0.03            5.11
        1992                                           -          45.00                   -               -

Book Value:
   At September 30, 1995                           $5.74        $879.79               $5.73         $976.05
   At December 31, 1994                             4.98         761.95                4.97          846.59

     From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible merger or similar transactions with other financial institutions. At the date hereof, Hibernia has entered into a definitive merger agreement with one financial institution in addition to Bunkie which is described in documents incorporated herein by reference and described under "PRO FORMA FINANCIAL INFORMATION" herein. In addition, Hibernia contemplates pursuing other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future when available and feasible in the light of Hibernia's business and strategic plans. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders of the acquired institution.

Other Pending Merger Transaction for Hibernia

     In addition to Bunkie, Hibernia has entered into a definitive merger agreement with FNB Bancshares, Inc., the parent company of First National Bank of Lake Providence (the "FNB Merger"). That transaction is subject to certain conditions, similar to the conditions to the Merger described herein. That transaction may be consummated before or after consummation of the Merger. Shareholders of Bunkie will not have the right to vote on the other pending transactions, or any other transaction that might be entered into by Hibernia prior to the Effective Date of the Merger (as defined in the Agreement and Plan of Merger of Bunkie Bancshares, Inc. with and into Hibernia Corporation, attached as Appendix A). In addition, if the Merger is consummated prior to consummation of another transaction, former shareholders of Bunkie who have not exercised and perfected dissenters' rights will be shareholders of Hibernia at the time those transactions are consummated. Shareholders of Hibernia do not have the right to vote on any of the merger transactions that are currently pending.

     As of September 30, 1995 FNB Bancshares, Inc. had deposits totalling $44 million, assets totalling $51 million, and shareholders' equity of approximately $5.9 million. Because the effect on the financial statements of Hibernia is immaterial, pro forma financial information relating to FNB Bancshares, Inc. has not been included herein.










                             SUMMARY

     This summary is necessarily general and abbreviated and has been prepared to assist shareholders of Bunkie in their review of this Proxy Statement-Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement-Prospectus and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference, all of which shareholders are urged to read carefully prior to the Special Meeting.

The Proposed Merger

     In accordance with the terms of the Agreement, Bunkie will be merged with and into Hibernia, whereupon the separate existence of Bunkie will cease. Immediately thereafter, the Bank will be merged into HNB, with HNB as the surviving bank. On the Effective Date, each outstanding share of Bunkie Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights in accordance with Louisiana law, will be converted into 170.3398 shares of Hibernia Common Stock, and a total of 1,874,760 shares of Hibernia Common Stock will be issued in exchange for all of the outstanding shares of Bunkie.

Management and Operations After the Merger

     After the Effective Date, the offices of the Bank will operate as branch banking offices of HNB. As of the Effective Date, the directors of Bunkie and the Bank will no longer hold their positions as directors. See "PROPOSED MERGER -- Management and Operations After the Merger." Certain officers of Bunkie and its subsidiaries have executed or intend to execute employment agreements with Hibernia, and Hibernia maintains an advisory board of directors in the Alexandria region of Louisiana on which some or all of the directors of Bunkie and its subsidiaries may serve.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF BUNKIE HAS UNANIMOUSLY APPROVED THE AGREEMENT, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF BUNKIE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE MERGER. The Board of Directors has received from Southard Financial an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of Bunkie. See "PROPOSED MERGER -- Opinion of Financial Advisor." Bunkie's Board believes that the Merger will provide significant value to all Bunkie shareholders and will enable them to participate in opportunities for growth that Bunkie's Board believes the Merger makes possible. In recommending the Merger to the shareholders, Bunkie's Board of Directors considered, among other factors, the financial terms of the Merger, the liquidity it will afford Bunkie's shareholders and the business earnings and potential for future growth of Bunkie and Hibernia. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Basis for the Terms of the Merger

     A number of factors were considered by the Board of Directors of Bunkie in approving the terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of Hibernia, Bunkie, HNB and the Bank; the ability of the combined entity to compete in the relevant banking markets; the market price of Hibernia Common Stock; the absence of an active trading market for Bunkie's Common Stock; the consideration to be received by Bunkie shareholders in relation to Bunkie's earnings and book value; the anticipated tax-free nature of the Merger to Bunkie's shareholders for federal income tax purposes; and the financial terms of other recent business combinations in the banking industry. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Advice and Opinion of Financial Advisor

     Southard Financial, Bunkie's financial advisor, has rendered a written opinion that the terms of the Merger are fair, from a financial point of view, to Bunkie's shareholders. A copy of the opinion of Southard Financial is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "PROPOSED MERGER -- Opinion of Financial Advisor" for further information regarding, among other things, the selection of such firm and its compensation in connection with the Merger.

Votes Required

     Approval of the Merger requires the affirmative vote of the holders of two-thirds of the voting power of Bunkie present at the Special Meeting. The Board of Directors has fixed the close of business on November 10, 1995 as the record date (the "Record Date") for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting. Directors of Bunkie and members of their families have voting power with respect to 8,204 shares of Bunkie Common Stock, representing 74.0% of the Bunkie Common Stock issued and outstanding as of the Record Date. See "PROPOSED MERGER -- Ownership of Bunkie Common Stock." Subject to receipt of certain fairness opinions from Southard Financial, the directors of Bunkie have agreed to vote their stock in favor of approval of the Agreement at any meeting of Bunkie's shareholders held before March 31, 1996 at which the Merger is considered, unless they are legally required to abstain from voting or to vote against the Merger in the opinion of their counsel. See "MEETING INFORMATION -- Record Date; Voting Rights" and "CERTAIN INFORMATION RELATING TO BUNKIE -- Voting Securities and Certain Holders Thereof."



Conditions; Abandonment; Amendment

     Consummation of the Merger is subject to the satisfaction of a number of conditions, including approval of the Agreement by the shareholders of Bunkie and the Federal Reserve Board and approval of the Bank Merger by the Office of the Comptroller of the Currency ("OCC"). [Both the OCC and the Federal Reserve Board have approved the Merger.] Applicable law provides that the Merger may not be consummated until at least 15, but no more than 90, days after approval of the Federal Reserve Board is obtained, which prohibits the consummation of the Merger prior to [date], 1995. See "PROPOSED MERGER -- Representations and Warranties; Conditions to Closing; Waiver" and "-- Regulatory and Other Approvals."

     Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Bunkie's shareholders may reduce the ratio of Hibernia Common Stock to Bunkie Common Stock to be issued in the Merger (the "Exchange Ratio"). Any other material change to the Agreement after the date of the Special Meeting would require, however, a resolicitation of Bunkie's shareholders for the purpose of voting on the transaction as amended. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties; Conditions to Closing; Waiver" and "-- Effective Date of the Merger; Termination."

Interests of Certain Persons in the Merger

     The terms of the Merger include certain benefits for employees and management of Bunkie, including employment agreements between Hibernia and James Lynn Bordelon, Michael J. Thevenot, Steve Normand and John A. Boatner, Jr., and indemnification of officers, directors and employees of Bunkie for certain liabilities up to certain aggregate limitations. See "PROPOSED MERGER."

Employee Benefits

     Hibernia has agreed as part of the Agreement that it will offer to all employees of Bunkie who are employed as of the Effective Date and who become employees of Hibernia or HNB after the Merger, the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Bunkie will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Bunkie employees who become Hibernia employees full credit for their years of service (for both eligibility and vesting) with Bunkie for purposes of Hibernia's 401(k) plan, the Retirement Security Plan. Hibernia has also agreed to pay or provide certain other benefits. See "PROPOSED MERGER -- EMPLOYEE BENEFITS."

Material Tax Consequences

     It is a condition to consummation of the Merger that the parties receive an opinion of counsel or a public accounting firm to the effect that the Merger when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the exchange of Bunkie Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Bunkie's shareholders with respect to such exchange. The parties have received an opinion from Ernst & Young LLP, certified public accountants, who also serve as independent auditors for Hibernia, to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code. A copy of such opinion is attached hereto as Appendix D. See "PROPOSED MERGER -- Material Tax Consequences."

     Because of the complexities of the tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Bunkie consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to him, her or it.

Dissenters' Rights

     Each holder of Bunkie Common Stock who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided in the Louisiana Business Corporation Law, Louisiana Revised Statutes Section 12:131, a copy of which is attached hereto as Appendix C. However, if dissenters' rights are exercised and perfected with respect to 10% or more of the outstanding shares of Bunkie Common Stock, Hibernia may abandon the Merger. In addition, dissenting shareholders may receive value for their shares that is more or less than, or equal to, the value received by other shareholders in the Merger. See "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Differences in Shareholders' Rights

     Upon completion of the Merger, shareholders of Bunkie, to the extent they receive shares of Hibernia Common Stock in the Merger, will become shareholders of Hibernia and their rights as such will be governed by Hibernia's Articles of Incorporation and Bylaws. The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of Bunkie. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."



Accounting Treatment

     The parties intend the Merger to be treated as a pooling of interests for financial accounting purposes. If, among other things, holders of more than 10% of the outstanding shares of Bunkie Common Stock exercise and perfect dissenters' rights, the Merger will not qualify for pooling-of-interests accounting treatment, and Hibernia will not be obligated to effect the Merger. See "PROPOSED MERGER -- Accounting Treatment."

                       MEETING INFORMATION

General

     Each copy of this Proxy Statement-Prospectus mailed to holders of Bunkie Common Stock is accompanied by a proxy card furnished in connection with the solicitation of proxies by Bunkie's Board of Directors for use at the Special Meeting and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders of Bunkie on approximately November __, 1995. The Special Meeting is scheduled to be held on December 22, 1995 at 10:00 a.m. local time, at the main office of Bunkie Bank & Trust Company, 122 West Church Street, Bunkie, Louisiana 71322-1717. Only holders of record of Bunkie Common Stock at the close of business on November 10, 1995 are entitled to notice of and to vote at the Special Meeting. At the Special Meeting, the shareholders of Bunkie will consider and vote upon a proposal to approve the Merger and the related Agreement, and such other matters as may properly be brought before the Special Meeting.

     HOLDERS OF BUNKIE COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO
BUNKIE IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

     Any holder of Bunkie Common Stock who has delivered a proxy may revoke it any time before it is voted by giving notice of revocation in writing or delivering a signed proxy card bearing a later date to Bunkie, provided that such notice or proxy card must actually be received by Bunkie before the vote of shareholders at the Special Meeting. A shareholder who votes in person at the Special Meeting in a manner that is inconsistent with a proxy previously filed on the shareholder's behalf will be deemed to have revoked his or her proxy as to that matter only. Any notice of revocation or proxy card should be sent to Bunkie at 122 West Church Street, Bunkie, Louisiana 71322-1717, Attention: Frank Mulhearn, Secretary.

     The shares of Bunkie Common Stock represented by properly executed proxies received at or before the Special Meeting and not subsequently revoked will be voted as directed in such proxies. Proxy cards that are received and that do not contain instructions as to how to vote the shares represented thereby will be voted FOR approval of the Merger and the related Agreement. If any other matters are properly presented for consideration at the Special Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will be exercised only to the extent permissible under applicable law. If necessary, and unless contrary instructions are given, the proxy holder also may vote in favor of a proposal to adjourn the Special Meeting one or more times to permit further solicitation of proxies in order to obtain sufficient votes to approve the Merger and the related Agreement. As of the date of this Proxy Statement-Prospectus, Bunkie's Board of Directors is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger.

     Any costs of soliciting proxies from shareholders of Bunkie will be borne by Bunkie. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of Bunkie (who will receive no additional compensation for doing so).

     BUNKIE SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS OF BUNKIE WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR BUNKIE STOCK CERTIFICATES FOR CERTIFICATES REPRESENTING HIBERNIA COMMON STOCK.

Votes Required

     As of the Record Date, there were 11,006 shares of Bunkie Common Stock issued and outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote. The affirmative vote of two-thirds of the voting power of Bunkie present or represented by proxy and entitled to vote at the Special Meeting will be required to approve the Merger. Members of Bunkie's Board of Directors and executive officers, along with members of their families who are expected to vote in favor of approval of the Merger, own 74.0% of the outstanding Bunkie Common Stock.

     For purposes of the Special Meeting, the presence in person or by proxy of a majority of the outstanding shares of Bunkie Common Stock is necessary to constitute a quorum of shareholders in order to take action. For these purposes, shares of Bunkie Common Stock which are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless whether the holder of the shares or proxy actually votes on the Merger or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Merger. Accordingly, an "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal as to which the abstention is made. The affirmative vote of two-thirds of the voting power of Bunkie present or represented by proxy at the Special Meeting will be necessary to approve the Merger.

     The directors and executive officers of Bunkie and their affiliates beneficially owned a total of 7,685 shares or approximately 69.0% of the issued and outstanding shares of Bunkie Common Stock as of the Record Date. Each shareholder who is a director has executed an agreement with Hibernia pursuant to which such shareholder has committed, subject to certain conditions, to vote the shares of Bunkie Common Stock owned by him in favor of the proposal to approve the Merger. Additionally, Bunkie has been advised that all of its directors and executive officers intend to vote their shares in favor of approval of the Merger.

     As of the Record Date, the directors and executive officers of Hibernia and their affiliates beneficially owned no shares of Bunkie Common Stock.

     Approval of the Merger by Hibernia shareholders is not required under applicable law.

Recommendation of Bunkie's Board

     Bunkie's Board has unanimously approved the Merger and unanimously recommends that Bunkie's shareholders vote FOR approval of the Merger. See "PROPOSED MERGER -- Background of and Reasons for the Merger" and "-- Opinion of Financial Advisor."

Other Matters

     The Board of Directors of Bunkie is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.


              PRO FORMA FINANCIAL INFORMATION

The following pro forma financial statements reflect all of Hibernia's pending mergers giving effect to the assumptions and adjustments described in the accompanying notes.

The year-end information in the column titled "Hibernia Corporation" on the Pro Forma Combined Income Statement is summarized from the supplemental consolidated financial statements of Hibernia Corporation filed in Hibernia's Current Report on Form 8-K dated October 12, 1995 which reflects the impact of the mergers with American Bank consummated on March 1, 1995, STABA Bancshares, Inc. consummated on May 1, 1995 and Bank of St. John and Progressive Bancorporation, Inc., both of which were consummated on July 1, 1995, all of which were accounted for as poolings of interests.

The information at September 30, 1995 and for the nine month periods ended September 30, 1995 and 1994 in the column titled "Hibernia Corporation" is summarized from the unaudited consolidated financial statements of Hibernia Corporation filed in Hibernia's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

The information contained in the column titled "Bunkie Bancshares, Inc." is based on December 31, 1994, 1993, and 1992 audited financial statements and unaudited financial statements for September 30, 1995 and the nine month periods ended September 30, 1995 and 1994.

The Pro Forma Financial Statements do not purport to be indicative of the results that actually would have occurred if the merger or the pending transaction had occurred on the dates indicated or that may be obtained in the future.

On September 7, 1995, Hibernia announced that it had executed an agreement and plan of merger with FNB Bancshares, Inc., a Louisiana corporation headquartered in Lake Providence, Louisiana ("FNB"). Shareholders of FNB will receive an aggregate of 889,640 shares of Hibernia Common Stock in the merger. It is assumed that this merger will be accounted for as a pooling of interests, however due to the insignificance of the transaction, it has been omitted from the pro forma statements and calculations.

The merger with FNB Bancshares, Inc. is subject to the satisfaction of certain conditions similar to those described herein with regard to the merger. There can be no assurances that the proposed merger will occur.

                 PRO FORMA COMBINED BALANCE SHEET
                           (Unaudited)


The following unaudited pro forma combined balance sheet combines the balance sheets of Hibernia and Bunkie Bancshares, Inc. as if the merger had been effective on September 30, 1995. This unaudited pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and its Current Report on Form 8-K dated October 12, 1995, each incorporated by reference into this Proxy Statement - Prospectus, and the historical financial statements and related notes of Bunkie Bancshares, Inc. contained elsewhere herein.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET
September 30, 1995
                                                                                                        (C)
                                                                           BUNKIE         PRO        PRO FORMA
                                                             HIBERNIA    BANCSHARES,     FORMA       HIBERNIA
Unaudited ($ in thousands)                                  CORPORATION     INC.          ADJ       CORPORATION
ASSETS
  Cash and due from banks                                     $311,749         $3,088                 $314,837
  Short-term investments                                        90,195          2,815                   93,010
  Securities available for sale                                528,547         14,155                  542,702
  Securities held to maturity                                1,669,856         35,157                1,705,013
  Loans, net of unearned income                              4,205,114         46,769                4,251,883
      Reserve for possible loan losses                        (151,161)          (611)                (151,772)
          Loans, net                                         4,053,953         46,158          -     4,100,111
  Bank premises and equipment                                  117,450          2,615                  120,065
  Customers' acceptance liability                                  115              -                      115
  Other assets                                                 190,581          1,682                  192,263
          TOTAL ASSETS                                      $6,962,446       $105,670          -    $7,068,116

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                           $1,077,609        $12,384               $1,089,993
      Interest-bearing                                       4,846,254         82,787                4,929,041
          Total Deposits                                     5,923,863         95,171          -     6,019,034
  Short-term borrowings                                        238,668              -                  238,668
  Liability on acceptances                                         115              -                      115
  Other liabilities                                            117,898            816                  118,714
  Debt                                                           8,837              -                    8,837
          TOTAL LIABILITIES                                  6,289,381         95,987          -     6,385,368

SHAREHOLDERS' EQUITY
  Preferred Stock                                                    -              -                        -
  Common Stock                                                 229,051            221     $3,379 (B)   232,651
  Surplus                                                      377,940          2,272     (3,386)(B)   376,826
  Retained earnings                                             80,837          7,298                   88,135
  Treasury Stock                                                     -             (7)         7 (B)         -
  Unrealized gains (losses) on securities available for sale     1,281           (101)                   1,180
  Unearned compensation                                        (16,044)             -                  (16,044)
          TOTAL SHAREHOLDERS' EQUITY                           673,065          9,683          -       682,748
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $6,962,446       $105,670          -    $7,068,116

See notes to Pro Forma Combined Financial Statements.

              PRO FORMA COMBINED INCOME STATEMENTS
                           (Unaudited)


The following unaudited pro forma combined income statements for the nine months ended September 30, 1995 and 1994 and the years ended December 31, 1994, 1993, and 1992 combine the income statements of Hibernia and Bunkie Bancshares, Inc. as if the Merger had been effective on January 1, 1992. The unaudited pro forma combined income statements should be read in conjunction with the consolidated financial statements and notes of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and its Current Report on Form 8-K dated October 12, 1995, each incorporated by reference into this Proxy Statement
- Prospectus, and the historical financial statements and notes of
Bunkie Bancshares, Inc. contained elsewhere herein.   The costs
associated with the Merger, estimated to be approximately $50,000
, will be accounted for as a current period expense when incurred.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Nine Months Ended September 30, 1995
                                                                                           (C)
                                                                           BUNKIE       PRO FORMA
                                                            HIBERNIA     BANCSHARES,    HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION      INC.       CORPORATION
Interest Income
    Interest and fees on loans                                 $267,629       $3,184       $270,813
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                            113,008        2,300        115,308
        Obligations of states and political subdivisions          1,848          238          2,086
    Trading account interest                                          1            -              1
    Interest on time deposits in domestic banks                     269           35            304
    Interest on federal funds sold and securities
        purchased under agreements to resell                      5,243          143          5,386
        Total Interest Income                                   387,998        5,900        393,898
Interest Expense
    Interest on deposits                                        156,624        2,782        159,406
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            9,615            -          9,615
    Interest on debt and other                                      464            -            464
        Total Interest Expense                                  166,703        2,782        169,485
Net Interest Income                                             221,295        3,118        224,413
    Provision for possible loan losses                                -         (150)          (150)
Net Interest Income After Provision for
    Possible Loan Losses                                        221,295        3,268        224,563
Noninterest Income
    Service charges on deposits                                  32,832          518         33,350
    Trust fees                                                    8,718            -          8,718
    Other service, collection and exchange charges               19,934           36         19,970
    Gain on divestiture of banking offices                        2,361            -          2,361
    Gain on sale of business lines                                3,345            -          3,345
    Other operating income                                        5,814           34          5,848
    Securities gains (losses), net                                  (65)          12            (53)
        Total Noninterest Income                                 72,939          600         73,539
Noninterest Expense
    Salaries and employee benefits                               94,534        1,167         95,701
    Occupancy expense, net                                       19,089          302         19,391
    Equipment expense                                            14,893          175         15,068
    Data processing expense                                      14,571            -         14,571
    Foreclosed property expense                                    (775)           1           (774)
    Other operating expense                                      55,668          764         56,432
        Total Noninterest Expense                               197,980        2,409        200,389
Income Before Income Taxes                                       96,254        1,459         97,713
Income tax expense                                                7,148          365          7,513
Income from Continuing Operations                               $89,106       $1,094        $90,200

Pro Forma Weighted Average Common Shares                    118,038,657    1,874,760    119,913,417

Pro Forma Income Per Common Share
     from Continuing Operations (D)                               $0.75                       $0.75
See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Nine Months Ended September 30, 1994
                                                                                           (C)
                                                                           BUNKIE       PRO FORMA
                                                            HIBERNIA     BANCSHARES,    HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION      INC.       CORPORATION
Interest Income
    Interest and fees on loans                                 $210,975       $2,674       $213,649
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                            113,194        1,883        115,077
        Obligations of states and political subdivisions          1,224          215          1,439
    Trading account interest                                         20                          20
    Interest on time deposits in domestic banks                     129           71            200
    Interest on federal funds sold and securities
        purchased under agreements to resell                      5,056          104          5,160
        Total Interest Income                                   330,598        4,947        335,545
Interest Expense
    Interest on deposits                                        112,321        2,070        114,391
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            4,190            -          4,190
    Interest on debt and other                                    2,414            -          2,414
        Total Interest Expense                                  118,925        2,070        120,995
Net Interest Income                                             211,673        2,877        214,550
    Provision for possible loan losses                          (18,173)           -        (18,173)
Net Interest Income After Provision for
    Possible Loan Losses                                        229,846        2,877        232,723
Noninterest Income
    Service charges on deposits                                  33,251          394         33,645
    Trust fees                                                    9,463            -          9,463
    Other service, collection and exchange charges               15,965           45         16,010
    Other operating income                                        9,184           13          9,197
    Securities gains, net                                         1,824           87          1,911
        Total Noninterest Income                                 69,687          539         70,226
Noninterest Expense
    Salaries and employee benefits                               93,957        1,104         95,061
    Occupancy expense, net                                       18,998          257         19,255
    Equipment expense                                            11,316          173         11,489
    Data processing expense                                      15,688            -         15,688
    Foreclosed property expense                                  (5,722)           3         (5,719)
    Other operating expense                                      82,346          757         83,103
        Total Noninterest Expense                               216,583        2,294        218,877
Income Before Income Taxes                                       82,950        1,122         84,072
Income tax expense                                                6,686          272          6,958
Income from Continuing Operations                               $76,264         $850        $77,114

Pro Forma Weighted Average Common Shares                    118,555,306    1,874,760    120,430,066

Pro Forma Income Per Common Share
     from Continuing Operations (D)                               $0.64                       $0.64

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS


A. In March 1995, Hibernia National Bank merged with American Bank in a transaction accounted for as a pooling of interests. Hibernia issued 2,098,968 shares of Hibernia Common Stock in such transaction, with a market price of $7.4875 and a stated value of $4,030,019.

     In May 1995, Hibernia merged with STABA Bancshares, Inc. in a transaction accounted for as a pooling of interests. Hibernia issued 2,180,133 shares of Hibernia Common Stock in such transaction, with a market price of $8.2563 and a stated value of $4,185,855.

     In July 1995, Hibernia National Bank merged with Bank of St. John in a transaction accounted for as a pooling of interests. Hibernia issued 3,338,700 shares of Hibernia Common Stock in such transaction, with a market price of $9.00 and a stated value of $6,410,304.

     In July 1995, Hibernia merged with Progressive Bancorporation, Inc. in a transaction accounted for as a pooling of interests. Hibernia issued 2,488,249 shares of Hibernia Common Stock with market price of $8.925 and a stated value of $4,777,438.

     In addition, upon the merger with Progressive each issued and outstanding share of Progressive Preferred Stock was converted into the right to receive cash in the amount of $12.50 per share plus all accumulated and unpaid dividends thereon, amounting to $3,457,000.


B. Hibernia plans to issue 1,874,760 shares of Hibernia Common Stock with an aggregate market value at the date of the Merger of $19,684,980 based upon an assumed market value of $10.50 per share to effect the Merger. Based on the 11,006 shares of Bunkie Common Stock outstanding on the Record Date the Exchange Rate in the Merger will be approximately 170.34. The stated value of Hibernia Common Stock is $1.92 per share. In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined.

C. In addition to the Merger, Hibernia is a party to a pending merger with FNB Bancshares, Inc. It is assumed that Hibernia will issue 889,640 shares of Hibernia Common Stock with an aggregate market value at the date of the merger of $9,341,200 based upon an assumed market value of $10.50 per share, to effect the merger. Based upon the 9,670 shares of FNB Bancshares, Inc. outstanding, the exchange rate in the merger will be approximately 92.00. The stated value of Hibernia Common Stock is $1.92 per share. It is assumed that this merger will be accounted for as a pooling of interests, however due to the insignificance of this transaction, it has been omitted from the pro forma statements and calculations.

D. Hibernia expects to achieve savings through reductions in interest expense and operating costs in connection with the proposed mergers. The savings vary from merger to merger depending upon Hibernia's pre-merger operations in the respective geographic area. The majority of the savings will be achieved through consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors such as Federal Deposit Insurance Corporation ("FDIC") assessments. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.



                         PROPOSED MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

Background and Reasons for Merger

     As a result of recent improvement in the Louisiana economy, there has been a sharp increase in the level of interest in and the number of acquisitions of financial institutions in Louisiana. One of the responsibilities of the Board of Directors of Bunkie is to consider various strategic alternatives, including whether to affiliate with a larger, more diversified financial organization, as viable opportunities might arise.

     In July of 1995 Hibernia contacted representatives of Bunkie and expressed an interest in a proposed merger. After several meetings and extensive negotiations, the Agreement was executed on September 7, 1995. The Agreement calls for an exchange of Hibernia Common Stock for all of the outstanding shares of Bunkie in a tax-free merger.

     In determining that the Merger was in the best interests of Bunkie and its stockholders, the Board of Directors of Bunkie considered numerous factors, including: (a) the business, earnings and potential for future growth of Bunkie and Hibernia; (b) potential operational and managerial benefits that could be derived from the Merger; (c) the consideration to be received by Bunkie stockholders in the Merger in relation to the book value and earnings of Bunkie; (d) prices paid in similar merger transactions;
(e) the tax-free nature of the stock-for-stock exchange; (f) the liquidity provided by holding shares of Hibernia which are traded on the NYSE; and (g) the fairness opinion issued by Southard Financial.

     Based on the foregoing, the Board of Directors of Bunkie has unanimously approved the Agreement and believes that the Merger is in the best interests of the shareholders of Bunkie, and recommends that the shareholders vote FOR the Merger. The Board of Directors has received from Southard Financial an opinion that the terms of the Merger are fair, from a financial point of view, to the common shareholders of Bunkie. See "PROPOSED MERGER -- Opinion of Financial Advisor." Bunkie's Board believes that the Merger will provide significant value to all Bunkie shareholders and will enable them to participate in opportunities for growth that Bunkie's Board believes the Merger makes possible.



Terms of the Merger

       An aggregate 1,874,760 shares of Hibernia Common Stock will be issued in exchange for all outstanding shares of Bunkie Common Stock. Based upon the current number of shares of Bunkie Common Stock outstanding, on the Effective Date, each outstanding share of Bunkie Common Stock (other than shares held by dissenting shareholders) will be converted into 170.3398 shares of Hibernia Common Stock. Bunkie has agreed that it will not issue additional shares of Bunkie Common Stock prior to the Effective Date.

     Upon the effectiveness of the Merger, the conversion of shares of Bunkie Common Stock to Hibernia Common Stock will be automatic, and Bunkie shareholders will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders as of such date. However, the exchange of Bunkie stock certificates for certificates representing Hibernia Common Stock will occur after the Effective Date of the Merger.

     SHAREHOLDERS OF BUNKIE SHOULD NOT FORWARD THEIR STOCK
CERTIFICATES TO BUNKIE OR HIBERNIA AT THIS TIME. IF THE MERGER IS CONSUMMATED, BUNKIE SHAREHOLDERS WILL RECEIVE INSTRUCTIONS
REGARDING THE EXCHANGE OF THEIR CERTIFICATES FOR HIBERNIA COMMON
STOCK.

     For a discussion of the rights of dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Advice and Opinion of Financial Advisor

     Bunkie retained the financial institutions consulting firm of Southard Financial, Memphis, Tennessee ("Southard") to render its opinion as to the fairness, from a financial point of view, to the holders of Bunkie Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific ratio of exchange between Bunkie Common Stock and Hibernia Common Stock and did not assist in the merger negotiations. The ratio of exchange was determined by Hibernia and Bunkie's respective boards of directors after arm's length negotiations. Bunkie did not place any limitations on the scope of Southard's investigation or review.

     Southard is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard has provided approximately 1,000 valuation opinions for clients in over 40 states. Further, Southard provides valuation services for approximately 100 financial institutions annually.

     Southard provided the board of Bunkie with a fairness opinion letter and supporting documentation. The full text of the opinion letter of Southard, dated November 15, 1995, which sets forth certain assumptions made, matters considered, and limitations on the review performed, is set forth as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety. The summary of the opinion of Southard set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion.

     In arriving at its opinion, Southard conducted interviews with officers of Hibernia and Bunkie and reviewed the documents indicated in the opinion letter. Southard did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard did not, and was not requested to, solicit third party indications of interest in acquiring any or all the assets of Bunkie.

     In connection with rendering its opinion, Southard performed a variety of financial analyses, which are summarized below. Southard believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses. In its analyses, Southard made numerous assumptions, many of which are beyond the control of Bunkie and Hibernia. Any estimates contained in the analyses prepared by Southard are not necessarily indicative of future results or values, which may vary significantly from such estimates.
Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard was assigned a greater significance than any other.

     Dividend Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of Bunkie, Southard reviewed the dividend paying histories of Bunkie and Hibernia. Based on this review, it is reasonable to expect that the shareholders of Bunkie, in total, will receive dividends at or above the level currently paid by Bunkie after the Merger is completed (defined as post-Merger combined dividends per share times the exchange ratio set forth in the Merger Agreement). Based upon 1995 expected dividend rates for Hibernia and Bunkie and an exchange ratio of
170.3398 shares of Hibernia Common Stock for each share of Bunkie Common Stock, the shareholders of Bunkie would see a decrease in dividends of 4.6%.

     Earnings Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of Bunkie, Southard determined that, based upon the exchange ratio of 170.3398 shares of Hibernia Common Stock for each share of Bunkie Common Stock, the shareholders of Bunkie would see an increase of 21.8% in their share of earnings based upon reported 1994 earnings of Hibernia and Bunkie. Based upon the average of independent third party estimates of Hibernia's 1995 earnings and Bunkie's budgeted 1995 earnings, Bunkie's shareholders would see an increase of about 36.3% over what Bunkie would be expected to earn in 1995, absent the Merger. Further, considering the fully-taxable equivalent earnings of Hibernia in 1995 and 1996 (estimated), the Merger is not expected to have an adverse earnings impact on Bunkie's shareholders.

     Book Value Analysis. In evaluating the impact of the proposed Merger on the shareholders of Bunkie, Southard determined that the shareholders of Bunkie would have seen an increase in the book value of their investment had the proposed Merger been consummated prior to September 30, 1995. Reported book value of Bunkie at September 30, 1995 was $879.79 per share. Reported book value of Hibernia at September 30, 1995 was $5.74 per share. Had the Merger been consummated prior to September 30, 1995, each former Bunkie share would have book value of $976.05 (Hibernia September 30, 1995 book value of $5.74 times 170.3398 shares). This represents 111.1% of Bunkie's book value at September 30, 1995.

     Analysis of Market Transactions. Based upon the Merger terms and a closing price of Hibernia Common Stock of $10.625 as of November 14, 1995, Bunkie shareholders would receive 205.7% of September 30, 1995 book value per share, and 16.60 times reported 1994 earnings. Based upon the review conducted by Southard, the pricing for Bunkie in the Merger is within the range of multiples seen in recent bank acquisitions.

     Fundamental Analysis. Southard reviewed the financial characteristics of Bunkie and Hibernia with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard compared Bunkie and Hibernia to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council. Southard found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group.

     Liquidity. Unlike Bunkie stock, shares of Hibernia Common Stock to be received in the Merger will be registered with the SEC and Hibernia Common Stock is actively traded on the New York Stock Exchange. Further, except in the case of officers, directors and certain large shareholders of Bunkie ("affiliated parties"), Hibernia shares received will be freely tradeable with no restrictions.

     For rendering its opinion, Southard received a fee of $7,500, plus reasonable out of pocket expenses. Southard has never been engaged previously by Bunkie or Hibernia. Neither Southard nor any of its principals owns an interest in the securities of Bunkie or Hibernia.


Surrender and Exchange of Stock Certificates

     As soon as practicable after the Effective Date, the transfer agent of Hibernia, in its capacity as Exchange Agent, will mail all non-dissenting shareholders of Bunkie a letter of transmittal, together with instructions for the exchange of their Bunkie Common Stock certificates for certificates representing Hibernia Common Stock. Until so exchanged, each certificate representing Bunkie Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of Hibernia Common Stock into which such shares have been converted on the Effective Date. Shareholders should not send their Bunkie Common Stock certificates for surrender until they receive further instructions from the Exchange Agent.

     Bunkie shareholders who cannot locate their Bunkie stock certificates are encouraged to contact Frank Mulhearn, Secretary, 122 West Church Street, Bunkie, Louisiana 71322-1717, telephone:
(318) 346-2668 prior to the Special Meeting. New certificates will be issued to Bunkie shareholders who have misplaced their certificates only if the shareholder executes an affidavit certifying that the certificate cannot be located and agreeing to indemnify Bunkie and Hibernia (as its successor), against any claim that may be made against either of them by the owner of the lost certificate(s). Bunkie or Hibernia (as its successor) may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. Shareholders who have misplaced their stock certificates and shareholders who hold certificates in names other than their own are encouraged to resolve those matters prior to the Effective Date of the Merger in order to avoid delays in receiving their Hibernia Common Stock if the Merger is approved and consummated.

Employee Benefits

     Hibernia has agreed as part of the Agreement that it will offer to all employees of Bunkie who are employed as of the Effective Date and who become employees of Hibernia or HNB after the Merger, the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Bunkie will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Bunkie employees who become Hibernia employees full credit for their years of service (for both eligibility and vesting) with Bunkie for purposes of Hibernia's 401(k) plan, the Retirement Security Plan.

     Bunkie intends to terminate its existing profit sharing plan and to distribute the funds in that plan to participants promptly after receipt of a termination letter from the Internal Revenue Service. Distributions from this plan may be rolled over into Hibernia's Retirement Security Plan (its 401(k) plan) by persons eligible to participate in Hibernia's plan, as long as the legal requirements of such rollover are met.

Expenses

     The Agreement provides that all expenses incurred in connection with the negotiation and execution of the Agreement and the consummation of the Merger will be borne by the party that incurred them, regardless whether the Merger is consummated.

Representations and Warranties; Conditions to the Merger; Waiver

     The Agreement contains representations and warranties by Bunkie regarding, among other things, its organization, authority to enter into the Agreement, capitalization, properties, financial statements, pending and threatened litigation, contractual obligations and contingent liabilities. The Agreement also contains representations and warranties by Hibernia regarding, among other things, its organization and authority to enter into the Agreement, capitalization, financial statements and public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

     The obligations of Hibernia and Bunkie to consummate the Merger and the Bank Merger are conditioned upon, among other things, approval of the Agreement by Bunkie's shareholders; the receipt of necessary regulatory approvals, including the approval of the OCC and the Federal Reserve without any materially burdensome conditions; the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of
Section 368 of the Code and that, to the extent Bunkie Common Stock is exchanged for Hibernia Common Stock, Bunkie's shareholders will recognize no gain or loss for federal income tax purposes with respect to such exchange; the effectiveness under the Securities Act of a registration statement relating to the Hibernia Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of an order, decree or injunction enjoining or prohibiting the consummation of the Merger and the Bank Merger; the receipt of all required state securities law permits or authorizations; the accuracy of the representations and warranties set forth in the Agreement as of the Closing Date; the listing of the Hibernia Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; in the case of Bunkie, the receipt of certain opinions of Southard Financial and, in the case of Hibernia, the absence of an event that would preclude the Merger from being accounted for as a pooling-of-interests. In this regard, Hibernia may abandon the Merger if Bunkie shareholders holding more than 10% of the outstanding Bunkie Common Stock exercise and perfect dissenters' rights.

     Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Bunkie's shareholders may reduce the Exchange Ratio. In addition, any material change in the terms of the Merger after the Special Meeting would require a resolicitation of votes from Bunkie shareholders.

Regulatory and Other Approvals

     Hibernia is a registered bank holding company and as such is regulated by the Federal Reserve Board. The approval of the Federal Reserve Board of the Merger is required in order to consummate the Merger, and the Merger must be consummated within 90 calendar days after such approval is obtained. Approval of the Federal Reserve Board for the Merger was obtained on [date], 1995.

     HNB is regulated by the OCC, and the Bank Merger consequently must be approved by the OCC before it may be effected. [The OCC has approved the Merger.]

     Bunkie and Hibernia must wait at least 15 days after [date of approval], 1995 (the date of Federal Reserve Board approval) before they may consummate the Merger. During this 15-day period, the Department of Justice may object to the Merger on antitrust grounds.

     The shares of Hibernia Common Stock offered pursuant to the Proxy Statement-Prospectus will be registered with the Commission and the state securities regulators in those states that require such registration. The shares will also be listed on the NYSE.

     The regulatory approvals sought in connection with the Merger and the Bank Merger may be obtained or denied prior to or after the Special Meeting. The vote on the Merger at the Special Meeting is not dependent or conditioned upon receipt of any such approvals prior to the Special Meeting. Even if the Merger is approved at the Special Meeting, it may not be consummated thereafter. Failure to receive the requisite regulatory approvals will result in a termination of the Agreement.

Business Pending the Merger

     Under the terms of the Agreement, neither Bunkie nor the Bank may, without the prior written consent of Hibernia or as otherwise provided in the Agreement: (i) create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock; (ii) enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of or pay any bonus to such persons except in accordance with existing policy and except as provided for in the Agreement; (iii) enter into or substantially modify any employee benefits plans, except that Bunkie may amend its Profit Sharing Plan in order to bring such plan into compliance with applicable laws and regulations, and Bunkie may take steps to terminate its Profit Sharing Plan, including, but not limited to, the appointment of a successor trustee for purposes of distributing the proceeds of the plan to participants; (iv) establish any automatic teller machines or branch or other banking offices; (v) make any capital expenditure(s) in excess of $100,000; (vi) merge with any other company or bank or liquidate or otherwise dispose of its assets; or (vii) acquire another company or bank (except in connection with foreclosures of bona fide loan transactions). In addition, Bunkie may not solicit bids or other transactions that would result in a merger of Bunkie or the Bank with an entity other than Hibernia or HNB. Bunkie may pay normal and customary dividends prior to the Closing Date.

Effective Date of the Merger; Termination

     After all conditions to consummation of the Merger have been satisfied or waived, the effective date of the Merger shall be the date and time of the issuance by the Louisiana Secretary of State of a certificate of merger relating to the Merger (the "Effective Date").

     Prior to the Effective Date, the Agreement may be terminated by either party, whether before or after approval of the Agreement and the Merger by Bunkie's shareholders: (i) in the event of a material breach by the other party of any representation, warranty or covenant which has not been cured within the period allowed by the Agreement; (ii) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled or waived as of the Closing Date; (iii) if any application for any required federal or state regulatory approval has been denied, and the time for all appeals of such denial has run; (iv) if the shareholders of Bunkie fail to approve the Merger at the Special Meeting; or (v) in the event that the Merger is not consummated by March 31, 1996. The Agreement also may be terminated at any time by the mutual consent of the parties. In the event of termination, the Agreement becomes null and void, except that certain provisions thereof relating to expenses and confidentiality and the accuracy of information provided for inclusion in the Registration Statement of which this Proxy Statement-Prospectus is a part survive any such termination and any such termination does not relieve any breaching party from liability for any uncured breach of any covenant or agreement giving rise to such termination.

Management and Operations After the Merger

     On the Effective Date, Bunkie will be merged with and into Hibernia. Immediately thereafter, the Bank will merge with and into HNB and the separate existences of Bunkie and the Bank will cease. The offices of the Bank will operate as branch banking offices of HNB. The employees of the Bank on the Effective Date will become employees of HNB as of the Effective Date and will be employed on an "at will" basis thereafter, subject to any existing employment agreements or similar contractual obligations assumed by Hibernia or HNB.

     The Boards of Directors of Hibernia and HNB following the Merger shall consist of those persons serving as directors immediately prior thereto. Certain information regarding the directors of Hibernia elected at its annual meeting of shareholders on April 18, 1995 is contained in documents incorporated herein by reference. See "AVAILABLE INFORMATION." The directors of Bunkie and the Bank will resign their positions as directors as of the Effective Date. Some of these directors may serve on an advisory board of Hibernia after the Merger.

Certain Differences in Rights of Shareholders

     If the shareholders of Bunkie approve the Merger and the Merger is subsequently consummated, all shareholders of Bunkie, other than any shareholders who exercise and perfect dissenters' rights, will become shareholders of Hibernia. As shareholders of Hibernia, their rights will be governed by and subject to Hibernia's Articles of Incorporation and Bylaws, rather than Bunkie's Articles of Incorporation and Bylaws. Each of Bunkie and Hibernia are Louisiana corporations, and, as such, any differences in our rights of shareholders are set forth in their respective Articles of Incorporation and Bylaws. The following is a summary of the principal differences between the rights of shareholders of Bunkie and Hibernia not described elsewhere in this Proxy Statement-Prospectus.

     Stock. The total number of shares of all classes of stock which Hibernia shall have authority to issue is three hundred million, of which two hundred million shares shall be designated as Class A Common Stock of no par value and one hundred million shares shall be designated as Preferred Stock, without par value. The rights, preferences and privileges with respect to shares of Preferred Stock may be determined by the Hibernia Board of Directors. Consequently, shares of Preferred Stock could be issued in circumstances in which it would make an attempted acquisition of Hibernia more difficult. Bunkie is authorized to issue one class of shares to be designated "common". The total number of common shares of which Bunkie is authorized to issue is two hundred thousand shares, and the par value of each such share is $20.00.

     Liquidity of Stock. There currently is no ready market for the shares of Bunkie Common Stock, and such a market is not likely to develop in the future. The shares of Hibernia Common Stock that will be issued in the Merger will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of Bunkie or Hibernia. In addition, the Hibernia Common Stock is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

     Preemptive Rights. Shareholders of Hibernia do not have preemptive rights. Shareholders of Bunkie have preemptive rights to purchase or subscribe to any unissued shares of common stock or any right of subscription to or to receive, or any warrant or option for the purchase of, any shares of common stock that may be sold by Bunkie. These rights do not apply in certain limited circumstances, however, including transactions in which shares are issued for consideration other than cash, to satisfy conversion or option rights, pursuant to a stock bonus or option plan or similar type of stock-based employee benefit plan or when the shares to be issued are treasury shares. Preemptive rights are generally designed to permit shareholders to maintain their percentage ownership of a company if the company issues new shares. This right will not be afforded to Bunkie shareholders who become shareholders of Hibernia.

     Directors' Qualifications. No individual shall be elected a director of Hibernia unless such individual owns, in his or her own right, at the time of such election, not less than 100 shares of Hibernia voting stock. No individual shall be eligible for election as a director of Hibernia who has attained the age of 71 prior to the date of such election. No individual who is or becomes a business competitor or who is or becomes affiliated with, employed by or a representative of any individual, corporation, association, partnership, firm, business enterprise or other entity or organization which the Hibernia Board determines to be in competition with Hibernia shall be eligible for election as a director of Hibernia. Any financial institution having branches or affiliates within any state in which Hibernia or any of its subsidiaries operates or having (together with its affiliates) total assets or total deposits exceeding $500 million shall be presumed to be a business competitor of Hibernia, unless the Hibernia Board determines otherwise. Bunkie does not have similar qualification limitations for its directors.

     Removal of Directors. Shareholders of Hibernia may remove a director for cause (defined as gross negligence or wilful misconduct) by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. One or more directors of Bunkie may be removed, with cause or without cause, by the affirmative vote of a majority of the shares entitled to vote on the election of directors present at a meeting expressly called for that purpose.

     Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose. Bunkie's Articles of Incorporation may be amended in the same manner.

     The Bylaws of Hibernia may be amended or repealed by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of the company, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. The Bylaws of Bunkie may be amended by the Board of Directors and the shareholders, by a majority of the Directors and/or shareholders at a duly called meeting. The shareholders of Bunkie may provide that any or all bylaws altered, amended, repealed, or adopted by the shareholders shall not be altered, amended, re-enacted, or repealed by the Bunkie Board of Directors.

     Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer of Hibernia, or the Board of Directors. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of Bunkie may be called at any time by the President, the Board of Directors, or the holders of not less than twenty percent (20%) of all shares entitled to vote at such meeting.

     Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions. Bunkie's bylaws contain no specific provisions relating to shareholder proposals.

     Inspection Rights. At least ten days before each meeting of Bunkie shareholders, the secretary shall prepare a complete list of Bunkie shareholders entitled to vote at such meeting, arranged in alphabetical order, including the address of each shareholder and the number of voting shares held by each shareholder. For a period of ten days prior to such meeting, such list shall be kept on file at the registered office of Bunkie and shall be subject to inspection by any shareholder during usual business hours. Such list shall be produced at such meeting, and at all times during such meeting shall be subject to inspection by any shareholder. No similar rights exist for Hibernia shareholders, however, Louisiana law requires that such a list must be made available to shareholders at the meeting of shareholders.

     Action Without Meeting of Shareholders. Any action which may be taken, or is required by law, the articles of incorporation of Bunkie, or the Bunkie bylaws to be taken, at a meeting of Bunkie shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Bunkie shareholders who, in the aggregate, are entitled to vote the percentage of shares required for approval of the subject matter by law or the articles of incorporation, whichever is greater. Such consent shall have the same force and effect as a vote of the Bunkie shareholders entitled to vote such shares, and may be stated as such in any document filed with he Secretary of State of Louisiana or in any certificate or other document delivered to any person. The consent may be in one or more counterparts so long as each shareholder who consents has signed one of the counterparts. The signed consent shall be placed in the Bunkie minute book. The Hibernia shareholders do not have similar provisions for action taken without a meeting of shareholders.

     Certain Transfer Restrictions Relating to 5-Percent Shareholders. Article IX of Hibernia's Articles of Incorporation restricts transfers of equity interests in Hibernia under certain circumstances. This restriction (the "5-Percent Restriction") is intended to protect Hibernia from certain transfers of equity interests which could have a material adverse effect on Hibernia's ability to use certain tax benefits to reduce its taxable income. Under the 5-Percent Restriction, if, before December 29, 1995, a shareholder transfers or agrees to transfer Hibernia stock or stock equivalents, the transfer will be prohibited and void to the extent that it would result under applicable Federal income tax rules in the identification of a new "5-percent shareholder" of Hibernia or an increase in the percentage stock ownership of any existing "5-percent shareholder" is increased.

      The 5-Percent Restriction does not apply to any transfer which has been approved in advance by the Board of Directors of Hibernia, or which is made in compliance with exceptions established from time to time by resolution of the Board of Directors. The Board of Directors may withhold its approval of a transfer only if, in its judgment, the transfer may result in any limitation on the use by Hibernia of its net operating loss carryforwards or built-in tax losses or other tax attributes. The Board of Directors may adopt further resolutions exempting additional transfers from the 5-Percent Restriction.

     The 5-Percent Restriction may adversely affect the marketability of the Hibernia Common Stock by discouraging potential investors from acquiring equity securities of Hibernia.
However, since its adoption in September 1992, the 5-Percent
Restriction does not appear to have had any such adverse affect on the marketability of the Hibernia Common Stock.

     While the 5-Percent Restriction may have the effect of impeding a shareholder's attempt to acquire a significant or controlling interest in Hibernia, the purpose of the 5-Percent Restriction is to preserve the tax benefits of Hibernia's previous losses, not to insulate management from change. Management of Hibernia believes the tax benefits outweigh any anti-takeover impact of the 5-Percent Restriction. Any anti-takeover effect of the 5-Percent Restriction will end with the termination of the 5-Percent Restriction on December 29, 1995.

Interests of Certain Persons in the Merger

     Indemnification of Bunkie Directors. The terms of the Merger include certain provisions that protect the officers and directors of Bunkie and the Bank from and against liability for actions arising while they served in those capacities for Bunkie and/or the Bank. The Agreement provides for indemnification of such persons to the same extent as they would have been indemnified under the Articles of Incorporation and Bylaws of Hibernia in effect on September 7, 1995, except that the Agreement limits Hibernia's aggregate liability for such indemnification to $5 million and requires each officer and director eligible for such indemnification to execute a joinder agreement in which such persons agree to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification. The indemnification provisions of the Agreement do not apply to claims of which such persons were aware or should have been aware on or prior to the Closing Date as to which either of Bunkie's or the Bank's director and officer liability insurance carrier was not notified prior to the Closing.

     The Agreement also provides for indemnification of Bunkie's officers, directors and certain affiliates from and against liability arising under the Securities Act or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated therein or necessary to make the statements made therein not misleading. This indemnification does not apply to statements made in reliance on information furnished to Hibernia by Bunkie for use in the Registration Statement, including this Proxy Statement-Prospectus.

     Employment Agreements. Hibernia intends to execute, contemporaneously with consummation of the Merger, employment agreements with James Lynn Bordelon, President, Michael J. Thevenot, Senior Vice President, Steve Normand, Senior Vice President, and John A. Boatner, Jr., Chairman and Chief Executive Officer. Each of these contracts provides for employment for a period of three years after the date thereof and at income levels currently earned by those individuals, with annual salary and bonuses based upon Hibernia's policies and the performance of each individual, except for Mr. Boatner whose contract term is for one year at an income level less than currently earned by Mr. Boatner. Each contract may be terminated for cause by Hibernia without liability for further payments thereunder. The agreements may also be terminated without cause by Hibernia or for "good reason", as defined therein, by the individual, which termination would require Hibernia to pay the individual the salary provided for therein for the remainder of the unexpired term of the contract. For purposes of these contracts, "good reason" is generally defined as a material diminution or other adverse change in the duties and responsibilities of the employee or requiring the employee to relocate without his consent.

     Advisory Board of Directors. If the Merger occurs, HNB may invite some of the members of Bunkie's or the Bank's Board of Directors to serve on the Advisory Board of Hibernia headquartered in Alexandria. The Advisory Board meets periodically at the discretion of the City President in Alexandria, and members of the Advisory Board are paid for attendance at those meetings.

Material Tax Consequences

     The following is a summary description of the material income tax consequences of the Merger; it is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to such shareholder. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each shareholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger to him, her or it.

     Consummation of the Merger is conditioned upon the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368 of the Code, and that the exchange of Bunkie Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Bunkie's shareholders with respect to such exchange. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

     If the Merger constitutes a reorganization within the meaning of Section 368 of the Code: (i) no gain or loss will be recognized by Bunkie, the Bank, Hibernia or HNB by reason of the Merger; (ii) a shareholder of Bunkie will not recognize any gain or loss for federal income tax purposes to the extent Hibernia Common Stock is received in the Merger in exchange for Bunkie Common Stock; (iii) the tax basis in the Hibernia Common Stock received by a shareholder of Bunkie will be the same as the tax basis in the Bunkie Common Stock surrendered in exchange therefor; and (iv) the holding period, for federal income tax purposes, for Hibernia Common Stock received in exchange for Bunkie Common Stock will include the period during which the shareholder held the Bunkie Common Stock surrendered in the exchange, provided that the Bunkie Common Stock was held as a capital asset at the Effective Date.

     The Louisiana income tax treatment to the shareholders of Bunkie should be substantially the same as the federal income tax treatment to the shareholders of Bunkie described above.
Shareholders residing in states other than Louisiana are encouraged to consult their tax advisors regarding the state income tax implications of the Merger to them.

     The parties have received the opinion of Ernst & Young LLP, certified public accountants, to the effect that the Merger, if consummated in accordance with the terms of the Agreement, will constitute a reorganization for purposes of Section 368 of the Code and will have the tax effects described in this section. A copy of the form of opinion of Ernst & Young LLP in this regard is attached hereto as Appendix D. As noted in the opinion, the opinion is based upon certain representations and assumptions described therein. Shareholders of Bunkie are urged to review the full text of the opinion of Ernst & Young LLP attached hereto as Appendix D with regard to the tax consequences of the Merger to them.

     For information regarding the federal income tax consequences of cash payments received by dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Resale of Hibernia Common Stock

     The shares of Hibernia Common Stock issuable to shareholders of Bunkie upon consummation of the Merger have been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Hibernia Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be affiliates of Bunkie as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, Bunkie, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of Bunkie.

     Hibernia Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of Bunkie may be resold without registration as provided by Rule 145, or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not affiliates of Hibernia, may publicly resell Hibernia Common Stock received by them in the Merger subject to certain limitations, principally as to the manner of sale, during the two years following the Effective Date. After the two-year period, such affiliates may resell their shares without restriction. In addition, shares of Hibernia Common Stock issued to affiliates of Bunkie in the Merger will not be transferable until financial statements pertaining to at least 30 days of post-Merger combined operations of Hibernia and Bunkie have been published, in order to satisfy certain requirements of the Commission relating to pooling-of-interests accounting treatment.

     The Agreement provides that Bunkie will use its best efforts to identify those persons who may be deemed to be affiliates of Bunkie and to cause each person so identified to deliver to Hibernia a written agreement providing that such person will not dispose of Bunkie Common Stock or Hibernia Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. In addition, Hibernia intends to place stop transfer instructions with its transfer agent regarding Hibernia Common Stock issued to affiliates of Bunkie.

Rights of Dissenting Shareholders

     Each Bunkie shareholder who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided in Louisiana Revised Statutes Section 12:131 of the LBCL, a copy of which is set forth as Appendix C hereto.

     Section 131 provides that shareholders of Louisiana corporations who vote against a merger have the right to dissent if the merger is authorized by less than 80% of the total voting power of the corporation. In order to so dissent, the shareholder must file with the corporation a written objection to the merger, which objection must be filed with the corporation prior to or at the meeting at which the vote is taken. In addition, the shareholder must vote against the merger at the meeting. If the merger is approved by less than 80% of the total voting power of the corporation, the corporation must provide by registered mail notice of such vote to shareholders who filed a written objection and voted against the merger. A dissenting shareholder must then file with the corporation a written demand for the fair cash value of his shares as of the date before the vote was taken. The demand must be made within twenty days of the mailing of the notice from the corporation and must include the fair value being requested by the dissenting shareholder. The shareholder must also include in the demand a post office address to which the corporation's reply may be sent and must deposit his shares in escrow at a bank, duly endorsed and transferred to the corporation on the sole condition that the fair value be paid. If the corporation does not agree with the fair value requested by the dissenting shareholder, it must notify the shareholder within twenty days after receipt of the shareholder's demand and state in such notice the value it is willing to pay for the shares. If a disagreement continues over the fair value, the LBCL provides a method for determination of fair value by a district court in the parish in which the corporation (if it still exists) or the merged corporation has its registered office.

     The amount received by a dissenting shareholder may be more or less than, or equal to, the value of the Hibernia Common Stock received by other Bunkie shareholders in the Merger.

     Shareholders who file a demand for payment of fair value cease to have any rights as shareholders of the corporation thereafter. Also, shareholders may withdraw their demand at any time before the corporation gives notice of disagreement. Withdrawal of a demand thereafter requires the written consent of the corporation in order to be effective.

     Each step must be taken in strict compliance with the applicable provisions of the statute in order for holders of Bunkie Common Stock to perfect dissenters' rights. Shareholders of Bunkie will lose their right to dissent from the Merger unless they both
(i) file with Bunkie a written objection to the Agreement and the Merger prior to or at the Special Meeting and (ii) vote their shares (in person or by proxy) against the Merger at the Special Meeting.

     Cash received by a dissenting shareholder of Bunkie in exchange for his or her Bunkie stock will generally be subject to state and federal income tax and should be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption should be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code. In that case, the shareholder would recognize ordinary income, or capital gain, as the case may be, in an amount equal to the difference between the amount of cash received in redemption of his shares and his basis in his Bunkie shares. The Louisiana income tax treatment to dissenting shareholders of Bunkie will be substantially the same as the federal income tax treatment to such shareholders.
Shareholders residing outside of Louisiana should consult their tax advisors as to the state income tax consequences of exercising dissenters' rights.

Dividend Reinvestment Plan

     Hibernia maintains a Dividend Reinvestment Plan through which shareholders of Hibernia who participate in the plan may reinvest dividends in Hibernia Common Stock. Shares are purchased for participants in the plan at their market value as determined by the market price of the stock as listed on the NYSE. The plan also permits participants to purchase additional shares with cash at the then-current market price. All shares purchased through the plan are held in a separate account for each participant maintained by Hibernia's transfer agent. Shareholders who participate in the Dividend Reinvestment Plan purchase shares through the plan without paying brokerage commissions or other costs ordinarily associated with open market purchases of stock. It is anticipated that the Dividend Reinvestment Plan will continue after the Effective Date and that shareholders of Bunkie who become shareholders of Hibernia will have the same opportunity to participate in the plan as other shareholders of Hibernia.

Accounting Treatment

     It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction. In order for the Merger to qualify for pooling-of-interests accounting treatment, 90% or more of the outstanding Bunkie Common Stock must be exchanged for Hibernia Common Stock. If holders of more than 10% of the outstanding Bunkie Common Stock exercise and perfect dissenters' rights, the Merger will not qualify as a pooling of interests. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of Bunkie cannot reduce their holdings of Hibernia Common Stock received in the Merger for a period beginning 30 days prior to the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of Bunkie and Hibernia. Persons believed by Bunkie to be "affiliates" have agreed to comply with these restrictions.

     Bunkie has agreed to use its best efforts to permit the transaction to be accounted for as a pooling-of-interests. Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment.

                CERTAIN REGULATORY CONSIDERATIONS

General

     As a bank holding company, Hibernia is subject to the regulation and supervision of the Federal Reserve Board. Under the Bank Holding Company Act of 1956 (the "BHCA"), bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging under the BHCA in nonbanking activities, subject to certain exceptions.

     Hibernia's banking subsidiary, Hibernia National Bank, is subject to supervision and examination by applicable federal and state banking agencies. HNB is a national banking association subject to the regulation and supervision of the Comptroller of the Currency (the "Comptroller"). HNB is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of HNB. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends

     Hibernia generally depends upon payment of dividends by HNB in order to pay dividends to its shareholders and to meet its other needs for cash to pay expenses. Hibernia derives substantially all of its income from the payment of dividends by HNB, and its ability to pay dividends is affected by the ability of HNB to pay dividends. HNB is subject to various statutory restrictions on its ability to pay dividends to Hibernia. Under such restrictions, the amount available for payment of dividends to Hibernia by HNB was approximately $209 million at October 1, 1995. In addition, the OCC has the authority to prohibit any national bank from engaging in an unsafe or unsound practice, and the OCC has indicated its view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The ability of HNB to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines. Additional information in this regard is contained in documents incorporated by reference herein. See "AVAILABLE INFORMATION."

     In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial conditions.

Restrictions on Extensions of Credit

     HNB is subject to restrictions imposed by federal law on the ability of any national bank to extend credit to affiliates, including Hibernia, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf (including an endorsement or standby letter of credit) or to purchase or invest in the stock or securities thereof or to take such stock or securities as collateral for loans to any borrower. Such extensions of credit and issuances generally must be secured by eligible collateral and are generally limited to 15% of HNB's capital and surplus.







              CERTAIN INFORMATION CONCERNING BUNKIE

Description of Business

     General. Bunkie is a registered bank holding company headquartered in Bunkie, Louisiana that was incorporated under the laws of Louisiana on January 19, 1984. Bunkie engages in the banking business through its subsidiary, Bunkie Bank & Trust Company. As of September 30, 1995, Bunkie's consolidated assets were equal to $105.7 million.

     The Bank is located in Avoyelles Parish, Louisiana (which Parish has approximately 45,000 residents) and operates its main office and four additional branch offices in Bunkie, Cottonport and Marksville, Louisiana. As of September 30, 1995, the Bank had total assets of approximately $ 105.4 million and deposits of approximately $95.2 million.

     The Bank provides a wide range of retail banking services, including checking and savings accounts; certificates of deposit;
individual retirement accounts; commercial, real estate, consumer and agricultural loans; and safe deposit boxes.

     There is no individual customer or group of customers, the loss of which would have a material adverse effect on the operations of the Bank. No significant portion of the Bank' loans is concentrated within a single industry or group of related industries.

     Properties.  The Bank operates in three locations in Bunkie,
Louisiana: 122 West Church Street, 1000 North Main Street and 201 Walnut Street; in one location in Cottonport: 911 Bryan Street; and in one location in Marksville: 307 East Tunica. Each of the properties on which branches or offices of the Bank are located are owned by Bunkie or the Bank or operated under leases with third parties, the terms of which are fair to the Bank and provide for rent in amounts that do not exceed the rates charged for similar properties to other entities in the relevant markets.

     Employees.  The Bank had 55 employees as of September 30,
1995. Bunkie has no employees that are not otherwise employed by the Bank.

     Competitive Conditions. The principal markets in which Bunkie competes are Avoyelles Parish and some of Rapides, Evangeline and St. Landry Parishes. For deposits and loans, Bunkie competes with other banks, savings institutions, credit unions, finance companies, mortgage companies, insurance companies, governmental agencies and other financial institutions.

     Legal Proceedings. Bunkie and its subsidiaries are parties to certain legal proceedings and litigation that arise in the ordinary course of their businesses that are not expected to have a material impact on Bunkie's consolidated operations or financial condition.




        MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
        ---------------------------------------------------------
                        & RESULTS OF OPERATIONS
                        -----------------------


The following discussion provides certain information concerning
Bunkie Bank's financial condition and results of operations. For a more complete understanding of the following discussion, reference should be made to the financial statements of Bunkie Bank and related notes thereto presented elsewhere in this Proxy
Statement-Prospectus.


Results of Operations September 30, 1995, Compared to September 30,
1994

Net income for the nine months ended September 30, 1995 was $1,094,000 or approximately $244,000 more than the nine months ended September 30, 1994, net income of $850,000. The increase in net income was primarily due to an increase of approximately $241,000 in net interest income and a negative loan loss provision of $150,000. Noninterest expenses increased by $114,000.

Return on average assets for the nine month ended September 30, 1995, was 1.38% compared to 1.14% for 1994. Return on average equity was 16.14% and 13.57% for the 1995 and 1994 periods, respectively.

Bunkie Bank's reserve for loan losses is, in management's opinion, sufficient to maintain an adequate allowance for loan losses and to support increases in the loan portfolio. Bunkie Bank had a negative provision for loan losses of $150,000 for the nine months ended September 30, 1995. This is a result of recoveries received from the previous year causing our reserve to be in excess of the required reserve.

Net interest income is the major component of Bunkie Bank's income. Net interest income for the nine months ended September 30, 1995, was $3,118,000, an increase of approximately $241,000 over the amount reported for the nine months ended September 30, 1994. The increase in net interest income was primarily attributable to the increase in loans during nine months ended September 30, 1995 and an increase in the average yield of the investment portfolio of Bunkie Bank. Loan fee income earned for the nine months ended September 30, 1995 and September 30, 1994, was not significant.

Noninterest income was $518,000 for the nine months ended September 30, 1995, an increase of approximately $124,000 over the nine months ended September 30, 1994. The primary sources of noninterest income are service charges on deposit accounts and other fees and charges.

Total noninterest expenses for the nine months ended September 30, 1995 were $2,409,000 or approximately 5% more than the $2,295,000 reported for the nine months ended September 30, 1994. Salaries and employee benefits increased a combined $63,000 or 6.68%. Occupancy and equipment expenses increased approximately $4,000 in 1995. Other noninterest expenses increased $55,000 compared to 1994.


Financial Condition September 30, 1995, Compared to September 30,
1994

Total assets of Bunkie Bank continued to grow in 1995, compared to September 30, 1994. Investment securities decreased $4.4 million, or 8%. Loans increased $6.1 million to $46.8 million at September 30, 1995, net of unearned interest. The allowance for loan losses at September 30, 1995, was $611,000, a decrease of $310,000 over the allowance at September 30, 1994. This was a result of a negative provision for loan losses in the 3rd quarter of 1995 for $150,000. Bunkie Bank opened a branch bank in Marksville, LA during 1994 and estimate that the total cost for the first year of operations was approximately $150,000. The adequacy of the allowance for loan losses is determined on an ongoing basis using historical loan loss experience of Bunkie Bank, portfolio growth and asset quality trends, and economic conditions with Bunkie Bank's trade area. Additional allocations are made to the allowance for specifically identified potential losses in the portfolio. The allowance for loan losses was 1.31% of loans outstanding at September 30, 1995, compared to 2.21% at September 30, 1994.

Total deposits grew .71% to $95.2 million at September 30, 1995, as compared to $94.5 million at September 30, 1994.

Total stockholders' equity at September 30, 1995, was $9,683,000, an increase of $1,195,000 since September 30, 1994.

Bunkie Bank has no foreign loans and has concentrations of credit to borrowers in the agriculture industry. A concentration generally exists when more than 10% of total loans are outstanding to borrowers in the same industry. Agriculture loans were 14.38% of total loans in 1995, 11.38% in 1994.


Results of Operations 1994, Compared to 1993

Net income for the year 1994, was $1,214,000 or approximately the same as 1993 net income of $1,222,000. A negative provision for loan losses in 1994 of $200,000 kept the income at the same level as 1993.

Return on average assets for the year 1994, was 1.21% compared to 1.30% for 1993. Return on average equity was 14.67% and 15.57% in 1994 and 1993, respectively. Bunkie Bank paid dividends of $45 per share in 1994 and 1993.

Bunkie Bank's provision for loan losses is, in management's opinion, sufficient to maintain an adequate allowance for losses and to support increases in the loan portfolio. There was a negative provision for loan losses in the amount of $200,000 in 1994. There was no provision for loan losses in 1993. Net loans charged-off in 1994 were ($228,000) versus ($122,000) in 1993.

Net interest income is the major component of Bunkie Bank's income. Net interest income for the year 1994 was $3,781,000, a decrease of approximately $28,000 over the amount reported for the year 1993. The decrease in net interest income was primarily attributable to the decrease in interest rates during 1994. Loan fee income earned in 1994 and 1993 was not significant.

Noninterest income was $754,000 in 1994, an increase of approximately $145,000 over 1993. The primary sources of noninterest income were service charges on deposit accounts and other fees and charges.

Total noninterest expenses for 1994 were $3,151,000 or approximately 8.5% more than the $2,902,000 reported for 1993. Salaries and employee benefits increased a combined $65,000 or 4.64%. Occupancy and equipment expenses increased approximately $61,000 in 1994. Other noninterest expenses increased $175,000 compared to 1993.


Financial Condition 1994, Compared to 1993

Total assets of Bunkie Bank continued to grow in 1994, increasing 12% over total assets at December 31, 1993. At December 31, 1994, investment securities had an estimated market value of approximately $2,752,000 less than their carrying value.
Management does not foresee any significant change in its investment strategy as a consequence of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity securities." Bunkie Bank adopted Statement No. 115 effective January 1, 1994. Approximately 75% of the investment securities portfolio was classified as "available for sale" in the first quarter of 1994.

Loans increased $3.4 million to $38.3 million at December 31, 1994, net of unearned interest. The allowance for loan losses at December 31, 1994, was $839,000, an increase of $28,000 over the allowance at December 31, 1993. A summary of the changes in the allowance for 1993 and 1992 is included in the Selected Statistical Data section. The adequacy of the allowance for loan losses is determined on an ongoing basis using historical loan loss experience of Bunkie Bank, portfolio growth and asset quality trends, and economic conditions within Bunkie Bank's trade area. Additional allocations are made to the allowance for specifically identified potential losses in the portfolio. The allowance for loan losses was 2.19% of loans outstanding at December 31, 1994, compared to 2.33% at December 31, 1993.

It is Bunkie Bank's policy to place loans greater than 90 days past due on nonaccrual status, unless certain criteria are met. At
December 31, 1994, nonaccrual loans were $309,000 compared to $346,000 at December 31, 1993.

Total deposits grew 12.4% to $97.1 million at December 31, 1994, as compared to $86.4 million at December 31, 1993.

Total stockholders' equity at December 31, 1994, was $8,386,000, an increase of $170,000, since December 31, 1993. The increase in total shareholders equity at December 31, 1994, would have been $716,000, but with the adoption of FASB 115 and having an unrealized loss in the Capital Section, it was only an increase of $170,000 Net. Net earnings retained during 1993, after paying dividends of $485,000 totaled $723,000. The equity to assets ratio was 8.32% at December 31, 1994, compared to 8.71% at December 31, 1993.


Results of Operations 1993, Compared to 1992

Net income for 1993 was $1,222,000, a decrease of $229,000 over 1992 net income of $1,451,000. Net income per share was $111 in 1993, compared to $132 in 1992. The 1993 decrease in net income was primarily due to a reduction in the income received as discount income for those loans from the Avoyelles Trust & Savings Bank that were paid out and the bank was able to take this discount into income.

Return on average assets for the year 1993 was 1.30% versus 1.67% for 1992. Return on average equity for 1993 was 15.57% compared to 20.68% for 1992. Dividends per share were $45 in 1993 and $45 in 1992.

Net interest income, the major component of Bunkie Bank's income, decreased approximately $90,000 in 1993.

Noninterest income decreased approximately $84,000 in 1993 versus
1992.  There were no provisions for loan losses in 1993 or 1992.


Financial Condition 1993, Compared to 1992

Total assets increased by $1.9 million, or 2%. Investment securities decreased $3 million over 1992. Loans increased $4.6 million during 1993. Bunkie Bank's allowance for loan losses increased $121,000 to $811,000 or 2.33% of outstanding loans. The loan to deposit ratio at December 31, 1993 was 41%.

Total deposits at December 31, 1993, were $86,397,000, a 2% increase over total deposits at December 31, 1992, of $84,718,000.

Total stockholders' equity increased $721,000 or 9.62% from December 31, 1992 to December 31, 1993. This increase consisted of net earnings retained of $721,000. The equity to assets ratio at December 31, 1993 and 1992 was 8.71% and 8.65%, respectively.

Selected Statistical Data

                            Loans by Type
                            --------------
                            (In Thousands)

Description          9/30/95     9/30/94     12/31/94     12/31/93
-----------          -------     -------     --------     --------

Real Estate          23,289      22,137      21,794       18,557
Commercial            5,008       4,239       4,371        3,661
Consumer             12,077      10,697      10,390        9,703
Other (Agri crop
  & other)            6,963       5,171       2,324        3,460
                     ------      ------      ------       ------
                     47,337      42,244      38,879       35,381

Unearned interest
& fees                  568         592         589          522
Allowance for loan
losses                  611         921         839          811
                     ------      ------      ------       ------
Loans, net           46,158      40,731      37,451       34,048


              Nonaccrual, Past Due and Restructured Loans
              -------------------------------------------
                              (In Thousands)

                     9/30/95     9/30/94     12/31/94     12/31/93
                     -------     -------     --------     --------

Accruing loans
contractually 90
days or more as to
interest or
principal payments      199         436          252          297
Nonaccrual loans        422         269          309          346
Restructured loans      -0-         -0-          -0-          -0-
                     -------     -------     --------     --------
Total nonperforming
  loans                 621         705          561          643




                    Analysis of Allowance for Loan Losses
                    -------------------------------------
                                (In Thousands)

                 Nine Months Ending           Fiscal Year Ending
                 September 30                 December 31
                 ------------------           ------------------
                 1995          1994           1994          1993
                 ----          ----           ----          ----

Balance,
beginning of
period            839           811            811           690
Amounts
charged off:
Real Estate       -0-            15             21            16
Commercial         38           281            280            14
Consumer          150            55            121           123
                 ----          ----           ----          ----
Total charged
off               188           351            422           153

Recoveries on
amounts charged
off:
Real Estate        34             6            160            13
Commercial         12           411            425           149
Consumer           64            44             65           112
                 ----          ----           ----          ----
Total recoveries  110           461            650           274
                 ----          ----           ----          ----
Net charge-offs    78          (110)          (228)         (121)
Provision for
loan losses      (150)          -0-           (200)          -0-
                 ----          ----           ----          ----

Balances, end
of period Ratio
of net charge-
offs during the
period to
average loans
outstanding
during the
period            611           921            839           811
                  .19%         (.29%)         (.63%)        (.38%)








                   Allocation for Allowances for Loan Losses
                   -----------------------------------------
                                (In Thousands)

                    September 30                 December 31
                 ------------------           ------------------

                 1995          1994           1994          1993
                 ----          ----           ----          ----

Real Estate             Not                          Not
Commercial           Available                    Available
Consumer
Other (Agri crop
& other)
                 ----          ----           ----          ----
Total             611           921            839           811



Percentage Distribution of Allowance for Loan Losses and Categories
        of Loans as Percent of Gross Loans at December 31
-------------------------------------------------------------------

                       1994                          1993
               ----------------------        ----------------------
               Allowance      Loans          Allowance      Loans
               ---------      -----          ---------      -----

Real Estate        Not         56.06            Not          52.45
Commercial      Available      11.25         Available       10.35
Consumer                       26.73                         27.43
Other (Agri
crop & other)                   5.96                          9.77
                 -------      -------        -------        -------
                  100.0%       100.0%         100.0%         100.0%


Percentage Distribution of Allowance for Loan Losses and Categories
        of Loans as Percent of Gross Loans at September 30
-------------------------------------------------------------------

                       1995                          1994
               ----------------------        ----------------------
               Allowance      Loans          Allowance      Loans
               ---------      -----          ---------      -----

Real Estate        Not         49.20            Not          52.40
Commercial      Available      10.58         Available       10.03
Consumer                       25.52                         25.32

Other (Agri
crop & other)                  14.70                         12.25
                 -------      -------        -------        -------
                  100.0%       100.0%         100.0%         100.0%


       Average Deposit Distribution and Average Interest Rates
       -------------------------------------------------------
                       (Dollars in Thousands)

YEAR ENDED                December 31, 1994                  December 31, 1993
                    ------------------------------     ------------------------------
                    Average    Interest    Average     Average    Interest    Average
                    Balance    Expense      Rate       Balance    Expense      Rate
                    -------    --------    -------     -------    --------    -------
Noninterest
  bearing accounts  12,525       N/A         N/A        11,266      N/A         N/A
NOW accounts        10,422       283         2.72%      10,530      264         2.51%
Money market
  accounts          11,314       370         3.28%      10,095      301         2.99%
Savings accounts     7,775       244         3.14%       7,307      216         2.95%
Certificates of
  deposit $100,000
  and greater        9,143       279         3.06%       8,075      235         2.92%
Less than $100,000  41,097     1,685         4.11%      38,929    1,502         3.86%
                    ------     -----         -----      ------    -----         -----
Total               92,276     2,861         N/A        86,202    2,518         N/A



NINE MONTHS ENDED            September 30, 1995                 September 30, 1994
                       ------------------------------     ------------------------------
                       Average    Interest    Average     Average    Interest    Average
                       Balance    Expense      Rate       Balance    Expense      Rate
                       -------    --------    -------     -------    --------    -------
Noninterest bearing
  accounts             13,273       N/A         N/A        11,461      N/A         N/A
NOW accounts            9,848       183         2.48%      10,357      221         2.86%
Money market accounts  11,394       286         3.36%      11,549      267         3.10%
Savings accounts        8,042       170         2.83%       8,061      183         3.04%
Certificates of deposit
$100,000 and greater    9,549       365         5.11%       9,250      197         2.84%
Less than $100,000     44,352     1,767         5.37%      39,986      197         4.00%
                       ------     -----         -----      ------    -----         -----
Total                  96,458     2,771         N/A        90,664    2,065         N/A




             Maturity Distribution of Certificates of Deposit of $100,000 and Over
-----------------------------------------------------------------------------------------------------------
                                        (In Thousands)


                               At December 31, 1994                  At September 30, 1995
                           -----------------------------------    -----------------------------------
                           Certificates     IRA                   Certificates     IRA
                           of Deposit       Accounts   Total      of Deposit       Accounts   Total
                           ------------     --------   -------    ------------     --------   -------


Less than three months      3,458           Inc. In     3,458      3,795           Inc. In     3,795
Three to twelve months      7,121           Totals      7,121      4,910           Totals      4,910
More than twelve months       740                         740      1,490                       1,490
                           ------           -------    ------     ------           --------   ------
Total                      11,319                      11,319     10,195                      10,195
                           ------           -------    ------     ------           --------   ------



Ownership of Bunkie Common Stock and Dividends

     Market Prices. As of the Record Date, there were 11,006 shares of Bunkie Common Stock outstanding and approximately 109 shareholders of record of such shares. There is no established trading market for Bunkie Common Stock, and it has been subject to only limited trading. The shares are not listed on any exchange or quoted on any automated quotation system, and no institution makes a market in the stock.

     Ownership of Principal Shareholders. Except for the Bunkie Common Stock, Bunkie has no other class of voting securities issued or outstanding. The following table provides information concerning persons known to Bunkie to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Bunkie Common Stock, as of November 10, 1995. Except as set forth below, no person is known by Bunkie as of such date to be the beneficial owner of more than 5% of the outstanding voting securities of Bunkie. Unless otherwise noted, the named persons own the shares directly and have sole voting and investment power with respect to the shares indicated.

Name and Address              Amount and Nature of
of Beneficial Owner           Beneficial Ownership     % of Class

John A. Boatner, Jr.               3200                  29.08%
P. O. Box 360
Bunkie, LA  71322

J. B. Luke                          966                   8.78%
P. O. Box 682
Bunkie, LA  71322

R. H. Luke                          850                   7.72%
P. O. Box 510
Bunkie, LA  71322


     Ownership of Directors and Executive Officers of Bunkie. The following table provides information concerning the shares of Bunkie Common Stock beneficially owned, directly or indirectly, by each director and executive officer of Bunkie, and all directors and executive officers as a group, as of November 10, 1995. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

Name and Address              Amount and Nature of
of Beneficial Owner           Beneficial Ownership     % of Class

John A. Boatner, Jr.               3200                  29.08%
P. O. Box 360
Bunkie, LA  71322

J. B. Luke                          966                   8.78%
P. O. Box 682
Bunkie, LA  71322

R. H. Luke                          850                   7.72%
P. O. Box 510
Bunkie, LA  71322

James L. Bordelon                   457                   4.15%
P. O. Box 52
Hessmer, LA  71341

Frank L. Mulhearn                   443                   4.03%
P. O. Box 28
Bunkie, LA  71322

Thomas A. Durham                    209                   1.90%
P. O. Box 5856
Bunkie, LA  71322

Earl F. Rabalais                     90                    .82%
P. O. Box 110
Bunkie, LA  71322

William F. Reynolds                 182                   1.65%
401 S. Gayle
Bunkie, LA  71322

John M. Lindsly                     295                   2.68%
P. O. Box 694
Bunkie, LA  71322

Edmond St. Romain                     8                    .07%
2417 Regard Street
Mansura, LA  71350

Michael L. Thevenot                   8                    .07%
1491 Horseshoe Drive
Cottonport, LA  71327

Steve Normand                         8                    .07%
754 Slim Lemoine Road
Mansura, LA  71350

John Singletary                      18                    .16%
Rt. 1, Box 239H
Bunkie, LA  71322

     Dividends. Bunkie has paid dividends to its shareholders in each of the last three fiscal years, including $45.00 per share in each of the years 1994, 1993 and 1992. $30.00 in dividends per share were paid by Bunkie through November 1, 1995, and additional dividends of $20.00 per share are planned prior to the Effective Date of the Merger.

     Bunkie's ability to pay dividends is dependent upon the earnings and financial condition of the Bank, since all of the funds used by Bunkie to pay dividends are derived from dividends paid by the Bank to Bunkie.




            RELATIONSHIP WITH INDEPENDENT AUDITORS

     Kenneth J. Breaux, Certified Public Accountant, has continuously served as the independent auditor for Bunkie from 1984 through the present. A representative of Kenneth J. Breaux is expected to be present at the Special Meeting of Bunkie's shareholders, will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

                       VALIDITY OF SHARES

     The validity of the shares of Common Stock offered hereby has been passed upon for Hibernia by Randolf F. Kassmeier, Associate Counsel and Assistant Secretary of Hibernia. As of the date of this prospectus, Mr. Kassmeier owned 2,105 shares of Hibernia Common Stock and held options to purchase 5,730 shares of Hibernia Common Stock, of which 1,025 options are currently exercisable.

                             EXPERTS

     The consolidated financial statements of Hibernia incorporated in this Proxy Statement-Prospectus by reference from Hibernia's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, and have been so incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The supplemental consolidated financial statements of Hibernia for the fiscal year ended December 31, 1994 incorporated in this Proxy Statement-Prospectus by reference from Hibernia's Current Report on Form 8-K dated October 12, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference, which is based in part on the reports of the following independent auditors -- Arthur Andersen LLP and Postlethwaite & Netterville. The supplemental consolidated financial statements referred to above are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Bunkie as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 contained in this Proxy Statement-Prospectus have been audited by Kenneth J. Breaux, certified public accountant, as set forth in their report thereon contained therein, and have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA


                               CONSOLIDATED FINANCIAL STATEMENTS

                                  DECEMBER 31, 1994 AND 1993



















                                                   KENNETH J. BREAUX
                                                   CERTIFIED PUBLIC ACCOUNTANT
                                                   305 WALNUT STREET
                                                   P. O. BOX 140
                                                   BUNKIE, LA  71322
                                                   PHONE:  (318) 346-2652
                                                   FAX:  (318) 346-6547


                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA



                                       TABLE OF CONTENTS



                                                              PAGE

INDEPENDENT AUDITOR'S REPORT                                     3

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS                  EXHIBIT A    4-5

     CONSOLIDATED STATEMENTS OF
       CHANGES IN STOCKHOLDERS'
       EQUITY                                     EXHIBIT B      6

     CONSOLIDATED STATEMENTS OF INCOME            EXHIBIT C      7

     CONSOLIDATED STATEMENTS OF CASH FLOWS        EXHIBIT D    8-9

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              10-17


INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTAL
  INFORMATION                                                   19

     CONSOLIDATING SCHEDULE-FINANCIAL POSITION   SCHEDULE 1  20-21

     CONSOLIDATING SCHEDULE-INCOME               SCHEDULE 2     23




















                                       KENNETH J. BREAUX
                                  CERTIFIED PUBLIC ACCOUNTANT
                                       305 WALNUT STREET
                                         P. O. BOX 140
                                       BUNKIE, LA  71322
                                    PHONE:  (318) 346-2652
                                     FAX:  (318) 346-6547




                                 INDEPENDENT AUDITOR'S REPORT



February 10, 1995


Board of Directors and Shareholders
Bunkie Bancshares, Inc. and Subsidiary
Bunkie, Louisiana  71322

I have audited the accompanying consolidated balance sheets of Bunkie Bancshares, Inc. and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bunkie Bancshares, Inc. and Subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ KENNETH J. BREAUX
KENNETH J. BREAUX
CERTIFIED PUBLIC ACCOUNTANT


                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA

                                  CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 1994 AND 1993
                                    (DOLLARS IN THOUSANDS)


                                            ASSETS


                                            1994          1993


Cash and Due from Banks                    $  4,241      $  2,599


Federal Funds Sold                            3,595         3,258


Investment Securities (approximate
  market value of $56,668 and
  $52,049 respectively)                      57,019        51,412


Loans, less allowance for loan losses
  of $839 and $811 respectively              37,451        34,048


Premises and Equipment (Net of
  Accumulated Depreciation)                   2,544         2,429


Accrued Interest Receivable                   1,266         1,178


Other Assets                                    286           326
                                           --------      --------

               TOTAL ASSETS                $106,402      $ 95,250
                                           ========      ========














                                    LIABILITIES AND EQUITY


                                            1994          1993


     LIABILITIES
Non Interest-bearing Deposits              $ 13,545      $ 10,474
Savings and NOW Deposits                     18,334        18,004
Other Interest-bearing Deposits              56,345        48,535
Certificates of Deposit - $100,000 or
  more                                        8,902         9,384
                                           --------      --------
                                             97,126        86,397

Accrued Interest Payable and Other
  Liabilities                                   890           637
                                           --------      --------

               TOTAL LIABILITIES           $ 98,016      $ 87,034
                                           --------      --------


     STOCKHOLDERS' EQUITY
Common Stock - $20 par value
  Authorized - 200,000 shares
  Issued - 11,028 shares
  Outstanding - 11,028 and 11,028 shares  $    221       $    221
  Additional Paid-In Capital                 2,272          2,272
  Retained Earnings                          6,452          5,732
  Treasury Stock, at cost; 22 shares and
    30 shares                              (     7)      (      9)
  Unrealized Loss on Securities Available-
    for-Sale, net of Applicable Deferred
    Taxes                                  (   552)
                                           -------       --------

     TOTAL STOCKHOLDERS' EQUITY           $  8,386       $  8,216
                                           -------       --------

     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY               $106,402       $ 95,250
                                          ========       ========







The accompanying notes are an integral part of these consolidated financial statements.

                                           EXHIBIT A

                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA


                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                  UNREALIZED  TREASURY
                      STOCK   CAPITAL   EARNINGS  LOSS        STOCK     TOTAL

BALANCES AT
 DECEMBER 31, 1992    $  221  $ 2,270   $ 5,004   $   -0-     $   -0-   $ 7,495


Net Income for 1993                       1,222                           1,222
Cash Dividends
  declared, $45.00
  per share                              (  494)                         (  494)
Cost of treasury stock
  - 54 shares                                                  (  17)   (    17)
Sale of treasury stock
  - 24 shares                       2                              8         10
                      ------  -------   --------  --------   -------   --------

BALANCES AT
  DECEMBER 31, 1993   $  221  $ 2,272   $ 5,732   $          $(   9)   $ 8,216


Net Income for 1994                       1,214                          1,214
Cash Dividends
  declared, $45.00
  per share                              (  494)                        (  494)
Sale of treasury stock
 - 8 shares                                                       2          2
Unrealized loss on
   securities
   available-for-sale                               (  552)             (  552)
                       ------  -------  --------   --------  -------   --------

BALANCES AT
  DECEMBER 31, 1994    $  221  $ 2,272  $ 6,452    $(  552)  $(   7)   $ 8,386
                       ======  =======  ========   ========  =======   ========


















The accompanying notes are an integral part of these consolidated financial statements.

                                           EXHIBIT B
                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA

                               CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                            1994          1993

INTEREST INCOME FROM:
  Loans                                    $ 3,483      $  3,137
  Investment Securities:
    U. S. Government & Federal Agencies      2,599         2,637
    Obligations of States and Political
      Subdivisions                             304           240
  Money Market Investments:
    Certificates of Deposit with other
      Institutions                              84            67
    Federal Funds Sold                         157            96
    Interest adjustment from FDIC Specific
      Reserve                                   21           153
                                           -------       -------
                 Total Interest Income     $ 6,648       $ 6,330
INTEREST EXPENSE ON DEPOSITS                 2,867         2,521
                                           -------       -------
NET INTEREST INCOME                        $ 3,781       $ 3,809
Provision for Possible Credit Losses        (  200)          -0-
                                           -------       -------
NET INTEREST INCOME AFTER PROVISION
  FOR POSSIBLE CREDIT LOSSES               $ 3,981       $ 3,809
OTHER INCOME:
  Gains on sale of assets                       88           101
  Service charges on deposit accounts          541           436
  Other operating income                       213           173
                                           -------       -------
INCOME BEFORE OPERATING EXPENSE            $ 4,823       $ 4,519
                                           -------       -------
OPERATING EXPENSE:
  Salaries and employee benefits           $ 1,461       $ 1,389
  Furniture and equipment expense              115           249
  Occupancy expense                            209           100
  Other operating expense                    1,366         1,165
                                           -------       -------
                 Total Operating Expense   $ 3,151       $ 2,903
INCOME BEFORE INCOME TAXES                 $ 1,672       $ 1,616
APPLICABLE INCOME TAXES                        458           394
                                           -------       -------
NET INCOME                                 $ 1,214       $ 1,222
                                           =======       =======
PER SHARE:
  Net Income                               $110.09       $110.78
  Cash Dividends                           $ 45.00       $ 45.00





The accompanying notes are an integral part of these consolidated financial statements.

                                           EXHIBIT C

                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA

                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                    (DOLLARS IN THOUSANDS)

                                                          1994           1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                             $ 1,214        $ 1,222
  Adjustments to reconcile net income to cash
    provided by operating activities:
      Depreciation                                           158            160
      Provision for loan losses                           (  200)           -0-
      Gain from sales of investment securities, net       (   88)           -0-
      Deferred income taxes                               (  190)        (    5)

      Changes in operating assets and liabilities:
        (Increase) decrease in interest receivable        (   88)            30
        (Increase) decrease in other assets                  142             68
        Increase (decrease) in interest payable
          and other liabilities                              151         (  470)
        Increase (decrease) in income taxes payable       (   43)        (   15)
                                                         --------       --------
          Net Cash Provided by Operating Activities      $ 1,056        $   990

CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) in Federal funds sold                   $(  337)       $(  179)
  Proceeds from sales and maturities of investment
    securities                                               -0-         20,353
  Net (increase) decrease in money market investment         488            -0-
  Purchases of held-to-maturity securities               (16,719)           -0-
  Proceeds from maturities of held-to-maturity securities  4,816            -0-
  Purchases of available-for-sale securities             ( 8,397)           -0-
  Proceeds from sales of available-for-sale securities     7,062            -0-
  Proceeds from maturities of available-for-sale
    securities                                             3,000            -0-
  Principal payments on mortgage-backed securities           426            -0-
  Net (increase) decrease in loans                       ( 3,403)       ( 4,508)
  Purchases of premises and equipment                    (   115)       (   710)
  Purchase of investment securities                          -0-        (17,300)
  Proceeds from sale of foreclosed real estate               105            -0-
  Proceeds from calls of held-to-maturity securities       3,423            -0-
                                                         --------       --------
          Net Cash Used in Investing Activities          $(9,651)       $(2,344)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                    $10,729        $ 1,679
  Cash dividends paid                                     (  494)        (  494)
  Proceeds from sale of treasury stock                         2             10
  Purchase of treasury stock                                             (   17)
                                                         --------       --------
          Net Cash Provided by Financing Activities      $10,237        $ 1,178
                                                         --------       --------
Net Increase (Decrease) in Cash and Cash Equivalents     $ 1,642        $(  176)

Cash and Cash Equivalents at Beginning of Year             2,599          2,775
                                                         --------       --------

Cash and Cash Equivalents at End of Year                 $ 4,241        $ 2,599
                                                         ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

Income Taxes: The Bank made income tax payments of $363 during 1994 and $414 during 1993.

Interest Paid: The Bank paid interest totaling $2,867 during 1994 and $2,521 during 1993.

Foreclosed Real Estate: The Bank transferred amounts from loans to foreclosed real estate totaling $26 in 1994 and $36 in 1993.
Proceeds from sales of foreclosed real estate financed through loans totaled $51 in 1994 and $90 in 1993.

The accompanying notes are an integral part of these consolidated financial statements.

                                           EXHIBIT D

                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA

                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                    (DOLLARS IN THOUSANDS)

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization. Bunkie Bancshares, Inc. (the Company) is a one-bank holding company. The Company, through its wholly-owned subsidiary Bunkie Bank & Trust Company (the Bank), provides a full range of banking services to individual and corporate customers in Bunkie and the surrounding areas by utilizing its main office and four other local branches. The Company and the Bank are subject to regulations of certain governmental agencies and undergo periodic examinations by those regulatory agencies. In November 1988, the Bank acquired all of the assets and liabilities of Avoyelles Trust & Savings Bank, a troubled bank that had been closed by State and Federal regulators. This acquisition was accounted for by the purchase method which records the assets and liabilities at market value.

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

Investment securities.  Management determines the appropriate
classification of securities at the time of purchase.   If
management has the intent and the Company has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to shareholders' equity, whereas realized gains and losses flow through the Company's yearly operation.

Loans and allowance for loan losses. Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method on daily balances of the principal amounts outstanding. The allowance for loan losses is established through a provision for loan losses when management believes that the collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectability of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

Depreciation. Office equipment and buildings are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. For tax purposes, assets acquired after 1980 and before January 1, 1987 are written off under the Accelerated Cost Recovery System instituted by the Economic Recovery Tax Act of 1981, and assets acquired after December 31, 1986 are written off under the Modified Accelerated Cost Recovery System instituted by the Tax Reform Act of 1986.

The estimated useful lives used in determining depreciation on fixed assets are:

     Buildings and additions          20-30 years
     Improvements and renovations      8-15 years
     Furniture and equipment           5-10 years

Expenditures for repairs and maintenance are charged to operating expenses as incurred, and major improvements and additions to property and equipment are capitalized.

Other real estate. Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. At the date of acquisition, losses are charged to the allowance for loan losses.

Income taxes. Consolidated provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach as prescribed in FASB Statement No. 109, "Accounting for Income Taxes".

Cash flows disclosure policy. For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks.

NOTE 2:  SECURITIES

At December 31, 1994, the investment portfolio was comprised of securities classified available-for-sale and held-to-maturity, in conjunction with the adoption of FASB 115, resulting in investment securities available-for-sale being carried at market value and investment securities held-to-maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts. FASB 115 does not allow retroactive restatement and, therefore, the investment securities portfolio at December 31, 1993 was carried at cost, adjusted for amortization of premiums and accretions of discounts.

Securities held-to-maturity consist of the following:


                                                        December 31, 1994
                            ----------------------------------------------------
                                            Gross         Gross       Fair
                            Amortized     Unrealized    Unrealized    Market
                              Cost          Gains         Losses      Value
                            ---------     ----------    ----------    ----------
U. S. Treasury securities   $ 2,499       $             $     58      $  2,441

Obligations of other U. S.
  government agencies and
  corporations               31,493             35         1,571        29,957

Obligations of states and
  political subdivisions      5,874             59           196         5,737

Other securities              1,178                                      1,178

Mortgage-backed securities    2,219              2           186         2,035
                            -------       --------      --------      --------
                            $43,263       $     96      $  2,011      $ 41,348
                            =======       ========      ========      ========

Securities available-for-sale consist of the following:

                                                 December 31, 1994
                            ---------------------------------------------------
                                            Gross         Gross       Fair
                            Amortized     Unrealized    Unrealized    Market
                              Cost          Gains         Losses      Value
                            ---------     ----------    ----------    ---------
U. S. Treasury securities   $ 4,021       $             $    204      $  3,817

Obligations of other U. S.
  government agencies and
  corporations                2,796              1            48         2,749

Mortgage-backed securities    7,773              2           585         7,190
                            -------       --------      --------      --------
                            $14,590       $      3      $    837      $ 13,756
                            =======       ========      ========      =======

The following is a summary of maturities of securities held-to-maturity and available for sale as of December
31, 1994:

                                           Securities held-to-maturity    Securities available-for-sale
                                           ---------------------------    -----------------------------
                                           Amortized          Fair        Amortized             Fair
                                             Cost             Value         Cost                Value
                                           ---------          -----       ---------             -----
Amounts maturing in:
One year or less                           $   895            $   899     $ 1,297               $ 1,289

After one year through
  five years                                26,070             24,983      10,711                10,099

After five years through
  ten years                                 15,592             14,830       1,707                 1,546

After ten years                                706                636         875                   822
                                           -------            -------     -------               -------
                                           $43,263            $41,348     $14,590               $13,756
                                           =======            =======     =======               =======

The amortized cost and fair value of mortgage-backed securities at December 31, 1994, allocated by contractual maturity is reflected in the above schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay without call or prepayment penalties.

During 1994, the Bank sold securities available-for-sale for the total proceeds of approximately $10,485, resulting in gross realized gains of approximately $105 and gross realized losses of approximately $3. Proceeds of securities held-to-maturity which were called are included in the total proceeds.

The amortized cost and approximate market values of investment securities at December 31, 1993 are summarized as follows:

                                                        December 31, 1994
                                   -----------------------------------------------------------
                                                   Gross         Gross
                                   Amortized     Unrealized    Unrealized    Approximate
                                     Cost          Gains         Losses      Market Value
                                   ---------     ----------    ----------    -------------
U. S. Treasury securities          $ 5,593       $      61     $      1      $  5,653

Obligations of other U. S.
  government agencies and
  corporations                      40,375             517          182        40,710

Obligations of states and
  political subdivisions             3,778             250            7         4,021

Other securities                     1,666             -0-            1         1,665
                                   -------       --------      --------      --------
                                   $51,412       $    828      $    191      $ 52,049
                                   =======       ========      ========      ========

The amortized cost and approximate market value of debt securities at December 31, 1993, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Amortized                         Approximate
                                                        Cost                           Market Value
                                                     ---------                         ------------
Due in one year or less                              $ 17,857                          $ 17,799
Due after one year through
  five years                                           16,400                            16,817
Due after five years through
  ten years                                            11,387                            11,657
Due after ten years                                     5,768                             5,776
                                                      -------                           -------
                                                      $51,412                           $52,049
                                                      =======                           =======


Proceeds from sales of investments in debt securities during 1993 were $8,748. Gross realized losses on these sales were $16. Gross realized gains on these sales were $109.

During 1994, debt securities with an amortized cost of $14,991 were transferred from available-for-sale to held-to-maturity because of an error in the original classification by the portfolio servicer. The securities had an unrealized loss of approximately $637.

Investment securities with a carrying amount of $11,821 and a fair value of $11,454 at December 31, 1994 were pledged to secure public deposits as required or permitted by law.

Investment securities with a carrying amount of $10,597 at December 31, 1993 were pledged to secure public deposits as required or permitted by law.

NOTE 3:  LOANS

The components of loans are as follows:

                                          1994           1993
                                          ----           ----
Commercial                                $ 4,419        $ 3,717
Commercial Real Estate                         37            296
Residential Real Estate                    17,498         13,723
Agriculture Real Estate and Production      5,268          5,902
Installment and Other Loans                11,068         11,221

Allowance for loan losses                 (   839)       (   811)
                                          -------        -------
          Loans, net                      $37,451        $34,048
                                          =======        =======

Loans on which the accrual of interest has been discontinued or reduced amounted to $324 at December 31, 1994 and $438 at December 31, 1993. Had interest been accrued on these loans placed on non-accruing status, income would have increased by approximately $10 at December 31, 1994, and $44 at December 31, 1993.

Changes in the allowance for loan losses are as follows:

                                          1994           1993
                                          ----           ----
Balance at beginning of year              $   811        $   690
  Nontaxable reduction                     (  200)           -0-
  Loans charged off                        (  422)        (  153)
  Recoveries                                  650            274
                                          -------        -------
Balance, end of year                      $   839        $   811
                                          =======        =======

NOTE 4:  OFFICE BUILDINGS, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

Major classifications of these assets are summarized as follows:

                                          1994           1993
                                          ----           ----
Land                                      $   491        $   491
Buildings and Improvements                  2,131          2,011
Furniture and Equipment                     1,009          1,000
                                          -------        -------
           Total                            3,631          3,502
Less:  Accumulated Depreciation           $ 1,087        $ 1,073
                                          -------        -------
           Net Premises and Equipment     $ 2,544        $ 2,429
                                          =======        =======
Depreciation expense totaled $158 for 1994 and $160 for 1993.

NOTE 5:  INCOME TAXES

The total income taxes in the statements of income are as follows:

                                          1994           1993
                                          ----           ----
Currently payable
  Federal                                 $   365        $   397
Deferred
  Federal                                  (   93)        (    3)
                                          -------        -------
                                          $   458        $   394
                                          =======        =======

Accumulated deferred income tax assets of $(102) for 1994 is included in other assets, and accumulated deferred income tax liability of $88 for 1993 are included in accrued interest and other liabilities on the balance sheets.

Deferred income taxes according to the temporary differences which caused them were as follows:

                                          1994           1993
                                          ----           ----
Excess of provision for loan losses
  over deduction for federal income
  tax purposes                            $    63        $   -0-
Accretion of discount on investment
  securities                                   46             42
Accelerated depreciation                       73             57
  Writedowns of other real estate          (    5)        (   11)
  Unrealized losses on securities          (  284)
                                          -------        -------
Deferred tax liability (asset)            $(  102)       $    88
                                          =======        =======

The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1994 and 1993, as indicated in the following analysis:

                                          1994           1993
                                          ----           ----
Tax based on statutory rate               $   570        $   549
  Effect of tax exempt income:
    Tax-exempt securities                  (  103)        (   97)
    Tax-exempt loan income                 (   17)        (   18)
    Tax-exempt FDIC reserve                (    7)        (   53)
    Other non deductible expense               14              2
    Other (net)                                 1             11
                                          -------        -------
                                          $   458        $   394
                                          =======        =======

NOTE 6:  COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various commitments and contingent liabilities (such as guarantees, commitments to extend credit, letters of credit, lines of credit and liability for assets held in trust) which are properly not recorded in the financial statements. In the opinion of management, these do not represent unusual risks.

The following table summarizes the Bank's significant commitments and contingent liabilities at December 31, 1994 and 1993:

                                          1994           1993
                                          ----           ----
Standby letters of credit                 $   155        $   199
Unfunded loan commitments                     514            642

Commitments to extend credit are agreements to lend to a customer as long as there is no violation at any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

These financial instruments contain off-balance-sheet risk and are issued in the normal course of business to meet the financing needs of the Bank's customers and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of these instruments.

At December 31, 1994, the Bank had three unused lines of credit with correspondent banks. These lines total $3,500 at a variable interest rate based on the lending bank's daily federal funds rate and is due on demand. The lines are unsecured.

NOTE 7:  FUNDS AVAILABLE FOR DIVIDENDS

A primary source of funds available to the Company is the payment of dividends by the subsidiary bank. The Bank is restricted under applicable laws in the payment of cash dividends. Such laws generally restrict cash dividend payments for the year 1994 to the extent of the Bank's earnings for 1994 plus $728 of available earnings from the immediate preceding year of 1993.

NOTE 8:  RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, stockholders, and their affiliates. Loans to such borrowers at December 31 are summarized as follows:

                                          1994           1993
                                          ----           ----
Balance, beginning of year                $ 1,060        $   983
(Payments) and advances, net               (   59)            77
                                          -------        -------
Balance, end of year                      $ 1,001        $ 1,060
                                          =======        =======

During 1994 and 1993, the Bank made payments to a contractor, who is a director, for improvements and renovations to its branch office buildings in Marksville and Cottonport. The total costs paid to the contractor was $31 and $277 respectively.

During 1994 and 1993, attorney fees in the amount of $36 and $42, respectively, were paid to a local law firm which is owned by a director of the bank.

NOTE 9:  PROFIT SHARING PLAN

In 1986, the Bank adopted a profit sharing plan covering substantially all employees. The plan calls for contributions up to fifteen percent of employees salaries, determined at the discretion of the Board of Directors. Hibernia National Bank is the administrator of the plan. The contributions to this plan for 1994 and 1993 were $68 and $139 respectively.

NOTE 10:  CONCENTRATIONS OF CREDIT

All of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $1,500,000 on a secured basis, and $600,000 on an unsecured basis. Additionally, at times the Bank maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the soundness of these financial institutions and feels the Bank's risk is negligible.



































                                   SUPPLEMENTARY INFORMATION






























                                       KENNETH J. BREAUX
                                  CERTIFIED PUBLIC ACCOUNTANT
                                       305 WALNUT STREET
                                         P. O. BOX 140
                                       BUNKIE, LA  71322
                                    PHONE:  (318) 346-2652
                                     FAX:  (318) 346-6547




                                INDEPENDENT AUDITOR'S REPORT ON
                                   SUPPLEMENTARY INFORMATION




February 10, 1995



Board of Directors and Stockholders
Bunkie Bancshares, Inc. and Subsidiary
Bunkie, Louisiana  71322

My report on my audits of the consolidated financial statements of Bunkie Bancshares, Inc. and Subsidiary for 1994 and 1993 appears on page 3. Those audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in the accompanying supplementary Schedules 1 and 2 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. Such information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in my opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.



/s/ KENNETH J. BREAUX
KENNETH J. BREAUX
CERTIFIED PUBLIC ACCOUNTANT

















                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA

                         CONSOLIDATING SCHEDULE - FINANCIAL CONDITION
                                       DECEMBER 31, 1994
                                    (DOLLARS IN THOUSANDS)




                                                          Bunkie
                                     Bunkie              Bank and    Elimination
                                  Bancshares, Inc.       Trust Co.   Dr. (Cr.)        Consolidated
                                  ----------------       ---------   -----------      ------------
ASSETS

Cash and due from banks           $       9              $   4,241   $   (      9)    $   4,241

Federal funds sold                                           3,595                        3,595

Investments in securities                                   57,019                       57,019

Investments in subsidiary             8,416                              (  8,416)

Loans, net                                                  37,451                       37,451

Premises and equipment, net                                  2,544                        2,544

Accrued interest receivable                                  1,266                        1,266

Other assets                      $                      $     286   $                $     286
                                  ---------              ---------   ------------     ---------


TOTAL ASSETS                      $   8,425              $106,402    $   (  8,425)    $ 106,402
                                  =========              =========   ============     =========


                                                                                      SCHEDULE 1

LIABILITIES

Non-interest bearing deposits     $                      $ 13,554    $          9     $  13,545
Savings and Now deposits                                   18,334                        18,334
Other interest-bearing deposits                            56,345                        56,345
Certificates of deposit > $100,000                          8,902                         8,902
Accrued interest payable and
  other liabilities                                           890                           890
                                  ---------              --------    ------------     ---------
TOTAL LIABILITIES                 $     -0-              $ 98,025    $          9     $  98,016

STOCKHOLDER'S EQUITY

Common Stock                      $     221              $    265    $        265     $     221
Capital Surplus                       2,272                 2,735           2,735         2,272
Retained earnings                     6,491                 5,929           5,968         6,452
Treasury stock                     (      7)                                           (      7)
Unrealized loss on securities
  available-for-sale,
  net of deferred taxes           $(    552)             $(   552)   $(       552)    $(    552)
                                  ---------              --------    ------------     ---------

TOTAL STOCKHOLDER'S EQUITY        $   8,425              $  8,377    $      8,416     $ 106,402
                                  ---------              --------    ------------     ---------

TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY              $   8,425              $106,02     $      8,425     $ 106,402
                                  =========              ========    ============     =========


                            BUNKIE BANCSHARES, INC. AND SUBSIDIARY
                                       BUNKIE, LOUISIANA

                                CONSOLIDATING SCHEDULE - INCOME
                             FOR THE YEAR ENDED DECEMBER 31, 1994
                                    (DOLLARS IN THOUSANDS)


                                                                                      SCHEDULE 2

                                                          Bunkie
                                     Bunkie              Bank and    Elimination
                                  Bancshares, Inc.       Trust Co.   Dr. (Cr.)        Consolidated
                                  ----------------       ---------   -----------      ------------
INTEREST INCOME
  Loans                           $                      $   3,483   $                $   3,483
  Investment Securities:
    U. S. Government obligations                             2,599                        2,599
    State and municipals                                       304                          304
    Money market investments                                    84                           84
  Federal Funds sold                                           157                          157
  Specific reserves - FDIC                                      21                           21
                                  ----------             ---------   ---------        ---------
        Total Interest Income     $                      $   6,648   $                $   6,648

INTEREST EXPENSE                  $                      $   2,867   $                $   2,867
                                  ----------             ---------   ---------        ---------

NET INTEREST INCOME               $                      $   3,781   $                $   3,781

PROVISION FOR LOAN LOSSES                                      200                          200

OTHER INCOME
  Gain on sale of assets                                        88                           88
  Service charges on deposits                                  541                          541
  Investment in subsidiary             1,257                             1,257
  Other operating income                                       213                          213
                                  ----------             ---------   ---------        ---------

INCOME BEFORE OPERATING EXPENSE   $    1,257             $   4,823   $  1,257         $   4,823

OPERATING EXPENSE
  Salaries and employee benefits  $                      $   1,461   $                $   1,461
  Furniture and equipment expense                              115                          115
  Occupancy expense                                            209                          209
  Other operating expense                 4                  1,362                        1,366
                                  ---------              ---------   ---------        ---------

        Total Operating Expense   $       4              $   3,147   $                $   3,151
                                  ---------              ---------   ---------        ---------

INCOME BEFORE INCOME TAXES        $   1,253              $   1,676   $   1,257        $   1,672

APPLICABLE INCOME TAXES           $                      $     458   $                $     458
                                  ---------              ---------   ---------        ---------

NET INCOME                        $   1,253              $   1,218   $   1,257        $   1,214
                                  =========              =========   =========        =========


              BUNKIE BANCSHARES, INC. & SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CONDITION

                   SEPTEMBER 30, 1995 AND 1994

                                   1995            1994
                                   ----            ----
ASSETS
------
Cash and due from banks            $  3,087,717    $  3,433,232
CD's in other banks                     685,000       1,279,665
Investment securities held to
  maturity, fair value of
  $36,516,243 and $35,102,576,
  respectively                       35,157,678    $ 38,678,532
Investment securities available
  for sale                           14,154,629      15,078,421
Loans, less allowance for loan
  losses of $610,572 and $920,941,
  respectively                       46,157,719      40,731,449
Bank premises and equipment           2,614,615       2,393,394
Accrued interest and other
  receivables                         1,516,101       1,374,749
Other assets                          2,296,156         448,364
                                   ------------    ------------
TOTAL ASSETS                       $105,669,615    $103,417,806
                                   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Deposits:
  Demand                           $ 12,383,618    $ 12,021,251
  NOW accounts                        9,514,482      10,051,153
  Savings                             7,931,360       8,721,878
  CD's > $100M                        9,902,205       7,683,709
  CD's < $100M                       45,077,262      43,127,361
  Money market accounts              10,362,104      12,895,779
                                   ------------    ------------
     Total deposits                  95,171,031      94,501,131
Accounts payable                        268,877         269,058
Accrued interest and other
  liabilities                           547,080         159,642
                                   ------------    ------------
     Total liabilities               95,986,988      94,929,831
                                   ------------    ------------

Stockholders' equity
  Common stock, $20 per value,
    200,000 shares authorized,
    11,028 shares issued and
    outstanding                         220,560         220,560
  Surplus                             2,272,299       2,272,299
  Undivided profits                   7,297,900       6,376,651
  Treasury stock, at cost          (      6,883)   (      6,883)
  Unrealized gain (loss)
    on investments                 (    101,249)   (    374,652)
                                   ------------    ------------
     Total stockholders' equity       9,682,627       8,487,975
                                   ------------    ------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY             $105,669,615    $103,417,806
                                   ============    ============
              BUNKIE BANCSHARES, INC. & SUBSIDIARY
                CONSOLIDATED STATEMENTS OF INCOME

      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                       1995            1994
                                       ----            ----
INTEREST INCOME
  Interest and fees on loans           $3,184,601      $2,674,402
  Interest on investment securities:
    U. S. Treasuries                      253,817         207,652
    Obligations of U. S. agencies       2,046,103       1,675,426
    Obligations of state and political
     sub.                                 237,512         215,470
  Interest on deposits in other banks      34,608          70,531
  Interest on federal funds sold          142,519         104,024
                                       ----------      ----------
     Total interest income              5,899,160       4,947,505
INTEREST ON DEPOSITS                    2,781,614       2,070,227
                                       ----------      ----------
NET INTEREST INCOME                     3,117,546       2,877,278
PROVISION FOR LOAN LOSSES              (  150,000)            -0-
                                       ----------      ----------
NET INCOME AFTER PROVISION FOR
  LOAN LOSSES                           3,267,546       2,877,278

OTHER INCOME
  Service charges on deposit accounts     517,782         394,499
  Other income                             82,495         144,800
                                       ----------      ----------
     Total other income                   600,277         539,299
                                       ----------      ----------

OTHER EXPENSES
  Salaries and employee benefits        1,167,089        1,104,413
  Occupancy expense                       301,808          256,836
  Other expenses                          940,335          933,453
                                       ----------       ----------
     Total other expenses               2,409,232        2,294,702
                                       ----------       ----------

INCOME BEFORE INCOME TAXES              1,458,591        1,121,875
                                       ----------       ----------

INCOME TAX PROVISION
  Current                                 302,000          298,644
  Deferred                                 63,000       (   26,644)
                                       ----------       ----------
     Net income provision                 365,000          272,000

NET INCOME                             $1,093,591       $  849,875
                                       ----------       ----------

Net income per share of common stock   $    99.17       $    77.07
                                       ----------       ----------

Cash dividends per share of
  common stock                         $    22.45       $    18.75
                                       ----------       ----------



              BUNKIE BANCSHARES, INC. & SUBSIDIARY
   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994


                                  COMMON STOCK
                              ----------------------
                              SHARES       PAR VALUE     SURPLUS
                              ------       ---------     -------

BALANCE DECEMBER 31, 1993     $11,028      $220,560      $2,271,602

  Net income
  Cash dividends
  Sale of treasury stock                                        697
  Unrealized loss - AFS
                              -------      --------      ----------
BALANCE SEPTEMBER 30, 1994    $11,028      $220,560      $2,272,299
                              -------      --------      ----------

BALANCE DECEMBER 31, 1994      11,028       220,560       2,272,299

  Net income
  Cash dividends
  Decrease in unrealized
    loss - AFS
                              -------      --------      ----------
BALANCE SEPTEMBER 30, 1995    $11,028      $220,560      $2,272,299
                              -------      --------      ----------


RETAINED       UNREALIZED        TREASURY STOCK
EARNINGS          LOSS           SHARES    COST       TOTAL
--------       ----------        ------    ----       -----
$5,733,476     $      -0-            30    $(9,386)   $8,216,252
   849,875                                               849,875
(  206,700)                                           (  206,700)
                                     (8)     2,503         3,200
                 (374,652)                            (  374,652)
----------     ----------        ------    -------    ----------
$6,376,651     $ (374,652)           22    $(6,883)   $8,487,975
----------     ----------        ------    -------    ----------

$6,451,960     $ (552,140)           22    $(6,883)   $8,487,975

 1,093,591                                             1,093,591
(  247,651)                                             (247,651)
                  450,891                                450,891
----------     ----------        ------    -------    ----------
$7,297,900     $ (101,249)           22    $(6,883)   $9,682,627
----------     ----------        ------    -------    ----------











              BUNKIE BANCSHARES, INC. & SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS

      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                      1995          1994
                                      ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                          $ 1,093,591   $   849,875
  Adjustments to reconcile net
    income to net cash provided
    (used) by operating activities:
      Depreciation                        128,037       104,694
      (Gain) loss on sales of
        investment                     (   11,594)    (  86,713)
      (Gain) loss on sales of
        other assets                        2,305         2,271
      Deferred income taxes               311,106     ( 103,513)
      (Increase) decrease in accrued
        interest receivable           (   250,142)    ( 196,696)
      (Increase) decrease in other
        assets                        (     7,840)    (  50,263)
      Increase (decrease) in accounts
        payable and other liabilities     319,297       202,789
                                      -----------     ----------
            Net Cash Provided (Used)
             By Operating Activities    1,584,760       722,444
                                      -----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment  (   198,387)    (  69,332)
  Purchase of securities available
    for sale                                         (8,655,607)
  Proceeds of maturities of investments
    available for sale                    760,093     3,500,000
  Proceeds of sales of securities
    available for sale                  1,850,688     6,776,262
  Purchase of securities held to
    maturity                          ( 4,492,834)  (11,683,395)
  Proceeds of maturities of securities
    held to maturity                    1,240,000     4,542,000
  Proceeds of calls of securities held
    to maturity                         7,889,248     1,270,000
  Principal paid - mortgage backed
    securities                            234,570       341,125
  (Increase) decrease in federal funds
    sold                                1,465,000     3,245,000
  (Increase) decrease in loans        ( 8,706,595)  ( 6,683,908)
  Proceeds from sale of other
    real estate                            27,500        48,493
                                      -----------   -----------
            Net Cash Provided (Used)
            By Investing Activities        69,283   ( 7,369,312)
                                      -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in deposits     $(2,557,588)  $ 7,684,795
  Dividends paid                       (  249,763)  (   206,700)
  Sale of treasury stock                                  3,200
                                      -----------   -----------
            Net Cash Provided (Used)
            By Financing Activities    (2,807,351)    7,481,295
                                      -----------   -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                     (1,153,308)      834,427

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                   4,241,025     2,598,805
                                      -----------   -----------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                       $ 3,087,717   $ 3,433,232
                                      -----------  ------------



                           APPENDIX A




AGREEMENT AND PLAN OF MERGER
OF
BUNKIE BANCSHARES, INC.
WITH AND INTO
HIBERNIA CORPORATION



     AGREEMENT AND PLAN OF MERGER dated as of September 7, 1995
(this "Agreement"), adopted and made by and between Bunkie
Bancshares, Inc., a Louisiana corporation ("Seller") and Hibernia
Corporation ("Hibernia").

     Seller is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 122 West Church Street, Bunkie, Louisiana 71322-1717; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The presently authorized capital stock of Seller consists solely of 200,000 shares of common stock of the par value of $20.00 each ("Seller Common Stock"). As of June 30, 1995, 11,028 shares of Seller Common Stock had been issued, 11,006 shares of Seller Common Stock were outstanding, and 22 shares of Seller Common Stock were held in Seller's treasury. All outstanding shares of Seller Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Seller authorized, issued, or outstanding, and there are no existing options, warrants, calls, or commitments of any kind obligating Seller to issue any share of its capital stock or any other security of which it is or will be the issuer. None of the shares of Seller's capital stock has been issued in violation of preemptive rights of shareholders. Seller owns 100 percent of the outstanding voting shares of Bunkie Bank & Trust Company (the "Bank"), a Louisiana banking corporation duly organized and existing under the laws of the State of Louisiana.


     Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act.

Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB"). The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of June 30, 1995, no shares of Hibernia's preferred stock were outstanding, 113,442,399 shares of Hibernia Common Stock were outstanding, and no shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved 1,705,136 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,556,739 shares of Hibernia Common Stock were outstanding as of June 30, 1995; 4,477,053 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 3,885,133 shares of Hibernia Common Stock were outstanding as of June 30, 1995; 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 235,000 shares of Hibernia Common Stock are outstanding on the date hereof; and 360,999 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan. Mergers consummated with Progressive Bancorporation, Inc. and Bank of St. John as of July 1, 1995 will result in the issuance of an aggregate of approximately 5.9 million additional shares. A pending merger with FNB Bancshares, Inc. will result in the issuance of an additional approximately 889,000 shares of Hibernia Common Stock. None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders.

     HNB is a national banking association organized and existing under the laws of the United States of America having its principal registered office at 313 Carondelet Street, New Orleans, Louisiana 70130. All of the issued and outstanding shares of capital stock of HNB are owned by Hibernia. HNB is (i) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and is validly existing as a national bank under the laws of the United States, and has full authority to conduct its business as and where currently conducted.

     The Boards of Directors of Seller and Hibernia have duly approved this Agreement and have authorized the execution hereof by Seller's Chairman of the Board and Hibernia's President and Chief Executive Officer, respectively. Seller has directed that this Agreement be submitted to a vote of its shareholders in accordance with Part XI of the Louisiana Business Corporation Law ("LBCL") and the terms of this Agreement.

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Seller with and into Hibernia and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

      1. The Merger. On the Effective Date (as defined in Section 14 hereof), Seller shall be merged with and into Hibernia under the Articles of Incorporation of Hibernia, pursuant to the provisions of, and with the effect provided in, Part XI of the LBCL (the "Merger") and the Merger Agreement in substantially the form of
Exhibit 1 hereto (the "Merger Agreement").

      2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

      3.  Seller Common Stock.

          3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

          (a) each share of Seller Common Stock issued and outstanding immediately prior to the Effective Date, other than (i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 12: 131 of the LBCL and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia Common Stock that equals the Exchange Rate set forth in Section 3.8 hereof;

          (b) holders of certificates which represent shares of Seller Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of Seller;

          (c) each share of Seller Common Stock held in the treasury of Seller or owned beneficially by Hibernia or any of its subsidiaries shall be cancelled; and

          (d) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia Common Stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof.

          3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock (after taking into account all shares of Seller Common Stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the mean of high and low prices of one share of Hibernia Common Stock for the five business days preceding the Effective Date as reported in The Wall Street Journal, or, if the Hibernia Common Stock is not then so reported, the average of the fair market values of one share of Hibernia Common Stock on the five business days preceding the Effective Date determined pursuant to such reasonable method as the Board of Directors of Hibernia may adopt in good faith for such purpose, and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

          3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of Seller transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

          3.4. Rights as Shareholders. Former shareholders of Seller will be able to vote after the Effective Date at any meeting of Hibernia shareholders or pursuant to any written consent procedure the number of whole shares of Hibernia Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Old Certificates. Whenever a dividend is declared by Hibernia on the Hibernia Common Stock after the Effective Date, the declaration shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby.

          3.5. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of Seller or Hibernia of the shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be cancelled and exchanged for certificates representing shares of Hibernia Common Stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of Seller Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          3.6. Property Transfers. From time to time, as and when requested by Hibernia and to the extent permitted by Louisiana law, the officers and directors of Seller last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hibernia title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Seller, and otherwise to carry out the purposes of this Agreement.

          3.7. Dissenters' Shares. Shares of Seller Common Stock held by any holder having rights of a dissenting shareholder as provided in Part XIII of the LBCL, who shall have properly objected to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Section 12:131 of the LBCL, shall not be converted as provided in Section
3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of Seller Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

          3.8. Exchange Rate. The Exchange Rate shall be calculated as follows: 1,874,760 (the aggregate number of shares of Hibernia Common Stock to be issued in the Merger) divided by the number of issued and outstanding shares of Seller Common Stock, which Exchange Rate shall be approximately 170.3398:1.

      4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia, respectively, unless altered, amended or repealed in accordance with applicable law.

      5. Employees. Hibernia shall cause to be provided as soon as practicable after the Effective Date for the employees of Seller and the Bank immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of Seller or the Bank (or both) to receive, and the benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with Seller or the Bank shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries and provided further, however, that if Hibernia determines in good faith that it cannot merge any benefit plan of Seller or Bank into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plan, then Hibernia shall be entitled to freeze the existing benefit plan of Seller or Bank and prohibit participation by former employees of Seller or Bank in Hibernia's plan for the period of time required by applicable law to ensure that Hibernia's and HNB's benefit plans are not deemed to be successor plans of the Seller or Bank plan in question.

      6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, Seller covenants and agrees that it will not do, or agree to commit to do, and Seller will cause the Bank not to do and not to agree or commit to do, without the prior written consent of Hibernia, any of the following:

          (a) in the case of Seller (and not the Bank), make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Seller Common Stock (other than in a fiduciary capacity); provided, however, that Seller may pay dividends, from the date hereof and prior to the Closing Date, at such time or from time to time and in such amount(s) as are consistent with past practice during the preceding two years, and provided, further that Seller acknowledges that the shareholders of Seller shall not be entitled to any dividends with respect to shares of Hibernia Common Stock received by them in the Merger with respect to any period as to which a dividend was previously paid by Seller with respect to its Common Stock;

          (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

          (c) except as otherwise provided herein, enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with the existing policy; provided, however, that Seller or Bank may contribute an amount not to exceed $85,000 in the aggregate to its pension plan with respect to 1995, pay bonuses to its employees with respect to 1995 in an aggregate amount not to exceed $143,580 and bonuses to its directors with respect to 1995 in an aggregate amount not to exceed $33,100 in accordance with Schedule 6(c) attached hereto and made a part hereof and so long as such contributions and bonuses are consistent with past practice during the preceding two years (or, in the case of bonuses to Messrs. Boatner and Bordelon, consistent with their respective bonuses in the preceding year) or otherwise may be made in accordance with the rules applicable to transactions accounted for as poolings of interests for accounting purposes;

          (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (e) other than as contemplated hereby, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) amend its or the Bank's Articles of Incorporation or Bylaws, (iii) impose, or suffer the imposition, on any share of stock held by Seller in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist other than as provided in Louisiana Revised Statutes Section 6:262, (iv) establish or add any automatic teller machines or branch or other banking offices, (v) make any capital expenditures in excess of $100,000 or (vi) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Seller's ability to perform its covenants and agreements hereunder;

          (f) except with respect to transactions contemplated hereby, merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice; or

          (g) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

      7. Representations and Warranties of Seller. Seller (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

          7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          7.2. Organization and Qualification. Each of Seller and the Bank is a corporation or bank duly organized, validly existing, and in good standing under the laws of the State of Louisiana; each of Seller and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and Seller has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          7.3. Ownership of Other Banks. Seller does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank. The presently authorized capital stock of the Bank consists solely of 13,250 shares of common stock of the par value of $20.00 each, of which 13,250 shares of common stock are outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, except as may be affected by Louisiana Revised Statute
Section 6:262, nonassessable and, except as provided on Schedule
7.3 hereto, all of such shares are owned by Seller, free and clear of all liens, claims and encumbrances.

          7.4. Corporate Authorization. The execution, delivery and performance of this Agreement have been authorized by Seller's Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the LBCL, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Seller of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or the Bank or to which Seller or the Bank is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of Seller and the Bank taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Seller's management, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or the Bank or to which Seller or the Bank is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Seller or the Bank; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          7.6.  Financial Statements; Dividend Restrictions.
Seller has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following consolidated financial statements (collectively referred to herein as the "Seller Financial Statements"): Seller's Consolidated Balance Sheets as of December 31, 1994, 1993 and 1992 (audited) and as of June 30, 1995 and 1994 (unaudited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992 (audited). Each of the Seller Financial Statements (including the related notes) fairly presents the consolidated results of operations of Seller and the Bank for the respective periods covered thereby and the consolidated financial condition of Seller and the Bank as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the Seller Financial Statements, including the notes thereto, or
Schedule 7.6 hereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations or state banks generally) precluding Seller or the Bank from paying dividends, in each case when, as and if declared by its Board of Directors.

          7.7. No Material Adverse Change. Since June 30, 1995, there has been no event or condition of any character (whether actual, or to the knowledge of Seller or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Seller, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Seller or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

          7.8.  Litigation and Proceedings.  Except as set forth on
Schedule 7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Seller that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Seller and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on Schedule 7.8 hereto, no member of Seller's consolidated group is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

          7.9. Material Contracts. Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule 7.9 hereto, neither Seller nor the Bank is bound by any material contract to be performed after the date hereof that is not terminable by Seller or the Bank without penalty or liability on thirty days prior notice.

          7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Seller or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

          7.11.  Contingent Liabilities.  Except as disclosed on
Schedule 7.11 hereto or as reflected in the Seller Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1995, neither Seller nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Seller and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after June 30, 1995, or from any action omitted to be taken during such period that, to the knowledge of Seller, could reasonably be expected to result in any such material obligation or liability.

          7.12. Tax Liability. The amounts set up as liabilities for taxes in the Seller Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

          7.13. Material Obligations Paid. Since June 30, 1995, neither Seller nor the Bank has incurred or paid any obligation or liability that would be material to Seller on a consolidated basis, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

          7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Seller or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before June 30, 1995, and all returns filed are complete and accurate to the best information and belief of their respective managements; all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Seller or the Bank except as reserved against in the Seller Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Seller's reserves for bad debts at December 31, 1994, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          7.15. Loans. To the best knowledge and belief of its management, each loan reflected as an asset of Seller in the Seller Financial Statements, as of June 30, 1995, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Seller, except as disclosed in writing to Hibernia on or prior to the date hereof.

          7.16. Allowance for Loan Losses. The allowances for possible loan losses shown on the balance sheets of Seller as of June 30, 1995 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 1995, and each such allowance has been established in accordance with GAAP.

          7.17.  Title to Assets; Adequate Insurance Coverage.

          (a) As of June 30, 1995, Seller and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Seller Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Seller Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 1995, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Seller and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Seller or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by Hibernia in such lease of such property.

          (b) Except as disclosed on Schedule 7.17(b) attached hereto and made a part hereof, with respect to each lease of any real property or a material amount of personal property to which Seller or the Bank is a party, except for financing leases in which Seller or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) neither the Merger nor the merger of the Bank and HNB will constitute a default or a cause for termination or modification of such lease.

          (c) Neither Seller nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          (d) To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Seller and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Seller or the Bank is named insured meet the applicable standards of the American Bankers Association.

          7.18. Employee Plans. To the best of Seller's knowledge and belief, it, the Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Seller or the Bank:

               (i) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

               (ii) has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

          7.19. Copies of Employee Plans. On or prior to the date hereof, Seller has provided Hibernia, or, within ten days after the date hereof, Seller will provide Hibernia with true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by it or the Bank for its or the Bank's employees or former employees.

          7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, neither Seller nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

          7.21. No Default. Except as disclosed on Schedule 7.21 attached hereto and made a part hereof, neither Seller nor the Bank is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          7.22. Minutes. Prior to the date hereof, Seller has made available, or, within ten days after the date hereof, Seller will make available, to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of Seller's and the Bank's Boards of Directors and all committees thereof held prior to the date hereof, which minutes are complete and correct in all respects and fully and fairly present the deliberations and actions of such Boards and committees and accurately reflect the business condition and operations of Seller and the Bank as of the dates and for the periods indicated therein.

          7.23.  Insurance Policies.  Attached hereto as Schedule
7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds and directors and officers liability insurance) maintained by Seller or the Bank at the date hereof. Except as disclosed on Schedule 7.23 hereto, neither Seller nor the Bank has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Seller nor the Bank has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of Seller or the Bank.

          7.24. Investments. Except for pledges to secure public or trust deposits, none of the investments reflected in the Seller Financial Statements under the heading "Investment Securities," and none of the investments made by Seller or the Bank since June 30, 1995, and none of the assets reflected in the Seller Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Seller or the Bank freely to dispose of such investment at any time except for the restrictions of SFAS 115. With respect to all repurchase agreements to which Seller or the Bank is a party, Seller or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

          7.25. Environmental Matters. Neither Seller nor the Bank nor, to the knowledge of Seller and the Bank, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold) leased, or occupied by Seller or the Bank or used by Seller or the Bank in their respective business ("Seller Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Seller Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither Seller nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Seller Properties.

      8.  Representations and Warranties of Hibernia.  Hibernia
(and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

          8.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          8.2. Organization and Qualification. Hibernia is a corporation, and HNB is a national banking association, duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively. Each of Hibernia and its material subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia Corporation and HNB are validly issued and outstanding, fully paid and nonassessable (subject, in the case of HNB, to 12 U.S.C. Section 55) and all of such shares of HNB are owned directly or indirectly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia Common Stock to be issued in connection with the Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

          8.4. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's Board of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia enforceable against Hibernia in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or by which Hibernia or any of its subsidiaries is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and its subsidiaries taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Hibernia's management, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or to which Hibernia or any of its subsidiaries is subject, or (iii) a breach or violation of, or a default under the Articles of Incorporation or Association or Bylaws of Hibernia, or of its subsidiaries, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          8.6. Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10-K for the fiscal year ended December 31, 1994, its proxy statement for its 1995 annual meeting of shareholders, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995 and each Current Report on Form 8-K filed after June 30, 1995 and prior to the date hereof, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties, prospects or results of operations of Hibernia and its subsidiaries, taken as a whole, that has not been disclosed in the Hibernia Reports. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
Copies of the Hibernia Reports have been furnished to Seller on or before the date hereof.

          8.7. No Material Adverse Change. Since June 30, 1995, there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Hibernia or HNB, excluding changes in laws or regulations that affect banking institutions generally.

          8.8. Community Reinvestment Act Performance Evaluation. Attached hereto as Schedule 8.8 is a copy of the Community
Reinvestment Act Performance Evaluation presently in effect with respect to HNB.

          8.9 Use of Pooling of Interests Accounting Treatment. Management of Hibernia is not currently aware of any facts or circumstances that would prevent the Merger from qualifying for pooling of interests accounting treatment, it being understood that this representation is made only as of the date of this Agreement and that, as of the date hereof, Hibernia has performed no significant due diligence with respect to Seller or the Bank.

      9. Agreements and Covenants. Hibernia and Seller each hereby agrees and covenants to the other that:

          9.1. Shareholder Approvals. If required by applicable law, this Agreement shall be submitted to its respective shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.

          9.2. Actions Necessary to Complete Merger. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end; provided, however, that neither party shall be obligated to take or cause to be taken any action which is or creates a material burden on such party, except to the extent such actions are reasonably anticipated to be required in order to effect the Merger.

          9.3. Preparation of Registration Statement and Proxy Statement. It shall prepare as promptly as practicable jointly with the other party hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this Agreement in connection with the transactions contemplated hereby and to be part of a registration statement (the "Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by Seller relating to Seller, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          9.4. Press Releases and Public Statements. Unless approved by the other in advance, neither Hibernia nor Seller will issue any press release, marketing or advertising material or other written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law (including any disclosure required in periodic public reports issued by Hibernia and in any registration statement or prospectus relating to a pending or subsequent merger). The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release (which press release was approved by Seller in accordance with this Section), such filing may be made without prior consultation with Seller so long as Seller is furnished with a copy of such report within a reasonable time after its filing.

          9.5.  Material Developments; Access to Information.

               (i) In order to afford Seller access to such information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and its assets in connection with the Merger, Hibernia shall (and shall cause HNB to), (A) upon reasonable notice, afford Seller and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish Seller and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Seller shall from time to time reasonably request to perform such review, (B) furnish Seller with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise Seller of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

               (ii) In order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Seller to be acquired as a result of the Merger, Seller shall (and shall cause the Bank to), upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of Seller and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

               (iii) No investigation pursuant to this Section 9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

          9.6. Prohibited Negotiations. Prior to the Effective Date, neither Seller nor the Bank shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Seller or the Bank or any business combination with Seller or the Bank other than as contemplated by this Agreement. Seller shall instruct each officer, director, agent, or affiliate of it or the Bank to refrain from doing any of the above, and Seller will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Seller; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of Seller or the Bank from taking any action that, in the opinion of counsel to Seller or the Bank, a copy of which opinion shall be furnished to Hibernia upon its request, is required by applicable law.

          9.7. Affiliates. Prior to the Closing Date (as defined in Section 14 hereof), Seller shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of Seller for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). Seller shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of Exhibit 9.7 hereto providing, among other things,that such person will not dispose of Hibernia Common Stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that Seller shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

          9.8. Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in the Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia Common Stock to be thereafter delivered pursuant to Section 3.1 hereof.

          9.9. Accounting Treatment. It shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control.

          9.10. Cooperation in Bank Merger. Promptly upon request by Hibernia, Seller shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to cause the Bank to become merged with and into HNB effective as of, or as soon as practicable after, the Effective Date if so requested by Hibernia; provided, however, that Seller acknowledges and agrees that the determination as to when and if the Bank and HNB shall be merged shall be solely within Hibernia's discretion.

          9.11. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Section 12 of this Agreement and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), Seller shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or the Bank at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller herein.

          9.12.  Indemnification of Directors and Officers of
Seller and the Bank.

          (a) From and after the Effective Date of the Merger, Hibernia agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of Seller or the Bank (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Seller or the Bank, to the same extent as he would have been indemnified under the Articles of Incorporation and/or Bylaws of Hibernia, as such documents were in effect on the date of this Agreement as if he were an officer or director of Hibernia at all relevant times; provided, however, that the indemnification provided by this Section shall not apply to any claim against an Indemnified Person if such Indemnified Person knew or should have known of the existence of the claim and failed to make a good faith effort to require Seller or the Bank, as the case may be, to notify its director and officer liability insurance carrier of the existence of such claim prior to the Closing Date.

          (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

          (c) The rights to indemnification granted by this subsection 9.12 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.12(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $5 million and Hibernia shall have no responsibility to any Indemnified person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.12 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.12 hereto; and (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.12 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought.

          (d) Hibernia agrees that the $5 million indemnification limit set forth in paragraph (c) of this Section 9.12 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in
Section 11.2 hereof.

          9.13 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

          9.14 Cooperation in Rule 144 Transfers. Hibernia agrees to use its best efforts to file, in a timely manner, all materials required to be filed pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 of the Securities Act of 1933 for sales of Hibernia Common Stock. In the event of any proposed sale by an former shareholder of Seller who receives shares of Hibernia Common Stock in the Merger, Hibernia agrees to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with Rule 145, the requirements of Hibernia's transfer agent, and the reasonable requirements of any broker through such sale is proposed to be executed, including, but not limited to, furnishing at its expense an opinion of counsel or other statement satisfactory to the transfer agent, to the effect that the shares may be transferred, to the extent it is able to furnish such opinion.

     10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

          (a) Hibernia shall submit an application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Holding Company Act;

          (b) Hibernia shall submit an application to the Comptroller of the Currency (the "Comptroller") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Merger Act;

          (c) Seller shall endeavor to have its Affiliates execute a written agreement in substantially the form of Exhibit 9.7 hereto; provided, however, that Seller shall have no such obligation prior to the receipt by the Board of Directors of Seller of the Fairness Opinion; and

          (d) Seller shall endeavor to have each of the directors of Seller and the Bank execute a Lock-Up and Non-Competition Agreement in substantially the form of Exhibit 10(d) hereto; provided, however, that Seller shall have no such obligation prior to the receipt by the Board of Directors of Seller of the Fairness Opinion.

     11.  Confidentiality; Hold Harmless; Restriction on
Acquisitions.

          11.1. Confidentiality. The parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. For a period of five years after the date hereof, Hibernia and Seller agree, on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and Seller shall, promptly upon request by the other party, either destroy or return any documents so obtained. The parties hereto expressly acknowledge and agree that the terms of this Section 11.1 shall supersede any prior agreements relating to the confidentiality of information received by the parties hereto from each other.

          11.2. Hold Harmless. Hibernia will indemnify and hold harmless Seller, each of its directors and officers and each person, if any who controls Seller or the Bank within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by Seller or the Bank for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof.
In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, that if counsel for such indemnified party provides a written opinion to Hibernia certifying that there exists a conflict of interest between Hibernia or HNB and such indemnified party, such indemnified party shall be entitled to conduct his defense using counsel of his own choosing at Hibernia's expense.

     12. Conditions. The consummation of the Merger is conditioned upon:

          12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of Seller and exercise and perfection of dissenters' rights pursuant to Section 12: 131 of the LBCL by holders of Seller Common Stock holding in the aggregate no more than 10% of the Seller Common Stock outstanding on the Closing Date.

          12.2.  Federal Reserve Board and OCC Approvals.
Procurement by Hibernia of the approval of the Federal Reserve
Board of the Merger and the Comptroller of the Bank Merger and any and all other transactions contemplated hereby.

          12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

          12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor Seller shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

          12.5. Opinion of Hibernia Counsel. Seller and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in form and substance satisfactory to Seller, as to such matters as Seller may reasonably request with respect to the transactions contemplated hereby.

          12.6. Opinion of Seller Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Gerrish & McCreary, P.C., for Seller, in form and substance satisfactory to Hibernia, which shall cover such matters as Hibernia may reasonably request with respect to the transactions contemplated hereby.

          12.7. Representations, Warranties and Agreements of Seller. Each of the representations, warranties, and agreements of Seller contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the Chairman of the Board and the President of Seller, dated the Closing Date, to such effect; Seller shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. Seller shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

          12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and Seller shall have received a certificate signed by the Chief Executive Officer and the Treasurer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to Seller such other certificates as Seller shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished Seller with such further documents or other materials as Seller shall have reasonably requested in connection with the transactions contemplated hereby.

          12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Seller shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

          12.10. Blue Sky. Hibernia shall have received all state securities laws and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

          12.11. Tax Opinion. Hibernia and Seller shall have received an opinion of a nationally recognized public accounting firm satisfactory to Seller, at no cost to Seller, which opinion shall be satisfactory in form and substance to Hibernia and Seller, to the effect that the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Seller Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of Seller with respect to such exchange and that the Louisiana income tax treatment to the shareholders of Seller will be substantially the same as the federal income tax treatment to the shareholders of Seller.

          12.12. Listing on New York Stock Exchange. The shares of Hibernia Common Stock issuable to the holders of Seller Common Stock in the Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

          12.13. Fairness Opinion. Seller shall have received a letter from Southard Financial of Memphis, Tennessee dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, and updated to within five days of the Closing Date to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

          12.14 Due Diligence by Hibernia. Hibernia shall have completed its due diligence review of the Seller and Bank and shall have discovered no facts or circumstances that it, in good faith, believes materially and adversely alters the financial condition or operations of the Seller or the Bank from the financial condition or operations of the Seller or the Bank as Hibernia believed them to be on the date of this Agreement; provided, however, that Hibernia shall not have the right to terminate this Agreement pursuant to this Section 12.14 unless it shall have so notified Seller in writing within 10 business days after the completion of its due diligence review. Hibernia's due diligence review shall be deemed to have been completed 60 days after the date of this Agreement.

          12.15 Due Diligence Review by Seller. Seller shall have completed its due diligence review of Hibernia and shall have discovered no facts or circumstances that it, in good faith, believes materially and adversely alters the financial condition or operations of Hibernia from the financial condition or operations of Hibernia as Seller believe them to be on the date of this Agreement; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 12.15 unless it shall have so notified Hibernia in writing within 10 business days after completion of its due diligence review. Seller's due diligence review shall be deemed to have been completed 60 days after the date of this Agreement.

          12.16 Employment Contracts. Employment contracts shall have been offered by Hibernia or HNB to Messrs. James Lynn
Bordelon, Michael J. Thevenot, Steve Normand and John Boatner providing for compensation and terms in accordance with Schedule
12.16 attached hereto and made a part hereof.

          12.17. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8, 12.12, 12.13, 12.15 or 12.16 shall only constitute conditions to consummation of the Merger if asserted by Seller and a failure to satisfy any of the requirements set forth in Section 12.6, 12.7 or
12.14 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

     13.  Termination.   This Agreement may be terminated prior to
the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

          13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire
Board.

          13.2.  Breach of Representation, Warranty or Covenant.
By either party hereto, in the event of a breach by the other party
(a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement.

          13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Merger is not consummated by March 31, 1996, or (ii) any condition to Closing cannot be satisfied by March 31, 1996 and will not be waived by the party or parties entitled to waive it.

          13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Federal Reserve Board, the Federal Reserve Bank or the Comptroller has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

          13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of Seller.

          13.6. Dissenters. By Hibernia, if holders of more than 10 percent of the outstanding Seller Common Stock exercise and perfect statutory rights of dissent and appraisal pursuant to Part XIII of the LBCL.

          13.7. Material Adverse Change. By Seller, if a material adverse change as described in Section 8.7 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

          13.8. Use of Pooling-of-Interests Accounting Treatment. By Hibernia, in the event it shall determine that the facts and circumstances surrounding the Merger prohibit or materially jeopardize the treatment of the Merger as a pooling-of-interests for accounting purposes.

          13.9. Fairness Opinion. By Seller, if it shall not have received a letter from Southard Financial, Memphis, Tennessee, dated within five days of the scheduled date of mailing of its proxy statement to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

     14. Closing and Effective Date. The closing of the Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) March 31, 1996; (ii) the date that falls 30 days after the date of the order of the Federal Reserve Board approving the Merger pursuant to the Bank Holding Company Act;
(iii) the date that falls 30 days after the date of the order of the Comptroller approving the merger of the Bank with and into HNB pursuant to the Bank Merger Act; and (iv) the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or such other date within 60 days of such date as may be agreed upon between the parties hereto (the date and time of the Closing being referred to herein as the "Closing Date"). The parties hereto acknowledge and agree, however, that the closing shall not occur prior to December 20, 1995. Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Merger Agreement shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL. The Merger shall become effective as of the date and time of issuance by the Secretary of a certificate of merger relating to the Merger (such date and time being referred to herein as the "Effective Date").

     15. Survival and Termination of Representations, Warranties and Covenants.

          15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

          15.2. The provisions and agreements set forth in Sections 3, 5, 9.12 and 11 and the last sentence of Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of Seller who are the intended beneficiaries of such provisions.

          15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 9.2 or 9.12 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Merger having occurred, in which event liability for a breach of Section 9.2 or Section 9.12 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

          15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

     16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Hibernia or Seller) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or Seller shall change the number of shares of Hibernia Common Stock into which shares of Seller Common Stock will be converted by the Merger.

     17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

     18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

     19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

     20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other bank holding company that is a party hereto, including any transfer or assignment by operation of law.

     21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia shall be sent to:

                    HNB
                    313 Carondelet Street
                    New Orleans, Louisiana  70130
                    Attention:  Corporate Law Division

and a copy of all notices or other communications directed to Seller shall be sent to:

                    John A. Boatner, Jr.
                    Bunkie Bancshares, Inc.
                    122 West Church Street
                    Bunkie, Louisiana  71322-1717

with a copy to:

                    Jeffrey C. Gerrish
                    Gerrish & McCreary, P.C.
                    700 Colonial Road, Suite 200
                    Memphis, Tennessee  38117

     22. Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                   Hibernia Corporation





                                   Stephen A. Hansel
                                   President and Chief Executive
                                   Officer

Attest:




Patricia C. Meringer
Secretary

                                   Seller



                                   By:
                                        John A. Boatner
                                        Chairman of the Board

Attest:




Frank L. Mulhearn
Secretary




                            Exhibit 1


                        MERGER AGREEMENT

     This Merger Agreement is made and entered into this __ day of _______, 199_ by and between Hibernia Corporation, a Louisiana corporation ("Hibernia") and Bunkie Bancshares, Inc., a Louisiana corporation ("Seller").

                      W I T N E S S E T H:

     WHEREAS, Hibernia and Seller (collectively, the "Corporations") and their respective Boards of Directors deem it advisable and in the best interests of the Corporations that Seller be merged into Hibernia (the "Merger") pursuant to the provisions of the Louisiana Business Corporation Law ("LBCL") and upon the terms and subject to the conditions hereinafter set forth and in the Plan (as defined herein); and

     WHEREAS, the Corporations have entered into an Agreement and Plan of Merger dated as of September 7, 1995 (the "Plan") which sets forth certain terms and conditions relating to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Plan, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                            ARTICLE I

                           The Merger

     Upon the terms and subject to the conditions set forth herein, on the Effective Date (as defined below), Seller shall be merged into Hibernia and the separate existence of Seller shall cease.

                           ARTICLE II

                     Effective Date and Time

     The Merger shall be effective at 12:01 a.m. on the date immediately following the day when this Merger Agreement, having been certified, signed and acknowledged in accordance with the LBCL, is filed in the office of the Secretary of State of the State of Louisiana (the "Secretary of State") or such other date as may be specified by the parties consistent with the provisions of the LBCL (such time and date being herein referred to as the "Effective Time" and the "Effective Date" respectively).

                           ARTICLE III

              Conversion and Cancellation of Shares

     Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the LBCL, on the Effective Date each issued and outstanding share of Seller Common Stock, par value $20.00 ("Seller Stock") shall be exchanged for and converted into the number of shares of Hibernia Class A Common Stock, no par value ("Hibernia Stock") resulting from application of the following formula: 1,874,760 divided by 11,006 (the number of issued and outstanding shares of Seller Stock as of the Effective Date). The exchange of certificates representing Hibernia Common Stock for certificates formerly representing Seller Stock shall be effected as provided in the Plan. No fractional shares of Hibernia Stock or script certificates representing such fractional shares will be issued to any holder of Seller Stock. Shareholders of Seller otherwise entitled to receive fractional shares shall be entitled to cash as provided in the Plan, without interest.

                           ARTICLE IV

                      Effect of the Merger

     The Merger shall have the effects set forth in Section 115 of the LBCL.

                            ARTICLE V

                   Filing of Merger Agreement

     If this Merger Agreement is approved by the shareholders of Seller as provided in the Plan, then the fact of such approval shall be certified hereon by the secretary or assistant secretary of Seller, and this Merger Agreement, as approved and certified, shall be signed and acknowledged by the president of each of the
Corporations.   Thereafter, a multiple original of this Merger
Agreement, so certified signed and acknowledged, shall be delivered to the Secretary of State for filing and recordation in the manner required by law; and thereafter, as soon as practicable )(but not later than the time required by law), a copy of the Certificate of Merger issued by the Secretary of State shall be filed for record in the office of the recorder of mortgages for the parishes of Orleans and Avoyelles and shall also be recorded in the conveyance records for the parishes of Orleans and Avoyelles and any other parish in which any of the Corporations owns real property on the Effective Date.











                           ARTICLE VI

                          Miscellaneous

     The obligations of the Corporations to effect the Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Merger Agreement may be terminated pursuant to the terms and provisions of the Plan.

     IN WITNESS WHEREOF, this Merger Agreement has been approved by the Boards of Directors of each of the Corporations, effective as of the date first above written.

                  CERTIFICATE OF THE SECRETARY
                     OF HIBERNIA CORPORATION

     I hereby certify that I am the duly elected Secretary of Hibernia Corporation, a Louisiana corporation, presently serving in such capacity and that, pursuant to Section 112E of the LBCL, approval of the Merger Agreement by the shareholders of Hibernia Corporation is not required.

Certificate dated ___________ __, 199_.


                                   ____________________________
                                   Patricia C. Meringer
                                   Secretary

                  CERTIFICATE OF THE SECRETARY
                   OF BUNKIE BANCSHARES, INC.

     I hereby certify that I am the duly elected Secretary of Seller, a Louisiana corporation, presently serving in such capacity and that the foregoing Merger Agreement was, in the manner required by the LBCL, duly approved, without alteration or amendment, by the shareholders of Seller, at a meeting duly held pursuant to notice on ______ __ , 199_, at which meeting a quorum was present and acting throughout by a vote of _____ shares "for" to ______ shares "against or not voting.

Certificate dated ___________ __, 199_.


                                   ____________________________

                                   Secretary







                    EXECUTION BY CORPORATIONS

     In consideration of the approval of this Merger Agreement by the shareholders of Seller and the fact that no such approval is required by the shareholders of Hibernia Corporation, both as certified above, this Merger Agreement is executed by such corporations, acting through their respective Presidents, this ___ day of _________, 199_.

                              HIBERNIA CORPORATION



                         By:  __________________________
                              Stephen A. Hansel
                              President and Chief Executive
                                Officer

ATTEST:


_______________________
Patricia C. Meringer
Secretary


                              Seller


                         By:  ___________________________
                              James Lynn Bordelon
                              President

ATTEST:


__________________________
Frank L. Mulhearn
Secretary















                        ACKNOWLEDGEMENT

                      HIBERNIA CORPORATION


STATE OF LOUISIANA
PARISH OF ORLEANS

          BEFORE ME, the undersigned Notary Public, on this ___ day of __________, 199_, in the presence of the undersigned competent witnesses, personally came and appeared Stephen A. Hansel, who, being duly sworn, declared and acknowledged before me that he is the President of Hibernia Corporation and that in such capacity he was duly authorized to and did execute the foregoing Merger Agreement on behalf of such Corporation, for the purposes therein expressed,l and as his and such Corporation's free act and deed.

WITNESSES:

_____________________________



______________________________


              _____________________________________
                          NOTARY PUBLIC


























                        ACKNOWLEDGEMENT

                             Seller

STATE OF LOUISIANA
PARISH OF ORLEANS

          BEFORE ME, the undersigned Notary Public, on this ___ day of __________, 199_, in the presence of the undersigned competent witnesses, personally came and appeared James Lynn Bordelon, who, being duly sworn, declared and acknowledged before me that he is the President of Seller and that in such capacity he was duly authorized to and did execute the foregoing Merger Agreement on behalf of such Corporation, for the purposes therein expressed, and as his and such Corporation's free act and deed.

WITNESSES:

_____________________________



______________________________


              _____________________________________
                          NOTARY PUBLIC




























                                             Exhibit 9.7


                             [date]


Hibernia Corporation
313 Carondelet Street
New Orleans, Louisiana 70130

Gentlemen:

     This letter agreement is given in connection with the closing of the merger (the "Merger") of Bunkie Bancshares, Inc. ("Seller") and Hibernia Corporation ("Hibernia"). I am aware and acknowledge that, as a member of the Board of Directors or an executive officer or the beneficial owner of a substantial amount of the outstanding common stock of Seller, I may be an "affiliate" of Seller as that term is defined in the Securities Act of 1933 (the "Securities Act") and the regulations thereunder.

     I understand the resales or other dispositions of Hibernia's
Class A common stock, no par value ("Hibernia Common Stock") acquired by me as a result of the Merger may be governed by Rules
144 and 145 of the Securities Act.

     I further understand that, in order for the Merger to be accounted for as a "pooling of interests", Accounting Principles Board Opinion No. 16 requires that the Merger must represent a sharing of rights and risks among the constituent shareholder groups and that certain resales or other dispositions of the Hibernia Common Stock to be acquired by me as a result of the Merger may violate the "risk sharing" guidelines promulgated by the Securities and Exchange Commission in Accounting Series Release No. 135.

     On the basis of the foregoing, and in consideration of the delivery to me of the Hibernia Common Stock into which my Seller common stock will be converted, I agree that I will not, after the date hereof, directly or indirectly, sell, transfer, pledge or otherwise alienate or encumber any of the Hibernia Common Stock held by me (except to the same extent as my stock in Seller may have been pledged prior to the date on which the Agreement and Plan of Merger was executed) (i) in violation of the Securities Act or the rules or regulations promulgated thereunder, or (ii) until such time as financial results covering at least 30 days of post-Merger combined operations of Seller and Hibernia have been published.

                                   ________________________





                          EXHIBIT 9.12

                        JOINDER AGREEMENT

     THIS AGREEMENT is made and executed as of the __ day of ________, 1995 between and among Hibernia Corporation, a Louisiana corporation ("Hibernia") and the undersigned individual officer and/or director ("Seller Officer") of Bunkie Bancshares, Inc., a Louisiana corporation ("Seller"), or Bunkie Bank and Trust Company, a Louisiana banking association (the "Bank").

                            RECITALS:

     WHEREAS, Hibernia and Seller have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Seller will be merged into Hibernia on the terms and subject to the conditions set forth in such Merger Agreement; and

     WHEREAS, in consideration of the agreements made by [Name] in connection with the Merger Agreement, Hibernia has agreed to indemnify the Seller Officer under certain circumstances set forth in the Merger Agreement; and

     NOW, THEREFORE, in consideration of Hibernia's agreement to indemnify the Seller Officer and the expenses and costs that may be incurred by Hibernia in connection with such indemnification, the Seller Officer hereby agrees as follows:

1.  Assumption of and Cooperation in Defense.

     1.1 Notice and Assumption of Defense. In the event a claim arises for which indemnification is or may be sought by the Seller Officer, the Seller Officer shall promptly notify Hibernia, in writing at the address set forth in Section 3 hereof, of the commencement of such legal action or existence of and facts relating to such claim. Upon receipt of such notice, or at any time thereafter, Hibernia shall be entitled to participate therein, and, in its sole discretion, to assume the defense of such claim, with counsel of its choice subject to the reasonable approval of the Seller Officer and to consider and decide on any proposed settlement subject to the reasonable approval of the Seller Officer. In any and all events, Hibernia shall have the right to reasonable control over the nature and extent of expenses incurred in connection with such claim(s). Hibernia shall notify the Seller Officer of its assumption of the defense of such claim, and, after such notice from Hibernia to the Seller Officer, Hibernia shall not be liable to the Seller Officer for indemnification under Section
9.12 of the Merger Agreement for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party; provided, however, that if counsel for such indemnified party provides a written opinion to Hibernia certifying that there exists a conflict of interest between Hibernia or HNB and such indemnified party, such indemnified party shall be entitled to conduct his defense using counsel of his own choosing at Hibernia's expense.

     1.2 Cooperation in Defense. The Seller Officer agrees to cooperate in the defense of any action for which indemnification is sought under this Agreement or under Section 11.2 of the Merger Agreement. Such cooperation shall include, but not be limited to, providing Hibernia and its counsel copies of any and all relevant documents relating to the claim, consulting with Hibernia and its counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim , making himself available at reasonable times for consultation, testimony and fact finding and otherwise furnishing such information to Hibernia and its counsel as the Seller Officer would provide to his own counsel in the event he were defending the action himself. Except as expressly permitted by Hibernia, the Seller Officer shall not object to the production or use of any documents heretofore prepared by or of information provided to Hibernia legal counsel on the basis of any claim of privilege of such Seller Officer; provided, however, that Hibernia agrees that it will not, without the consent of the Seller Officer, waive any applicable privilege of the Seller Officer. Such cooperation shall be provided regardless whether Hibernia assumes the defense of the action.

2.  Duplication of Payment; Limitations; Presumptions.

     2.1 No Duplication of Payments. Hibernia shall not be liable under this Agreement to make any payment in connection with any claim against the Seller Officer to the extent the Seller Officer has otherwise actually received payment (under any insurance policy, certificate of incorporation, bylaw provision or otherwise) of amounts otherwise indemnifiable hereunder.

     2.2 Limitation on Liability. The Seller Officer hereby expressly acknowledges and agrees that Hibernia shall not be liable in the aggregate for more than $5 million in connection with its obligations under Section 9.12 of the Merger Agreement. The Seller Officer further acknowledges and agrees that he shall have no claim against Hibernia for any amount that, when aggregated with amounts paid by Hibernia to other Seller Officers, exceeds $5 million. Any claim for reallocation of the amounts paid by Hibernia among Seller Officers shall be made against the other Seller Officer(s) involved and Hibernia shall not be liable in any way for the allocation of the such amounts among Seller Officers.

     2.2 No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the Seller Officer did or did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, at the addresses listed below:

     If to Hibernia:

                         Hibernia Corporation
                         313 Carondelet Street
                         New Orleans, Louisiana  70130
                         Attention:  Corporate Law Department


     If to the Seller Officer:






4. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

6. Amendment. This Agreement may only be amended by a written instrument signed by both parties hereto.
























     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   HIBERNIA CORPORATION



                              BY:  ______________________
                                   James E. O'Brien
                                   Executive Vice President


Attest:


________________________
Patricia C. Meringer
Secretary

                                   Seller OFFICER



                                   _________________________































                                             Exhibit 10(d)

              LOCK-UP AND NON-COMPETITION AGREEMENT

     This Agreement is made and executed as of the ____ day of ________, 199_, by and between Hibernia Corporation ("Hibernia"), a Louisiana corporation, and the undersigned individual ("Seller Director"), who is a director and shareholder of Bunkie Bancshares, Inc., a Louisiana corporation ("Seller").

     Hibernia and Seller have entered into an Agreement and Plan of Merger (the "Plan of Merger"), pursuant to which Seller and Hibernia agree that Seller will merge with and into Hibernia, and Hibernia shall be the surviving entity. In consideration of the expenses that Hibernia will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Hibernia and induce Hibernia to proceed to incur such expenses, the Seller Director makes the following agreements in favor of Hibernia:

1.   Undertakings of Seller Director.

          1.1 The Seller Director agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Seller, $20.00 par value (the "Seller Stock"), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the Schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before March 31, 1996. The Seller Director shall have no such obligation to vote in favor of the Agreement and Plan of Merger if the Fairness Opinion referenced in Section 12.13 of the Plan of Merger shall not have been received by Seller before such meeting or, if received, shall have been withdrawn or if the Plan of Merger shall be deemed to prohibit the Seller Director from voting in favor of approval of the Plan of Merger if required by law in the opinion of counsel for the Seller Director.

          1.2 The Seller Director further agrees that he will not transfer any of the shares of Seller Stock over which he has dispositive power, which amount of shares is shown on the Schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Seller's shareholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (a) for transfers by operation of law, and (b) for transfers in connection with which Hibernia has consented to the transfer and the transferee shall agree in writing with Hibernia to be bound by this Agreement as fully as the undersigned.

2.   Agreement Not to Compete.

     The Seller Director agrees that for a period of two years following the Closing (as that term is defined in the Plan of Merger), the Seller Director will not serve, other than with respect to Hibernia or HNB, as an officer or director, or own 10% or more of the outstanding equity securities, of any bank or savings and loan association or holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank other than Hibernia and its subsidiaries and affiliates ("Financial Institution"), that has its principal business location within Avoyelles Parish, Louisiana.

3.   Miscellaneous.

          3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Seller Director acknowledging that remedies at law for breach or default might be or become inadequate.

          3.2 The Seller Director acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Seller. The Seller Director further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

          3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

          3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

          3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.

          3.6 The Seller Director may not assign any of his rights or obligations under this Agreement to any other person.

          3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.

          3.8 In the event this Agreement is executed prior to the Effective Date of the Merger, it shall terminate in accordance with the provisions of Section 13 of the Agreement and Plan of Merger.

     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.


                              HIBERNIA CORPORATION



                         BY:  _____________________________
                              James E. O'Brien
                              Executive Vice President





                              Seller DIRECTOR



                              ______________________________

                               FAIRNESS OPINION

                             MERGER BY AND BETWEEN
                             HIBERNIA CORPORATION
                                      AND
                             BUNKIE BANCSHARES, INC.





                              As of September 30, 1995










                                 Report Dated
                                November 15, 1995

                                         November 15, 1995


Board of Directors
Bunkie Bancshares, Inc.
Bunkie, Louisiana

      RE: Fairness Opinion Relative to Pending Agreement of Bunkie Bancshares, Inc., Bunkie, Louisiana, to Merge with and into
      Hibernia Corporation, New Orleans, Louisiana

Gentlemen:

The Board of Directors of Bunkie Bancshares, Inc. ("Bunkie") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Bunkie by Hibernia Corporation ("Hibernia"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either Bunkie or Hibernia. This opinion is issued based upon financial data as of September 30, 1995.

Approach to Assignment

The approach to this assignment was to consider the following factors:

  . A review of the financial performance and position of Bunkie and the value of its common stock;

  . A review of the financial performance and position of Hibernia and the value of its common stock;

  .   A review of recent Bank merger transactions;

  . A review of the current and historical market prices of bank holding companies in Louisiana and surrounding states;

  . A review of the investment characteristics of the common stock of Bunkie and Hibernia;

  . A review of the Agreement and Plan of Merger between Hibernia and Bunkie, dated September 7, 1995;

  . An evaluation of the impact of the merger on the expected return to the current shareholders of Bunkie; and,

  . An evaluation of other factors as were considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of Hibernia for the outstanding common stock of Bunkie constitutes a non-taxable exchange for federal income tax purposes.

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to Bunkie and in Exhibit 2 pertaining to Hibernia.

Review of Bunkie Bancshares, Inc.

Southard Financial visited with the management of Bunkie in Bunkie, Louisiana. Discussions included questions regarding the current and historical financial position and performance of Bunkie, its outlook for the future, and other pertinent factors.

Review of Hibernia Corporation

Southard Financial visited with the management of Hibernia in New Orleans, Louisiana. Discussions included questions regarding the current and historical financial position and performance of Hibernia and its operating subsidiaries, its outlook for the future, and other pertinent factors.

Merger Documentation

Southard Financial reviewed the Agreement and Plan of Merger Between Hibernia and Bunkie, dated September 7, 1995. Appropriate aspects of this agreement were discussed with management and with legal counsel for Bunkie. (See Exhibit 3, Terms of the Agreement and Plan of Merger.)

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of Hibernia or Bunkie, but reviewed data supplied by the management of both institutions.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding Bunkie, Hibernia, and the proposed merger. The major considerations are as follows:

Bunkie Bancshares, Inc.

  .   Historical earnings;
  .   Historical dividend payments;
  .   Outlook for future performance, earnings, and dividends;
  .   Economic conditions and outlook in Bunkie's market;
  .   The competitive environment in Bunkie's market;
  .   Comparisons with peer banks;
  .   Potential risks in the loan and securities portfolios;
  .   Recent minority stock transactions in Bunkie's common stock; and,
  .   Other such factors as were deemed appropriate in rendering this opinion.

Hibernia Corporation

  .   Historical earnings;
  .   Historical dividend payments;
  .   Outlook for future performance, earnings, and dividends;
  .   Economic conditions and outlook in Hibernia's market;
  .   The competitive environment in Hibernia's market;
  .   Comparisons with peer banks;
  .   Potential risks in the loan and securities portfolios;
  .   Recent minority stock transactions in Hibernia's common stock; and,
  .   Other such factors as were deemed appropriate in rendering this opinion.

Common Factors

  .   Historical and current bank merger pricing; and,
  . Current market prices for minority blocks of common stocks of regional bank holding companies in Louisiana and surrounding states.

The Proposed Merger

  .   The merger agreement and its terms;
  .   The specific pricing of the merger;
  .   Adequacy of the consideration paid to the shareholders of Bunkie;
  . The assumption that the tax opinion regarding the tax-free nature of the exchange will be upheld;
  . The amount of debt and goodwill on the balance sheet of Hibernia and the impact of the merger of Bunkie on Hibernia's capital and liquidity positions;
  . The historical dividend payments of Hibernia and the likely impact on the dividend income of the current shareholders of Bunkie (equivalency of cash dividends);
  . Pro-forma combined income statements for Hibernia post merger and the expected returns to Bunkie shareholders (equivalency of earnings yield);
  .   The market for minority blocks of Hibernia common stock; and,
  .   Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Bunkie and Hibernia.
Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.
(More details on the analyses prepared by Southard Financial are contained in Exhibits 3-7.)

Dividend Yield Analysis

In evaluating the impact of the proposed merger on the shareholders of Bunkie, Southard Financial reviewed the dividend paying histories of Bunkie and Hibernia. Based upon this review, it is reasonable to expect that the shareholders of Bunkie, in total, will receive dividends near the level currently paid by Bunkie, after the merger is completed (defined as post merger dividends per share times the exchange ratio). This is predicated on the assumption that Hibernia will continue per share dividends at or above current levels (see Exhibit 4).

Earnings Yield Analysis

In evaluating the impact of the proposed merger on the shareholders of Bunkie, Southard Financial determined that, based upon the proposed exchange ratio, the shareholders of Bunkie would have seen an increase in their share of earnings (defined as post merger combined earnings per share times the exchange ratio), had the merger been consummated by year-end 1994. The analysis also suggests expected higher earnings yields for Bunkie shareholders in 1995 if the merger is consummated (see Exhibit 4).

Book Value Analysis

In evaluating the impact of the proposed merger on the shareholders of Bunkie, Southard Financial determined that the shareholders of Bunkie would have seen an increase in the book value of their investment had the merger been consummated prior to December 31, 1994, or prior to September 30, 1995.

Analysis of Alternatives

In evaluating the fairness of the proposed merger to the shareholders of Bunkie, Southard Financial reviewed with management the terms of another offer received for the purchase/merger of Bunkie. Further, Southard Financial considered recent public market merger pricing information (see Exhibit 5).

Analysis of Market Transactions

Based upon the merger terms, Bunkie shareholders will receive 206% of September 30, 1995 book value per share, 16.6 times reported 1994 earnings, and 14.5 times estimated 1995 earnings. Based upon the review conducted by Southard Financial, the pricing for Bunkie in the merger is within the range of multiples seen in recent bank acquisitions (see Exhibit 5).

Fundamental Analysis

Southard Financial reviewed the financial characteristics of Bunkie and Hibernia with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Bunkie and Hibernia to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks). (See Exhibits 6-7.)

Liquidity

Unlike Bunkie stock, Hibernia shares are traded on the New York Stock Exchange. Further, except in the case of officers, directors, and certain principal shareholders ("affiliates") of Bunkie, Hibernia shares received will be freely tradeable with no restrictions.

Summary of Analyses

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Bunkie or Hibernia.

Throughout the due diligence process, all information provided by Bunkie, Hibernia, and third party sources, was relied upon by Southard Financial without independent verification.

Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of Bunkie is expected to be favorable.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Bunkie Bancshares, Inc. by Hibernia Corporation pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Bunkie Bancshares, Inc.

Thank you for this opportunity to be of service to the shareholders of Bunkie Bancshares, Inc.

                                          Sincerely yours,

                                          SOUTHARD FINANCIAL



                                     /s/ DAVID A. HARRIS, CFA, ASA
                                         David A. Harris, CFA, ASA



                                     /s/ DOUGLAS K. SOUTHARD, DBA, CFA, ASA
                                         Douglas K. Southard, DBA, CFA, ASA


Attachments:

  Exhibit 1:  Bunkie Bancshares, Inc., Document Review List
  Exhibit 2:  Hibernia Corporation, Document Review List
  Exhibit 3:  Terms of the Agreement and Plan of Merger
  Exhibit 4:  Expected Impact of the Merger on the Shareholders of
                Bunkie Bancshares, Inc.
  Exhibit 5:  Comparison of The Merger Pricing to Public Market Transactions
  Exhibit 6:  Overview of Bunkie Bancshares, Inc.
  Exhibit 7:  Overview of Hibernia Corporation
  Exhibit 8:  Qualifications of Southard Financial

                                   EXHIBIT 1
                             BUNKIE BANCSHARES, INC.
                             DOCUMENT REVIEW LIST



  1. Consolidated Reports of Condition and Income ("Call Report") of Bunkie Bank and Trust Company for the period ended September 30, 1995.

  2. Uniform Bank Performance Report ("UBPR") of Bunkie Bank and Trust Company for the periods ended June 30, 1995 and December 31, 1994.

  3. Audited Consolidated Financial Statements of Bunkie Bancshares, Inc. and Subsidiary for the periods ended December 31, 1993-94.

  4. Audited Consolidated Financial Statements of Bunkie Bancshares, Inc. for the periods ended December 31, 1989-92.

  5. Compiled Parent Company Only Condensed Statement of Condition and Comparative Statement of Income of Bunkie Bancshares, Inc. for the periods ended December 31, 1992-94.

  6. Compiled Consolidated Financial Statements of Bunkie Bancshares, Inc. and Subsidiary for the periods ended September 30, 1994-95.

  7.  Shareholder list as of October 16, 1995.

  8.  Management's Analysis of Reserve for Loan Loss as of September 30, 1995.

  9.  Bunkie Bank and Trust Company Corporate Plan - 1995.

 10. Bunkie Bank and Trust Company Security Inventory Report as of September 30, 1995.

 11. Bunkie Bank and Trust Company Projected Statement of Income, based upon actual results through October 31, 1995 and budgeted results for November and December 1995.

 12.  Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 2
                             HIBERNIA CORPORATION
                             DOCUMENT REVIEW LIST



  1. Annual Report (including auditor's reports) for the year ended December 31, 1994.

  2. Securities and Exchange Commission Annual Report (Form 10-K) for the year ended December 31, 1994.

  3. Securities and Exchange Commission Quarterly Report (Form 10-Q) for the quarters ended March 31, 1995, and June 30, 1995.

  4. Research reports by Bear, Stearns & Co., Inc.; J. C. Bradford; First Boston Corporation; Dean Witter; Lehman Brothers; Morgan Keegan & Co.; Oppenheimer & Co., Inc.; and Gruntal & Co., Incorporated.

  5. News Releases by Hibernia Corporation, dated June 15, June 30, July 13, October 12, and October 17, 1995.

  6.  Articles of Incorporation of Hibernia Corporation.

  7.  By-Laws of Hibernia Corporation and Hibernia National Bank.

  8.  Articles of Association of Hibernia National Bank.

  9. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 3
                                 TERMS OF THE
                         AGREEMENT AND PLAN OF MERGER

The Agreement and Plan of Merger, dated as of September 7, 1995, by and between Hibernia Corporation and Bunkie Bancshares, Inc. (the "Agreement") contains several provisions. The following are key provisions of the Agreement:

  In exchange for each share of Bunkie common stock outstanding, Bunkie shareholders will receive 170.3398 newly issued shares of Hibernia common stock.

  The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of Bunkie stock for Hibernia stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for fractional shares may have tax consequences.

  No fractional shares will be issued by Hibernia. Bunkie shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will be paid in cash based upon the market value of Hibernia stock as defined above.

  The Agreement may be terminated by either party:

   -  upon the mutual consent of the Board of Directors of each institution;
   - upon a breach by either party of any representation, warranty or covenant;
   -  if the merger is not consummated by March 31, 1996;
   - upon the failure by either party to obtain regulatory or shareholder approvals;
   -  if more than 10% of Bunkie's shareholders dissent to the merger;
   - upon the happening of certain material events as noted in the Agreement;
   -  if the pooling-of-interests accounting treatment is prohibited; or,
   -  if a fairness opinion is not issued.

  The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at Hibernia subsequent to the date of the Agreement but prior to the consummation of the merger.

                                   EXHIBIT 4
                         EXPECTED IMPACT OF THE MERGER
                  ON THE SHAREHOLDERS OF BUNKIE BANCSHARES, INC.

The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of Bunkie and its shareholders.

According to the Agreement, Bunkie shareholders would receive 170.3398 equivalent shares of Hibernia stock for each share of Bunkie stock exchanged under the Agreement (1,874,760 Hibernia shares for 11,006 Bunkie shares).

Earnings Bunkie earned $109.06 per share in 1994. Hibernia earned $0.78 per share in 1994. Had the merger been consummated prior to January 1, 1994, each former Bunkie share would have earned $132.87 in 1994 (Hibernia 1994 earnings of $0.78 per share times 170.3398 equivalent shares). This represents an increase of 21.83% over what Bunkie earned in 1994. Further, each former Bunkie share would have earned about 28.6% more in the first nine months of 1995 ($99.36 per share for Bunkie versus $127.75 per share for Hibernia, or $.075 times 170.3398 equivalent shares).

            Based upon the analysts surveyed, Hibernia is expected to earn $1.00 per share in 1995. Bunkie is projected to earn about $125.00 per share in 1995. Assuming that the merger was consummated prior to January 1, 1995, Bunkie shareholders would see an increase of about 36.3% over what Bunkie is expected to earn in 1995, absent the merger.

            It is important to note that Hibernia recorded federal income taxes at lower than statutory rates during 1993-95 due to previously unrecognized deferred tax benefits. The deferred tax benefits are expected to be fully recognized by the end of 1995, and Hibernia's effective tax rate should approach statutory rates in 1996. As a result, Southard Financial considered Hibernia's estimated fully-tax equivalent earnings for 1995 and projected fully-tax equivalent earnings for 1996. Based on this analysis, the earnings impact of the merger is not expected to be adverse to Bunkie shareholders.

Dividends   Each share of Bunkie stock received $45.00 per share in dividends in
            1994. Had the merger been consummated prior to January 1, 1994, each former share of Bunkie stock would have received dividends of $32.36 in 1994 (Hibernia 1994 dividends of $0.19 per share times
            170.3398 equivalent shares). This represents about 28.1% less than the dividends paid to Bunkie shareholders in 1994.
            Based upon Hibernia's current dividend rate of $0.28 per share and Bunkie's rate of $50.00 per share, dividends to Bunkie shareholders would decrease by 4.6% after the merger.

Book Value  Reported book value of Bunkie was $761.93 per share at December 31,
            1994. Reported book value of Hibernia at December 31, 1994 was $5.12 per share. Had the merger been consummated prior to December 31, 1994, each former Bunkie stock would have book value of $872.14 (Hibernia book value of $5.12 per share times 170.3398 equivalent shares). This represents 114.5% of Bunkie book value at December 31, 1994. As of September 30, 1995, Bunkie shareholders would have seen an increase of about 11.1% in their book value ($879.76 per share for Bunkie versus $5.74 per share for Hibernia times 170.3398 equivalent shares).

Liquidity   Unlike Bunkie stock, Hibernia shares are traded on the New York
            Stock Exchange. Further, except in the case of officers, directors, and certain principal shareholders ("affiliates") of Bunkie, Hibernia shares received will be freely tradeable with no restrictions.

                                   EXHIBIT 5
                       COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS

Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Louisiana and in contiguous states) is summarized as follows:

                                     Price/   Price/   Price/            Equity/
Transactions Announced in 1995(1)   Earnings Book Val  Assets      ROAA   Assets    ROAE
  ---------------------------------  -------- -------- -------- -------- -------- --------
  Nationwide (126)                     18.3x    176.8%    16.1%    1.01%    9.29%   11.51%
  LA, TX, MS, AR (22)                  14.2     188.5     15.0     1.18     8.16    14.86
  Louisiana (6)                        14.7     223.8     18.1     1.54     8.04    17.15

  Bunkie                               14.5     205.7     18.9     1.30     9.03%   15.72

(1) Through September 30; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

Based upon the current market price of Hibernia's stock of $10.625 per share, the merger of Bunkie into Hibernia will take place at 16.60 times 1994 Bunkie earnings, 14.48 times estimated 1995 Bunkie earnings, 205.7% of September
30, 1994 Bunkie book value. These multiples are within the range of recent market multiples.

In determining the attractiveness of owning Hibernia stock, it is important to examine Hibernia's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of September 30, 1995.

                                       Price/     Price/      Current    Current
         Publicly Traded Banks(1)     Earnings   Book Val       ROAE       Yield
         --------------------------  --------   --------      ------     -------
         All Banks (198)              12.79x     165.5%       13.36%      3.14%
         South Central Banks (48)     13.58      178.1        13.43       2.70
         Louisiana Banks (2)          10.79      202.3        18.99       2.11
         LA, TX, MS, AR (16)          12.46      181.6        14.81       2.50

         Hibernia - 11/30 Price       10.63      185.1        18.92       2.64
         Hibernia - 9/30 Price        10.13      176.4        18.83       2.77

         (1) As of September 30, 1995; subject to certain screens performed by Southard Financial

Based upon an analysis of the data provided above, Hibernia's price/book value multiple, return on average equity, and current dividend yield are all within the range of other publicly traded banks in its region, while the price/earnings multiple is near the low end of the range. The low price/ earnings multiple primarily reflects the non-taxable nature of Hibernia's earnings over the 1993-95 period. If Hibernia's earnings are adjusted to a fully-taxable equivalent basis, the price/earnings multiple is actually about
15.4 times estimated 1995 earnings and about 12.5 times eatimated 1996 earnings, both of which are within or above the range.

                                   EXHIBIT 6
                       OVERVIEW OF BUNKIE BANCSHARES, INC.

Bunkie Bancshares, Inc. is a one-bank holding company, formed in January 1984, whose primary asset is 100% of the common stock of Bunkie Bank and Trust Company ("BB&T") in Avoyelles Parish, Louisiana.

Founded in 1953, Bunkie serves its market area with the main banking office in Bunkie and two full-service banking offices; one in Cottonport and one in Marksville, Louisiana. All of BB&T's banking offices are located in Avoyelles Parish, which is centrally located in Louisiana approximately 30 miles south of Alexandria. The Bank is a major financial institution in its marketplace.

BB&T had total assets of $105.4 million at September30, 1995, and equity of 9.03% of assets (slightly below peer averages). Total loans (net of unearned income) were 44.37% of total assets at September 30, or well below peer averages. The historical composition of BB&Ts balance sheet was fairly consistent.

BB&T earned $1.43 million (1.58% of average assets) in 1992, $1.21 million (1.31%) in 1993, $1.20 million (1.18%) in 1994, and $1.05 million (1.30%) in the first nine months of 1995. Earnings are projected at $1.39 million in 1995, for an ROAA of about 1.30%. BB&T's loan loss provision was -$150 thousand in the first nine months of 199 (-0.19% of average assets), -$200.0 in 1994 (-0.20% of average assets), and $0 during 1990-93.

As of September 30, 1995, reported book value of the holding company was $9,682,627 million, or $879.76 per share for the 11,006 shares outstanding. Earnings were $99.36 per share in the first nine months of 1995, $109.06 per share in 1994, and $109.59 per share in 1993. Earnings are projected to be about $125.00 per share in 1995 based upon actual results through October 31 and budgeted results in November and December 1995. Dividends of $45.00 per share were paid in 1992, 1993, and 1994. The parent company paid dividends of $30.00 per share through November 1, 1995, and expects to pay another $20.00 per share in December 1995.

Senior management consists of John A. Boatner, Jr., 71, Chairman of the Board; James Lynn Bordelon, 45, President; Michael L. Thevenot, 43, Senior Vice President and Manager of the Cottonport Branch; and Steve J. Normand, 60, Senior Vice President and Manager of the Marksville Branch. Each member of the senior management team has over 20 years of service with the Bank and/or in the banking industry.

Further details on Bunkie and BB&T are documented in Southard Financial's files.

                                   EXHIBIT 7
                       OVERVIEW OF HIBERNIA CORPORATION



Hibernia Corporation is a multi-bank holding company headquartered in New Orleans, Louisiana. As of September 30, 1995, Hibernia Corporation was the second largest bank holding company in Louisiana with assets of $7.0 billion and deposits of $5.9 billion. Hibernia's only bank subsidiary was originally chartered in 1870 as Hibernia Bank & Trust, and was rechartered in 1933 as Hibernia National Bank ("HNB"). As of December 31, 1994, HNB had 143 branches located throughout Louisiana. In addition to HNB, Hibernia owns Zachary Taylor Life Insurance Company which is currently inactive. Hibernia's common stock was initially listed on the New York Stock Exchange in 1989.

HNB offers a range of retail and commercial banking services and products, including retail, commercial, international, mortgage and private banking; treasury management; trust; brokerage; and alternative investments, including mutual funds and annuities. The Bank also provides financial risk management products and advisory services to its clients; and offers repurchase agreements, bankers acceptances, Eurodollar access, and safekeeping of securities.

In 1994, Hibernia completed mergers with six Louisiana financial institutions as follows: Commercial Bancshares, Inc. and Bastrop National Bank on July 1, 1994; First Bancorp of Louisiana, Inc. and First Continental Bancshares, Inc. on August 1, 1994; and Pioneer Bancshares Corporation and First State Bank and Trust Company on December 1, 1994. American Bank of Norco was merged into Hibernia on March 1, 1995, and STABA Bancshares, Inc. was merged into Hibernia on May 1, 1995. Progressive Bancorporation, Inc. and Bank of St. John were both merged into Hibernia on July 1, 1995. All of these mergers were accounted for as pooling of interests transactions.

Effective April 1, 1995, Hibernia instituted an employee stock ownership plan
(ESOP). Hibernia shares were, and more will be, acquired by the ESOP in open market purchases. Further, Hibernia has a 1987 Stock Option Plan, a Long-Term Incentive Plan, and a 1993 Director's Stock Option Plan, under which a total of 5,683,746 shares were outstanding and 1,565,169 shares were exercisable at June 30, 1995.

Hibernia earned $0.57 per share in 1993, $0.78 per share in 1994, and $0.75 per share in the first nine months of 1995. The consensus earnings estimate for 1995 is $1.00 per share, or about 30% above 1994 earnings. It is important to note that Hibernia recorded federal income taxes at lower than statutory rates during 1993-95 due to previously unrecognized deferred tax benefits. The deferred tax benefits are expected to be fully recognized by the end of 1995, and Hibernia's effective tax rate should approach statutory rates in 1996.

                                   EXHIBIT 7
                       OVERVIEW OF HIBERNIA CORPORATION
                                  (Continued)



Return on average assets was 1.71% in the first nine months of 1995, 1.35% in 1994, and 1.06% in 1993, while return on average equity was 18.83% in the first nine months of 1995, 15.63% in 1994, and 13.33% in 1993. Dividends of $0.19 per share in 1994 were well above 1993 dividends of $0.03 per share. Hibernia paid dividends of $0.19 per share in the first nine months of 1995. At September 30, 1995, the dividend yield was 2.77%.

Total shareholders' equity was 8.79% of total assets as of December 31, 1994 and 9.67% at September 30, 1995. Book value per share increased from $4.82 at year-end 1993 to $5.12 at year-end 1994 and to $5.74 at September 30, 1995. Loans represented 50.93% of total assets at year-end 1994 and 60.40% at September 30, 1995. The quality of the loan portfolio improved in recent years, as net charge-offs decreased from a high of 2.51% of average loans in 1991 to 0.22% in 1994, and to 0.06% in the first nine months of 1995.

In all, Hibernia is in good financial condition. More details on Hibernia are contained in Southard Financial's file.

                                EXHIBIT 8

                     QUALIFICATIONS OF SOUTHARD FINANCIAL

                     AN OVERVIEW OF SOUTHARD FINANCIAL

BACKGROUND        .  Founded in 1987.
                  .  Principals have combined business valuation experience of approximately twenty years.
                  .  Serves clients throughout the United States,  with
                      concentration in the Southeast.
                  .  Broad industry experience.
                  .  Services provided for public and closely-held companies.
                  .  Provides valuation services for over 100 ESOPs, making
                      Southard Financial one of the largest ESOP appraisers in the United States.

PROFESSIONAL
CREDENTIALS       .  Southard Financial's principals, Douglas K. Southard and
                      David A. Harris, are senior members of the American Society of Appraisers (ASA).
                  .  Both principals of Southard Financial are Chartered
                      Financial  Analysts (CFA).
                  .  Both principals are current or former officers of the West
                      Tennessee Chapter of the ASA.

EDUCATIONAL
CREDENTIALS       .  Douglas Southard holds Doctor of Business Administration and Master of Business Administration degrees from Indiana University, with concentrations in finance, economics, and quantitative analysis.
                  .  David Harris holds the Master of Business Administration degree from Memphis State University, with concentrations in finance and business investments.

BUSINESS
ETHICS            .  Southard Financial and its principals adhere to the
                      ethical standards of the Institute of Chartered Financial Analysts and the American Society of Appraisers.
                  .  All reports conform to the Uniform Standards of
                      Professional Appraisal Practice.
                  .  Southard Financial is committed to providing unbiased
                      opinions to be used for decision making.
                  .  Fees for valuation services are not contingent upon the conclusion of value or the completion of a transaction.

                                    BIOSKETCH
                       DOUGLAS K. SOUTHARD, DBA, CFA, ASA

EDUCATIONAL AND PROFESSIONAL CREDENTIALS

      Doctor of Business Administration, 1981, Indiana University
      Master of Business Administration, 1976, Indiana University
      Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at Memphis) Chartered Financial Analyst, 1987, Institute of Chartered Financial
       Analysts (now part of the Association for Investment Management and Research)
      Senior Member, 1987, American Society of Appraisers, Business Valuation

PROFESSIONAL BACKGROUND

      Founder and Principal, Southard Financial, Memphis TN
      Partner, Mercer Capital Management, Inc., Memphis TN (1984-87) Consulting Associate, Mercer Capital Management, Inc., Memphis TN
       (1983-84)
      Principal, Douglas K. Southard, Financial Consultant, Memphis TN
       (1982-83)

ACADEMIC POSITIONS HELD

      Assistant Professor of Finance, Rhodes College, Memphis TN
      Assistant Professor of Finance, Virginia Polytechnic Institute & State
       Univ., Blacksburg VA
      Lecture in Finance, Indiana University, Bloomington IN

RELATED EXPERIENCE

      Frequent Speaker, professional organizations, business valuation topics Expert Witness, business valuation, local, state and federal courts Board of Directors, Management Computing Solutions, Inc., Memphis TN Board of Directors, Columbian Rope Company, Auburn NY
      Advisory Board, MicroAge, Memphis TN
      Former Officer, West Tennessee Chapter, American Society of Appraisers

PUBLICATIONS

      "Using the Capital Asset Pricing Model to Determine Capitalization
        Rates: Adjusting for Differences in Financial Structure, " with Severin
        C. Carlson, Business Valuation Review, June 1991

      "Business Valuation Can Serve in Lifetime Planning, " with Z.C. Mercer,
        Memphis Business Journal, April 1-5, 1985

      "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer,
        Memphis Business Journal, March 25-29, 1985

      "What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June 1984

                                   BIOSKETCH
                            DAVID A. HARRIS, CFA, ASA


EDUCATIONAL AND PROFESSIONAL CREDENTIALS

      Master of Business Administration, 1982, Memphis State University Bachelor of Arts, 1979, Colorado State University
      Senior Member, 1990, American Society of Appraisers, Business Valuation Chartered Financial Analyst, 1989, Institute of Chartered Financial
        Analysts (now part of the Association for Investment Management and Research)


PROFESSIONAL BACKGROUND

      Principal, Southard Financial, Memphis TN
      Associate, Mercer Capital Management, Inc., Memphis TN (1985-90) Financial Analyst, Methodist Hospitals of Memphis, Inc. (1983-85) Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)


PROFESSIONAL/COMMUNITY SERVICE

      President, West Tennessee Chapter, American Society of Appraisers
        (1994-95)
      Vice President, West Tennessee Chapter, American Society of Appraisers
        (1993-94)
      Board of Directors, Solomon Schechter Day School of Memphis, Inc.
        (1993-94)
      President, West Tennessee Chapter, American Society of Appraisers
        (1990-91)
      Vice President, Sea Isle Park Neighborhood Association, Memphis TN
        (1992-95)
      Board of Directors,  Sea Isle Park Neighborhood Association, Memphis TN
        (1990-95)
      Business Liaison, Junior Achievement of Memphis TN (1984-85)


RELATED EXPERIENCE

      Expert Witness, business valuation
      Co-Author, "The Perils of Excess," with Z. C. Mercer, ABA Banking Journal,
        October 1987

                                   SOUTHARD
                                   FINANCIAL


                          SERVICES FOR COMMUNITY BANKS

                              Valuation Services

     Minority Stock Appraisals

      .     ESOPs
      .     Dissenting Shareholders
      .     Insider Transactions
      .     Gift & Estate Taxes
      .     Charitable Gifts
      .     Private Placements/Offerings
      .     Other Purposes

     Control Valuations

      .     Pricing Merger/Acquisition Candidates
      .     Negotiating Pricing/Terms
      .     Fairness Opinions for Buyers and Sellers
      .     Evaluation of Offers Received

                         Consulting Services

     Economic Analysis

      .     Branch Feasibility Studies
      .     Holding Company Formations
      .     Expert Witness Testimony

     Financial Analysis

      .     Long-range Financial Plans
      .     Evaluation of Financing Alternatives